                                                                     EXHIBIT 2.1


================================================================================



                            ASSET PURCHASE AGREEMENT
                                    between

                             EASTMAN KODAK COMPANY

                                      and

                           DANKA BUSINESS SYSTEMS PLC



                         Dated as of September 6, 1996


================================================================================

                               TABLE OF CONTENTS

                                  ARTICLE I
                            DEFINITIONS AND TERMS

Section 1.1      Specific Definitions . . . . . . . . . . . . . . . . . . .   2
Section 1.2      Other Terms  . . . . . . . . . . . . . . . . . . . . . . .  13
Section 1.3      Other Definitional Provisions  . . . . . . . . . . . . . .  13

                                  ARTICLE II
                      PURCHASE AND SALE OF THE BUSINESS

Section 2.1      Purchase and Sale of Assets  . . . . . . . . . . . . . . .  14
Section 2.2      Excluded Assets  . . . . . . . . . . . . . . . . . . . . .  16
Section 2.3      Assumption of Liabilities  . . . . . . . . . . . . . . . .  17
Section 2.4      Excluded Liabilities . . . . . . . . . . . . . . . . . . .  17
Section 2.5      Purchase Price . . . . . . . . . . . . . . . . . . . . . .  17
Section 2.6      Purchase Price Adjustments . . . . . . . . . . . . . . . .  18
Section 2.7      Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 2.8      Deliveries by Purchaser  . . . . . . . . . . . . . . . . .  22
Section 2.9      Deliveries by Kodak  . . . . . . . . . . . . . . . . . . .  22
Section 2.10     Nonassignability of Assets . . . . . . . . . . . . . . . .  24
Section 2.11     Additional Acquisitions  . . . . . . . . . . . . . . . . .  27
Section 2.12     Staged Closings  . . . . . . . . . . . . . . . . . . . . .  28
Section 2.13     Certain Dispositions . . . . . . . . . . . . . . . . . . .  31

                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF KODAK

Section 3.1      Organization and Qualification . . . . . . . . . . . . . .  31
Section 3.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  32
Section 3.3      Corporate Authorization  . . . . . . . . . . . . . . . . .  33
Section 3.4      Consents and Approvals . . . . . . . . . . . . . . . . . .  34
Section 3.5      Non-Contravention  . . . . . . . . . . . . . . . . . . . .  35
Section 3.6      Binding Effect . . . . . . . . . . . . . . . . . . . . . .  36
Section 3.7      Financial Statements . . . . . . . . . . . . . . . . . . .  37
Section 3.8      Litigation and Claims  . . . . . . . . . . . . . . . . . .  38
Section 3.9      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 3.10     Employee Benefits  . . . . . . . . . . . . . . . . . . . .  39
Section 3.11     Compliance with Laws . . . . . . . . . . . . . . . . . . .  44
Section 3.12     Environmental Matters  . . . . . . . . . . . . . . . . . .  45
Section 3.13     Intellectual Property  . . . . . . . . . . . . . . . . . .  45
Section 3.14     Union Contracts  . . . . . . . . . . . . . . . . . . . . .  49
Section 3.15     Contracts  . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 3.16     Territorial Restrictions . . . . . . . . . . . . . . . . .  50


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
Section 3.17     Absence of Certain Business Practices  . . . . . . . . . .  51
Section 3.18     Confidentiality  . . . . . . . . . . . . . . . . . . . . .  51
Section 3.19     Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 3.20     Title to Property  . . . . . . . . . . . . . . . . . . . .  52
Section 3.21     Leased Real Property . . . . . . . . . . . . . . . . . . .  53
Section 3.22     Absence of Changes . . . . . . . . . . . . . . . . . . . .  54
Section 3.23     Operation of the Business  . . . . . . . . . . . . . . . .  54
Section 3.24     Finders' Fees  . . . . . . . . . . . . . . . . . . . . . .  54
Section 3.25     Warranties . . . . . . . . . . . . . . . . . . . . . . . .  54
Section 3.26     Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 3.27     Customers  . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 3.28     No Other Representations or Warranties . . . . . . . . . .  55

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1      Organization and Qualification . . . . . . . . . . . . . .  56
Section 4.2      Corporate Authorization  . . . . . . . . . . . . . . . . .  56
Section 4.3      Consents and Approvals . . . . . . . . . . . . . . . . . .  58
Section 4.4      Non-Contravention  . . . . . . . . . . . . . . . . . . . .  58
Section 4.5      Binding Effect . . . . . . . . . . . . . . . . . . . . . .  59
Section 4.6      Finders' Fees  . . . . . . . . . . . . . . . . . . . . . .  60
Section 4.7      Litigation and Claims  . . . . . . . . . . . . . . . . . .  60
Section 4.8      Financial Capability . . . . . . . . . . . . . . . . . . .  61
Section 4.9      Proxy Statement  . . . . . . . . . . . . . . . . . . . . .  61
Section 4.10     No Other Representations or Warranties . . . . . . . . . .  62

                                  ARTICLE V
                                  COVENANTS

Section 5.1      Access and Information . . . . . . . . . . . . . . . . . .  62
Section 5.2      Conduct of Business  . . . . . . . . . . . . . . . . . . .  64
Section 5.3      Reasonable Best Efforts  . . . . . . . . . . . . . . . . .  66
Section 5.4      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  66
Section 5.5      Post-Closing Obligations of the Business
                     to Certain Employees . . . . . . . . . . . . . . . . .  75
Section 5.6      Compliance with WARN, etc. . . . . . . . . . . . . . . . .  86
Section 5.7      Ancillary Agreements . . . . . . . . . . . . . . . . . . .  86
Section 5.8      Real Estate Leases, Subleases and License Agreements;
                     Other Real Estate Matters  . . . . . . . . . . . . . .  86
Section 5.9      EKCC Agreements  . . . . . . . . . . . . . . . . . . . . .  87
Section 5.10     Conduct of Environmental Proceedings . . . . . . . . . . .  88
Section 5.11     Insurance Proceeds . . . . . . . . . . . . . . . . . . . .  90
Section 5.12     Independent Service Providers  . . . . . . . . . . . . . .  90

                                                                           Page
                                                                           ----
Section 5.13     Non-Solicitation . . . . . . . . . . . . . . . . . . . . .  91
Section 5.14     Further Assurances . . . . . . . . . . . . . . . . . . . .  91
Section 5.15     No Shop  . . . . . . . . . . . . . . . . . . . . . . . . .  92
Section 5.16     Licensed Intellectual Property . . . . . . . . . . . . . .  93
Section 5.17     Proxy Statement  . . . . . . . . . . . . . . . . . . . . .  93
Section 5.18     Automobile Lease Agreements  . . . . . . . . . . . . . . .  95
Section 5.19     Supply Agreement . . . . . . . . . . . . . . . . . . . . .  96
Section 5.20     Intellectual Property License  . . . . . . . . . . . . . .  96
Section 5.21     Audited Balance Sheet  . . . . . . . . . . . . . . . . . .  97
Section 5.22     Staged Closings  . . . . . . . . . . . . . . . . . . . . .  97
Section 5.23     Supplies and Services  . . . . . . . . . . . . . . . . . .  97
Section 5.24     Guarantee  . . . . . . . . . . . . . . . . . . . . . . . .  98
Section 5.25     Trade Names  . . . . . . . . . . . . . . . . . . . . . . .  98
Section 5.26     Corporate Trademarks . . . . . . . . . . . . . . . . . . .  98
Section 5.27     Payment  . . . . . . . . . . . . . . . . . . . . . . . . . 100

                                  ARTICLE VI
                            CONDITIONS TO CLOSING

Section 6.1      Conditions to the Obligations of Purchaser and Kodak . . . 100
Section 6.2      Conditions to the Obligations of Purchaser . . . . . . . . 101
Section 6.3      Conditions to the Obligations of Kodak . . . . . . . . . . 102

                                 ARTICLE VII
                 SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1      Survival . . . . . . . . . . . . . . . . . . . . . . . . . 103
Section 7.2      Indemnification by Purchaser . . . . . . . . . . . . . . . 104
Section 7.3      Indemnification by Kodak . . . . . . . . . . . . . . . . . 106
Section 7.4      Indemnification Procedures . . . . . . . . . . . . . . . . 107
Section 7.5      Characterization of Indemnification Payments . . . . . . . 110
Section 7.6      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . 110

                                 ARTICLE VIII
                                 TERMINATION

Section 8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . 111
Section 8.2      Effect of Termination  . . . . . . . . . . . . . . . . . . 112

                                  ARTICLE IX
                                MISCELLANEOUS

Section 9.1      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . 112
Section 9.2      Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . 114

                                                                           PAGE
                                                                           ----

Section 9.3      No Assignment or Benefit to Third Parties  . . . . . . . . 114
Section 9.4      Entire Agreement . . . . . . . . . . . . . . . . . . . . . 115
Section 9.5      Fulfillment of Obligations . . . . . . . . . . . . . . . . 115
Section 9.6      Public Disclosure  . . . . . . . . . . . . . . . . . . . . 115
Section 9.7      Return of Information  . . . . . . . . . . . . . . . . . . 116
Section 9.8      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 116
Section 9.9      Schedules  . . . . . . . . . . . . . . . . . . . . . . . . 116
Section 9.10     Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . 116
Section 9.11     GOVERNING LAW; SUBMISSION TO JURISDICTION;
                 SELECTION OF FORUM . . . . . . . . . . . . . . . . . . . . 117
Section 9.12     Counterparts . . . . . . . . . . . . . . . . . . . . . . . 118
Section 9.13     Headings . . . . . . . . . . . . . . . . . . . . . . . . . 118
Section 9.14     Confidentiality  . . . . . . . . . . . . . . . . . . . . . 118
Section 9.15     Severability . . . . . . . . . . . . . . . . . . . . . . . 119

                            EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit 1.1(a)         -       Real Estate Leases, Subleases and Licenses
Exhibit 1.1(b)         -       Transitional Services Supply Agreement
Exhibit 1.1(c)         -       Purchaser Transitional Services Supply Agreement
Exhibit 1.1(d)         -       Kodak Imaging Services, Inc. Agreement
Exhibit 1.1(e)         -       Software License Agreement
Exhibit 1.1(f)         -       Trade Name Agreement
Exhibit 1.1(g)         -       Parts Distribution Agreement
Exhibit 1.1(h)         -       Service MIS Systems Agreement
Exhibit 3.7            -       Financial Statements
Exhibit 5.2            -       Transitional Advisory Agreement
Exhibit 5.5            -       Fully Burdened Cost
Exhibit 5.19(a)        -       Amended and Restated Supply Agreement
Exhibit 5.19(b)        -       Emerging Territories Marketing and Promotion
                               Agreement

SCHEDULES

Schedule 1.1(a)        -       Assigned Leases
Schedule 1.1(b)        -       Subleases
Schedule 1.1(d)        -       Owned Real Property
Schedule 2.1(d)        -       Transferred Patent Intellectual Property
Schedule 2.2(k)        -       Excluded Owned or Leased Technology Assets
Schedule 3.2(a)        -       Transferred Subsidiaries
Schedule 3.2(b)        -       Subsidiaries
Schedule 3.4(a)        -       Governmental Consents and Approvals
Schedule 3.4(b)        -       Other Material Consents and Approvals
Schedule 3.8           -       Litigation and Claims
Schedule 3.10(a)       -       Benefit Plans

                                                                           PAGE
                                                                           ----

Schedule 3.10(b)       -       Material Benefit Plan Litigation
Schedule 3.10(h)       -       Retiree Health and Life Benefits
Schedule 3.10(i)       -       Retention and Performance Bonuses
Schedule 3.10(j)       -       Employees
Schedule 3.10(l)       -       Severance Policies
Schedule 3.11          -       Compliance with Laws
Schedule 3.13(a)       -       Other Intellectual Property Related to the
                               Business
Schedule 3.13(d)       -       Licensing Arrangements
Schedule 3.13(e)       -       Required Intellectual Property Approvals
Schedule 3.13(g)       -       Unregistered Intellectual Property
Schedule 3.14          -       Union Contracts
Schedule 3.15(b)       -       Contract Defaults and Consents
Schedule 3.15(d)       -       Out-of-the-Ordinary Course Contracts
Schedule 3.16          -       Territorial Restrictions
Schedule 3.27          -       Customers
Schedule 4.3           -       Consents and Approvals
Schedule 5.5(b)        -       Benefits Enhancements


         ASSET PURCHASE AGREEMENT, dated as of September 6, 1996, between Eastman Kodak Company, a New Jersey corporation ("Kodak"), and Danka Business Systems PLC, a public limited company incorporated under the laws of England and Wales ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Kodak and certain of the Subsidiaries are engaged worldwide in the manufacturing, marketing, sales, distribution, support operations and research and development activities related to electrophotographic systems (digital and analog) and services for office imaging and reprographics through its Office Imaging business unit ("OI");

         WHEREAS, Kodak and certain of the Subsidiaries are engaged through the Customer Equipment Services business unit ("CES") in providing service for OI-manufactured or sold equipment, equipment manufactured by third parties and non-OI equipment manufactured or sold by Kodak;

         WHEREAS, Kodak's subsidiary, Kodak Imaging Services, Inc., operates, in its own name or in the name of other subsidiaries of Kodak, a multinational facilities management service that, among other things, provides, on behalf of its customers, copier/duplicator, administrative, mailroom and/or print on demand services ("KIS");

         WHEREAS, the parties hereto desire that Kodak and the Subsidiaries sell, transfer, assign, license and lease to Purchaser and the Purchaser Buyers and that Purchaser and the Purchaser Buyers purchase, license, lease and assume from Kodak and the Subsidiaries certain assets and liabilities of OI and CES and the issued and outstanding stock of KIS and its subsidiaries, all as more specifically provided herein;

         WHEREAS, Kodak and one of Purchaser's subsidiaries are party to a Master Agreement and Reseller Purchase Agreements for Office Imaging Products, each dated as of September 5, 1995, the latter of which, with Kodak's consent, have been assigned to certain other subsidiaries of Purchaser;

         WHEREAS, at the Closing, Kodak and one of the Purchaser Buyers will enter into an Amended and Restated Supply Agreement ("Supply Agreement"), in the form annexed hereto as Exhibit 5.19(a), which will replace the existing Master Supply Agreement and Reseller Purchase Agreements and may be subsequently assigned to certain Purchaser Buyers, pursuant to which, effective as of the closing of the transactions contemplated by this Agreement, Kodak will supply electrophotographic systems (digital and analog) for office imaging and reprographics to Purchaser and the Purchaser Buyers for marketing and resale by Purchaser and the Purchaser Buyers; and

         WHEREAS, at the Closing, Kodak and one of the Purchaser Buyers will enter into an Emerging Territories Marketing and Promotion Agreement (the "Promotional Agreement"), in the form annexed hereto as Exhibit 5.19(b).

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                             DEFINITIONS AND TERMS

         Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth as referenced below:

                 "Accessories" shall mean devices or components for use in or with electrophotographic output products (digital and analog) for image or document feeding, positioning, finishing or other image or document handling functions.

                 "Accounts Receivable" shall mean all trade accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing arising out of the sale or other disposition of goods or services of the Business, except to the extent included in Excluded Assets.

                 "Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                 "Agreement" shall mean this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                 "Ancillary Agreements" shall mean collectively those agreements to be entered into at Closing between Purchaser or the Purchaser Buyers and Kodak or the Subsidiaries which shall provide for the licensing of certain Intellectual Property and the provision of certain services and products by and between Purchaser or the Purchaser Buyers and Kodak or the Subsidiaries after the Closing on substantially the terms as are set forth in Exhibits 1.1(a)-(h).

                 "Applicable Employees" shall have the meaning set forth in
Section 5.5(a).

                 "Assigned Leases" shall refer to those leases and subleases of Leased Real Property listed on Schedule 1.1(a).

                 "Assumed Liabilities" shall mean (A) all current and other liabilities of the Business to the extent set forth, or to the extent reserved for, on the face of the Closing Date Balance Sheet other than any Tax liabilities (except payroll taxes on accrued labor costs) for any period prior to the Closing and any Intracompany Payables, (B) all liabilities and obligations of the Business under the Contracts and (C) all liabilities and obligations that Purchaser has expressly assumed or agreed to assume under this Agreement, including with respect to the Transitional Advisory Agreement and the Ancillary Agreements and (D) all liabilities and obligations that arise out of or relate to the Transferred Assets, the Business or the Transferred Employees to the extent attributable to occurrences and circumstances arising following the Closing, except that with respect to the Transferred Employees, Purchaser shall not be responsible for any liabilities or obligations arising under any Plan unless such liabilities or obligations arise as a result of a breach of Sections 5.5(a), (b), (e) or (g).

                 "Base Net Asset Value" shall mean $802 million.

                 "Benefit Plans" shall have the meaning set forth in Section 3.10(a).

                 "Books and Records" shall mean all books, ledgers and files of, or maintained for, the Business, including price lists, correspondence, mailing lists, lists of customers, distribution lists, personnel records, accounting records and sales order files, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (ii) any Law prohibits their transfer by Kodak or any Subsidiary, (iii) any transfer thereof would subject Kodak or any Subsidiary to any material liability or (iv) they are Proprietary Business Information.

                 "Business" shall mean (i) OI and CES to the extent primarily related to the marketing, sale, distribution, maintenance, service and repair of electrophotographic systems (digital and analog) for office imaging and reprographics and the marketing, sale or distribution of parts, supplies and consumables for such electrophotographic systems (digital and analog), except for OEM Agreements (other than the Kodak OEM Agreements in the event that Kodak has received either consent to their assignment, as modified by mutual agreement of the parties, or the OEM Modification, prior to the Closing), and not related to the research and development or the manufacture or remanufacture of electrophotographic systems (digital and analog) for office imaging and reprographics and parts, supplies and consumables for such electrophotographic systems (digital and analog) and (ii) KIS.

                 "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

                 "Capital Assets - Rental Equipment" shall mean all electrophotographic equipment (digital and analog) and Accessories Related to the Business owned by Kodak or any Subsidiary and (i) rented to third parties or (ii) used in the Business.

                 "Carcasses" shall mean electrophotographic equipment (digital and analog) and Accessories that have been purchased by or returned to the Business and are being held for remanufacturing or for salvageable parts, other than those that are in work-in-process as part of strip and salvage operations.

                 "CES" shall have the meaning set forth in the Recitals.

                 "Circular" shall have the meaning set forth in Section 5.17.

                 "Claim Notice" shall have the meaning set forth in Section 7.4.

                 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

                 "Closing Countries" shall have the meaning set forth in
Section 2.12.

                 "Closing Date" shall have the meaning set forth in Section 2.7.

                 "Closing Date Balance Sheet" shall mean the balance sheet which sets forth the assets and liabilities of the Business that are the subject of the Transaction as of the Closing prepared, or caused to be prepared, by Kodak in accordance with Section 2.6 hereof and, in the event of a Purchaser's Objection, as adjusted by either the agreement of Purchaser and Kodak, or by the CPA Firm, acting pursuant to Section 2.6.

                 "Closing Date Net Asset Value" shall mean (x) the total assets shown on the Closing Date Balance Sheet minus (y) the total liabilities shown on the Closing Date Balance Sheet.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Confidentiality Agreement" shall mean the agreement between Kodak and Purchaser, dated February 6, 1996.

                 "Consent Certificates" shall mean certificates evidencing consents of third parties that are required in order to effectuate a legal transfer of the Assigned Leases.

                 "Consideration" shall have the meaning set forth in Section 5.4(e).

                 "Continuation Coverage" shall have the meaning set forth in
Section 5.5(f).

                 "Contracts" shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement, the Ancillary Agreements, the Supply Agreement, the Transitional Advisory Agreement, the Promotional Agreement, and those governing Kodak Leased Property and any leases of real property not included in the Assigned Leases or Subleases) that are Related to the Business as of the Closing or to which the Transferred Assets are subject, except in each case to the extent included in Excluded Assets; it being understood, that in no event shall Contracts include the EKCC Agreements since the EKCC Agreements are not Related to the Business.

                 "Corporate Trademarks" shall have the meaning set forth in
Section 5.26.

                 "CPA Firm" shall mean such firm of independent certified public accountants as to which Kodak and Purchaser shall mutually agree.

                 "EKCC Agreements" shall mean the Amended and Restated Operating Agreement dated December 31, 1992, as amended, the Outsourcing Agreement, dated as of November 15, 1993, as amended, and the Cost Per Copy Lease Servicing Agreement, dated July 1, 1995, each between Kodak and Imaging Financial Services, Inc., d.b.a. EKCC, and the Acquisition Agreement dated as of November 22, 1992, as amended, between Kodak and General Electric Capital Corporation.

                 "Employees" shall mean all current employees of the Business, including those who are on short-term disability as of the Closing, at least 80% of whose respective work hours during the last 12 months (or such shorter period as they have worked for Kodak or the Subsidiaries so long as such employees were employed in or dedicated to the Business in the ordinary course of business) were allocated to the Business and the Full-Time Equivalent Employees.

                 "Encumbrances" shall mean liens, charges, encumbrances, security interests, options or any other restrictions or third party rights.

                 "Environmental Law" shall mean any applicable Law (including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and analogous state laws) relating to (x) the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, and surface or subsurface land) or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, Hazardous Substances or any waste material, on-site or at any off-site locations.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall have the meaning set forth in Section 3.10(c).

                 "EU" shall mean the European Union.

                 "Excluded Assets" shall have the meaning set forth in Section 2.2.

                 "Excluded Liabilities" shall mean all liabilities and obligations of Kodak or any Subsidiary other than the Assumed Liabilities.

                 "Existing Business" shall mean CES, to the extent primarily related to OI or electrophotographic systems (digital and analog) for office imaging and reprographics manufactured by third parties, OI and KIS.

                 "Financial Statements" shall have the meaning set forth in
Section 3.7.

                 "Fixtures and Equipment" shall mean all furniture, furnishings, vehicles, equipment, computers and other tangible personal property Related to the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, except to the extent included in Excluded Assets and except for fixtures, including environmental chambers, related to real property not subject to the Assigned Leases.

                 "FTE Floor Employees" shall have the meaning set forth in
Section 5.5(a).

                 "Full-Time Equivalent Employees" shall mean the full-time equivalent employees who currently perform Business functions on an other than full-time basis and are identified by Kodak in writing to Purchaser as soon as practicable but in no event later than 30 days after the date hereof.

                 "GAAP" shall mean United States generally accepted accounting principles.

                 "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as currently conducted under applicable Laws.

                 "Government Antitrust Entity" shall mean any federal, state or local court, administrative body or other governmental entity in any country with jurisdiction over the enforcement of any U.S. Antitrust Law, EU competition Law or other similar Law.

                 "Government Contract Approval" means the approval of any governmental authority or quasi-governmental authority to the assignment or novation of any Contract pursuant to which such governmental authority or quasi-governmental authority is a customer of Kodak.

                 "Hazardous Substances" shall mean any matter or material containing any substance that is listed, defined, designated or classified as hazardous or toxic under applicable Laws or is otherwise regulated by a governmental body.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Indemnified Parties" shall have the meaning set forth in
Section 7.3(a).

                 "Indemnifying Party" shall have the meaning set forth in
Section 7.4.

                 "Independent Service Providers" shall mean companies or organizations, not related to equipment manufacturers, engaged in the business of maintaining, servicing or repairing equipment manufactured by others.

                 "Injunction" shall have the meaning set forth in Section 5.12.

                 "Intellectual Property" shall mean patents, patent applications, inventions, invention disclosures, trade secrets, know-how, registered and unregistered copyrights, works of authorship, computer software programs, data bases, mask rights, trademarks, service marks, trade names, trade dress and any similar proprietary rights and any licenses or user rights related to the foregoing.

                 "Intracompany Payables" shall mean all account, note or loan payables recorded on the books of Kodak or any Subsidiary for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from Kodak or any Subsidiary, whether current or non-current.

                 "Intracompany Receivables" shall mean all account, note or loan receivables recorded on the books of Kodak or any Subsidiary for goods or services sold or provided by the Business to Kodak or any Subsidiary or advances (cash or otherwise) or any other extensions of credit made by the Business to Kodak or any Subsidiary, whether current or non-current.

                 "Inventory" shall mean all inventory Related to the Business, including all finished goods consisting of equipment, accessories, spare parts, consumables and supplies whether held at any location or facility of Kodak or any Subsidiary or in transit to Kodak or any Subsidiary, in each case as of the Closing Date, except to the extent included in Excluded Assets.

                 "KIS" shall have the meaning set forth in the Recitals.

                 "Knowledge" or any similar phrase shall mean the collective actual knowledge of management employees of Kodak and the Subsidiaries or Purchaser and the Purchaser Buyers, as the case may be.

                 "Kodak" shall have the meaning set forth in the Preamble.

                 "Kodak Indemnified Parties" shall have the meaning set forth in Section 7.2.

                 "Kodak Leased Property" shall mean those assets or rights, not included in the Transferred Assets, that are to be leased, licensed or otherwise provided by Kodak and/or any Subsidiary to Purchaser and its Affiliates pursuant to this Agreement, any Ancillary Agreement or the Supply Agreement, including, without limitation, the Kodak Licensed Intellectual Property but excluding the Leased Real Property.

                 "Kodak Licensed Intellectual Property" shall mean the Intellectual Property to be licensed to Purchaser or its Affiliates by Kodak or any Subsidiary pursuant to any Ancillary Agreement, the Supply Agreement or this Agreement.

                 "Kodak OEM Agreement" shall mean an OEM Agreement Related to the Business in effect as of the Closing under which Kodak or a Subsidiary is the purchaser.

                 "Kodak Owned Software" shall mean software that has been developed, created or otherwise acquired by Kodak or any Subsidiary.

                 "Kodak Savings Plans" shall have the meaning set forth in
Section 5.5(d).

                 "Kodak Services" shall mean those services to be provided by Kodak or any Subsidiary to Purchaser or the Purchaser Buyers pursuant to this Agreement, the Supply Agreement or any Ancillary Agreement.

                 "LAR Amount" shall mean the bonuses payable to Employees under government mandated change in control provisions in Mexico, Venezuela and Brazil.

                 "Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

                 "Leased Real Property" shall mean all real property leased or subleased pursuant to the Assigned Leases and Subleases.

                 "LIBOR" shall mean the six-month Interbank Official Rate with respect to deposits in U.S. Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two business days in London preceding the Closing.

                 "Line Item" shall mean financial statement line item classifications set forth on the Closing Date Balance Sheet as mutually agreed upon by Kodak and Purchaser and listed on Exhibit 3.7.

                 "Listed Countries" shall have the meaning set forth in Section 2.12.

                 "Listing Rules" shall have the meaning set forth in Section 5.17(a).

                 "Losses" shall have the meaning set forth in Section 7.2.

                 "LSE" shall have the meaning set forth in Section 5.17(a).

                 "Material Adverse Effect" shall mean an effect that individually or collectively is or is reasonably likely to be materially adverse to the Transferred Assets taken as a whole or the business, financial condition or results of operations of the Business.

                 "Material Contracts" shall have the meaning set forth in
Section 3.15(a).

                 "New Country" shall have the meaning set forth in Section 2.12.

                 "Non-Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by Kodak or any Subsidiary and
(ii) Related to the Business.

                 "Non-U.S. Plans" shall have the meaning set forth in Section 3.10(k).

                 "Notice Period" shall have the meaning set forth in Section
7.4.

                 "OEM Agreements" shall mean agreements to which Kodak is a party in connection with the Existing Business and whereunder a party purchases for resale or for incorporation into its products finished goods manufactured by the selling party.

                 "OEM Modification" shall mean, with respect to the Kodak OEM Agreements as to which consent is required for Kodak to either assign the agreements or to resell products thereunder to Purchaser or the Purchaser Buyers, as the case may be, modifications acceptable to Purchaser and Kodak that would permit Kodak to resell products purchased by Kodak thereunder to Purchaser or the Purchaser Buyers, as the case may be.

                 "OI" shall have the meaning set forth in the Recitals.

                 "Ordinary Course", "Ordinary Course of Business" or "Business in the Ordinary Course" shall mean the conduct of the Business in accordance with Kodak's customs, practices and procedures.

                 "Other Contracts" shall have the meaning set forth in Section 3.15(c).

                 "Owned Real Property" shall mean that real property listed on
Schedule 1.1(d) which is owned by Kodak or a Subsidiary as of the Closing and which Purchaser or the Purchaser Buyers shall lease or license from Kodak or a Subsidiary pursuant to an Ancillary Agreement.

                 "Pension Plan" shall have the meaning set forth in Section 3.10(b).

                 "Permitted Encumbrances" shall have the meaning set forth in
Section 3.20.

                 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

                 "Plans" shall have the meaning set forth in Section 3.10(b).

                 "Prime Leases" shall mean any agreement by which Kodak or a Subsidiary leases, as tenant, the Leased Real Property listed on Schedule 1.1(b).

                 "Promotional Agreement" shall have the meaning set forth in the Recitals.

                 "Proprietary Business Information" shall mean reports, plans, records, manuals, advertising matter, catalogues, sales and promotional materials, records and all other proprietary business information of, maintained for, or Related to, the Business, but excluding any Intellectual Property and any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (ii) any law prohibits their transfer by Kodak or any Subsidiary or (iii) any transfer thereof would subject Kodak or any Subsidiary to any material liability.

                 "Proxy Statement" shall have the meaning set forth in Section 5.17(a).

                 "Purchase Price" shall have the meaning set forth in Section
2.5.

                 "Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.6(d).

                 "Purchaser" shall have the meaning set forth in the Preamble.

                 "Purchaser Buyers" shall mean any direct or indirect wholly-owned (other than qualifying shares required by law) subsidiary of Purchaser which will be purchasing certain of the Transferred Assets.

                 "Purchaser Indemnified Parties" shall have the meaning set forth in Section 7.3(a).

                 "Purchaser's Objection" shall have the meaning set forth in
Section 2.6(b).

                 "Related to the Business" shall mean required for, primarily related to, or used primarily in connection with, the Business as conducted by Kodak and the Subsidiaries prior to the Closing.

                 "Required Approvals" shall have the meaning set forth in
Section 3.4.

                 "Residuals" shall mean the electrophotographic systems (digital and analog) of the Business owned by Kodak or any Subsidiary that are the subject of leases that arise out of or result from the finance lease receivables Related to the Business and have a book value of $3.9 million.

                 "Retention Bonuses" shall mean the $4.35 million payable pursuant to those certain letters to individual management Employees, dated January 26, 1996 in connection with their commitment to stay with the Business during the repositioning.

                 "SEC" shall mean the United States Securities and Exchange Commission.

                 "Special Meeting" shall have the meaning set forth in Section 5.17(a).

                 "Subleases" shall refer to subleases or licenses between Kodak and Purchaser of Leased Real Property listed on Schedule 1.1(b).

                 "Subsidiary" shall mean (a) any corporation in an unbroken chain of corporations beginning with Kodak if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Kodak is a general partner or (c) any partnership, corporation, limited liability company or similar entity that Kodak controls, through the ownership of interests or otherwise.

                 "Supply Agreement" shall have the meaning set forth in the Recitals.

                 "Tax Returns" shall mean all reports and returns required to be filed with respect to Taxes.

                 "Taxes" shall mean all federal, state or local taxes in any country, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                 "Trademarks" shall mean all trademarks, trade names, trade dress and service marks.

                 "Transaction" shall mean the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

                 "Transfer of Undertakings" shall mean EEC Directive 77/187 and the implementing laws and regulations in the relevant countries.

                 "Transfer Taxes" shall have the meaning set forth in Section 5.4(c).

                 "Transfer Time" shall mean, with respect to each relevant locality, 12:01 a.m. on the date following the Closing Date.

                 "Transferee Savings Plan" shall have the meaning set forth in
Section 5.5(e).

                 "Transferred Assets" shall have the meaning set forth in
Section 2.1.

                 "Transferred Employees" shall have the meaning set forth in
Section 5.5(a).

                 "Transferred Intellectual Property" shall mean the Transferred Non-Patent Intellectual Property and the Transferred Patent Intellectual Property.

                 "Transferred Non-Patent Intellectual Property" shall mean all Intellectual Property (other than patents, patent applications, patent and software licenses, copyrights in service and operator manuals, trademarks, trade names, trade dress and service marks) Related to the Business.

                 "Transferred Patent Intellectual Property" shall mean only the patents, patent applications and patent and software licenses set forth on
Schedule 2.1(d).

                 "Transferred Subsidiaries" shall mean all Subsidiaries listed on Schedule 3.2(a).

                 "Transitional Advisory Agreement" shall mean the Transitional Advisory Agreement set forth in Exhibit 5.2.

                 "Unaudited Balance Sheet" shall have the meaning set forth in
Section 3.7.

                 "U.S. Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                 "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

                 "Welfare Plans" shall have the meaning set forth in Section 5.5(f).

         Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         Section 1.3  Other Definitional Provisions.

         (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c)     The terms "Dollars" and "$" shall mean United States Dollars.

         (d) References herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement, unless the express context otherwise requires.

         (e) Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

                                   ARTICLE II

                       PURCHASE AND SALE OF THE BUSINESS

         Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Kodak shall, or shall cause one or more of the Subsidiaries to, sell, convey, transfer, assign and deliver to Purchaser or the Purchaser Buyers, as the case may be, and Purchaser or the Purchaser Buyers, as the case may be, shall purchase from Kodak or any of the Subsidiaries all of Kodak's or each such Subsidiary's right, title and interest, as of the Closing, in and to (i) the assets of Kodak or each such Subsidiary (other than a Transferred Subsidiary) Related to the Business, whether tangible or intangible, real, personal or mixed, except for the Excluded Assets and except for any asset or class of assets excluded from the defined terms set forth in (a)-(s) of this Section 2.1 by virtue of the limitations expressed or implied therein and (ii) the Carcasses ((i) and (ii) collectively, the "Transferred Assets"), including all of such right, title and interest in and to the following:

                 (a)      Accounts Receivable;

                 (b)      Inventory;

                 (c)      Contracts;

                 (d)      Transferred Patent Intellectual Property;

                 (e)      Transferred Non-Patent Intellectual Property;

                 (f)      Books and Records;

                 (g)      Fixtures and Equipment;

                 (h)      Leased Real Property;

                 (i)      Capital Assets - Rental Equipment;

                 (j)      the Residuals;

                 (k) causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Kodak or any Subsidiary that are Related to the Business, to the extent primarily related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise, except to the extent related to Kodak Licensed Intellectual Property or included in the Excluded Assets;

                 (l) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset;

                 (m) all prepaid Taxes (other than Taxes measured by net income or gains) that are imposed directly with respect to a Transferred Asset to the extent such Taxes relate to any period following the Closing and appear on the Closing Date Balance Sheet;

                 (n) to the extent their transfer is permitted by Law, all Governmental Authorizations and Non-Governmental Authorizations and all applications therefor;

                 (o) all guaranties, warranties, indemnities and similar rights in favor of Kodak or any Subsidiary to the extent related to any Transferred Asset;

                 (p) all goodwill associated with or attributable to the Business, except to the extent related to assets not included in the Transferred Assets;

                 (q) all of the issued and outstanding capital stock of the Transferred Subsidiaries;

                 (r)      all Proprietary Business Information; and

                 (s) subject to Section 5.1, all Tax Returns for each Transferred Subsidiary.

         Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Kodak and each of the Subsidiaries (other than the Transferred Subsidiaries) shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser hereunder, and the Transferred Assets shall not include, the following (collectively, the "Excluded Assets"):

                 (a) all Tax assets (including duty and tax refunds and prepayments) except to the extent described in Section 2.1(m);

                 (b) all Tax Returns of Kodak or any Subsidiary (other than the Tax Returns delivered pursuant to Section 2.1(s)) and all books and records (including working papers) related thereto;

                 (c)      the EKCC Agreements;

                 (d) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any Excluded Asset;

                 (e)      all finance lease receivables;

                 (f)      all Owned Real Property;

                 (g) transparencies and other specialty coated image-receiving media such as that used in or with electrophotographic systems (digital and analog);

                 (h)      Trademarks;

                 (i)      all Intracompany Receivables;

                 (j) all licenses to Kodak or any Subsidiary with respect to computer software and related databases and all Kodak Owned Software other than those set forth on Schedule 2.1(d);

                 (k) all equipment described in Schedule 2.2(k) and all electrophotographic systems (digital and analog) that are used for administrative purposes by Kodak or any of the Subsidiaries other than in the Business; and

                 (l) all insurance proceeds which Kodak or any of the Subsidiaries has a right to receive as of the Closing and that relate to events or occurrences prior to the Closing except to the extent such insurance proceeds are paid with respect to events or occurrences that have reduced the value of a Transferred Asset and such reduction in value is not reflected on the Closing Date Balance Sheet.

         Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser agrees to assume and discharge or perform when due all Assumed Liabilities. Purchaser will not assume or have any responsibility of any nature with respect to any other obligation or liability of Kodak or any of the Subsidiaries, whether or not Related to the Business and whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due that is not within the definition of the Assumed Liabilities.

         Section 2.4 Excluded Liabilities. Kodak and the Subsidiaries shall retain and be responsible for all Excluded Liabilities.

         Section 2.5 Purchase Price. On the terms and subject to the conditions set forth herein, Purchaser shall, and shall cause the Purchaser Buyers to, pay to Kodak and the

Subsidiaries (other than the Transferred Subsidiaries) in U.S. Dollars a total cash consideration equal to $684.2 million at the Closing (the "Purchase Price"), as allocated pursuant to Section 5.4(g) and subject to adjustment to the extent of the Purchase Price Adjustment Amount as provided in Section 2.6(d).

         Section 2.6 Purchase Price Adjustments. (a) As soon as practicable but in no event more than 90 days following the Closing, Kodak shall prepare, or cause to be prepared, and deliver to Purchaser the Closing Date Balance Sheet, which shall set forth the assets and the liabilities of the Business that are the subject of the Transaction as of the Closing and which shall be certified by Kodak's independent certified public accountants and be prepared in accordance with GAAP consistently applied, subject to the same modifications to principles as are reflected in Exhibit 3.7, in accordance with Kodak's past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, in which the Unaudited Balance Sheet was prepared. Upon completion of the Closing Date Balance Sheet, Kodak shall calculate the Closing Date Net Asset Value, as derived from the Closing Date Balance Sheet, and deliver such calculation and the Closing Date Balance Sheet to Purchaser.

         (b) Purchaser and Purchaser's accountants shall, within 60 days after the delivery by Kodak of the Closing Date Balance Sheet and Kodak's calculation of the Closing Date Net Asset Value, complete their review thereof. In the event that Purchaser and Purchaser's accountants determine that the Closing Date Balance Sheet has not been prepared on the basis set forth in
Section 2.6(a), Purchaser shall, on or before the last day of such 60 day period, so inform Kodak in writing (the "Purchaser's Objection"), setting forth a specific description of the basis of Purchaser's determination and the adjustments to the Closing Date Balance Sheet and the corresponding adjustments to the Closing Date Net Asset Value that Purchaser believes should be made; provided, however, that (i) no Line Item of dispute shall be the subject of Purchaser's Objection unless the amount proposed by Purchaser for such Line Item differs from the amount of such Line Item for purposes of the preparation of the Closing Date Balance Sheet delivered pursuant to Section 2.6(a) by more than $100,000 and (ii) the aggregate amount of Purchaser's adjustments that are the subject of Purchaser's Objection would cause the Closing Date Net Asset Value (if accepted in accordance with the succeeding paragraph) to differ from the Closing Date Net Asset Value delivered pursuant to Section 2.6(a) by more than $1 million. In connection with, and as a condition to, the resolution of any Purchaser's Objection, Kodak and Purchaser shall enter into an agreement setting forth the extent to which such resolution shall foreclose any right to indemnification pursuant to Section 7.3(a)(i). If no Purchaser's Objection is received by Kodak on or before the last day of such 60 day period, then the Closing Date Net Asset Value set forth on the Closing Date Balance Sheet delivered by Kodak shall be final. Kodak shall have 60 days from its receipt of Purchaser's Objection to review and respond to Purchaser's Objection.

          If Kodak and Purchaser are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Purchaser's Objection within 15 days following the completion of Kodak's review of Purchaser's Objection, they shall refer any remaining disagreements to the CPA Firm who, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.6(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Balance Sheet and the Closing Date Net Asset Value require adjustment. Purchaser and Kodak shall instruct the CPA Firm to deliver its written determination to Purchaser and Kodak no later than 30 days after the remaining differences underlying Purchaser's Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Purchaser and Kodak and their Affiliates. The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and Kodak. Purchaser and Kodak shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants), relating to the Closing Date Balance Sheet and Purchaser's Objection and all other items reasonably requested by the CPA Firm in connection therewith.

         (c) Purchaser shall provide to Kodak and its accountants full access to the Books and Records and to any other information, including work papers of its accountants, and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Kodak to prepare the Closing Date Balance Sheet, to respond to Purchaser's Objection and to prepare materials for presentation to the CPA Firm in connection with Section 2.6(b). Purchaser and its accountants shall have the opportunity to observe the taking of inventory of the Business (which may begin prior to the Closing
Date) in connection with the preparation of the Closing Date Balance Sheet and shall have full access to all information used by Kodak in preparing the Closing Date Balance Sheet, including the work papers of its accountants.

         (d) The Purchase Price shall be subject to adjustment (the "Purchase Price Adjustment Amount") by (i) the Base Net Asset Value minus (ii) the Closing Date Net Asset Value, expressed as a positive, if positive, or as a negative, if negative. If the Purchase Price Adjustment Amount is a negative number, then the Purchase Price shall be increased by the Purchase Price Adjustment Amount and Purchaser shall promptly (and in any event within five Business Days) after the final determination thereof pay to Kodak the Purchase Price Adjustment Amount, plus interest from the Closing Date to, but not including, the date of payment at LIBOR calculated on a 365-day basis, in U.S. Dollars by wire transfer of immediately available funds to an account designated by Kodak. If the Purchase Price Adjustment Amount is a positive number, then the Purchase Price shall be decreased by the Purchase Price Adjustment Amount and Kodak shall promptly (and in any event within five Business Days) after the final determination thereof pay to Purchaser the Purchase Price Adjustment Amount, plus interest from the Closing Date to, but not including, the date of payment at LIBOR calculated on a 365-day basis, in U.S. Dollars by wire transfer of immediately available funds to an account designated by Purchaser.

         Section 2.7 Closing. The Closing shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 10:00 A.M. New York City time, on the fifth Business Day following the date on which the conditions set forth in Section 6.1 have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree. The date in the U.S. on which the Closing occurs is called the "Closing Date".

         Section 2.8 Deliveries by Purchaser. At the Closing, Purchaser shall and shall cause the Purchaser Buyers to deliver to Kodak and the Subsidiaries (other than the Transferred Subsidiaries), as appropriate, the following:

                 (a) $684.2 million in immediately available funds by wire transfer to an account or accounts which account or accounts shall have been designated by Kodak or the Subsidiaries (other than the Transferred Subsidiaries) not less than two Business Days prior to the Closing Date;

                 (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Kodak, as may be necessary to effect Purchaser's assumption of the Assumed Liabilities;

                 (c)      a duly executed copy of each of the Ancillary
         Agreements;

                 (d)      a duly executed copy of the Supply Agreement;

                 (e)      a duly executed copy of the Promotional Agreement;

                 (f) the certificates and other documents to be delivered pursuant to Section 6.3 hereof; and

                 (g) evidence of the obtaining of or the filing with respect to, the Required Approvals set forth on Schedule 4.3.

         Section 2.9 Deliveries by Kodak. At the Closing, Kodak shall and shall cause the Subsidiaries to deliver, or cause to be delivered, to Purchaser or the Purchaser Buyers, as the case may be, the following:

                 (a) contracts/bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Purchaser or the Purchaser Buyers, as the case may be, and Kodak or the Subsidiaries, as the case may be, transferring the tangible personal property included in the Transferred Assets to Purchaser or the Purchaser Buyers, as the case may be;

                 (b) assignments, in form and substance reasonably acceptable to Purchaser or the Purchaser Buyers, as the case may be, and, if applicable, as required by any governmental agency with which Kodak's or any Subsidiary's rights to any Transferred Intellectual Property have been filed, assigning to Purchaser or the Purchaser Buyers, as the case may be, the Transferred Intellectual Property;

                 (c) assignments of the Assigned Leases, in form and substance reasonably acceptable to Purchaser, assigning to Purchaser or the Purchaser Buyers, as the case may be, the Leased Real Property to be assigned to Purchaser or the Purchaser Buyers, as the case may be, as of the Closing;

                 (d) assignment and assumption agreements, in form and substance reasonably acceptable to Purchaser or the Purchaser Buyers, as the case may be, assigning to Purchaser or the Purchaser Buyers, as the case may be, all rights of Kodak and the Subsidiaries in and to all of the Contracts;

                 (e)      the Books and Records;

                 (f) stock certificates representing all of the shares of stock of the Transferred Subsidiaries duly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer;

                 (g)      minute books for each of the Transferred
         Subsidiaries;

                 (h)      a duly executed copy of each of the Ancillary
         Agreements;

                 (i)      a duly executed copy of the Supply Agreement;

                 (j)      a duly executed copy of the Promotional Agreement;

                 (k) evidence of the obtaining of, or the filing with respect to, the Required Approvals set forth on Schedule 3.4(a);

                 (l)      the Consent Certificates;

                 (m) the certificates and other documents to be delivered pursuant to Section 6.2 hereof;

                 (n) a certificate from the Assistant Chief Operating Officer certifying that at least 90% of the consents required from third parties to the assignment of the Contracts have been received; and

                 (o) the resignations of all officers, as corporate officers, and directors of the Transferred Subsidiaries.

         Section 2.10  Nonassignability of Assets.

         (a) Notwithstanding anything to the contrary contained in this Agreement other than Section 2.12, which shall apply in the event that a closing cannot occur with respect to a New Country at the Closing, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Purchaser or the Purchaser Buyers, as the case may be, of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset; provided, however, subject to Section 2.12, if such failure causes a failure of any of the conditions to the Purchaser's obligations as set forth in Article 6, the Closing shall proceed only if Purchaser elects, in its sole discretion, to waive such conditions. In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then (i) such asset shall be regarded as a Transferred Asset for purposes of the calculations required under Section 2.6 and (ii) following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of Kodak, the Subsidiaries, Purchaser or any Purchaser Buyer shall be required to pay any consideration therefor other than filing, recordation or similar fees which shall be paid by the party who is required by Law or course of dealing to do so. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser or the Purchaser Buyers, as the case may be, the benefits of use of such asset and to Kodak or the Subsidiaries the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser or the Purchaser Buyers, as the case may be, at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Kodak shall or shall cause a Subsidiary to, assign, transfer, convey and deliver such asset to Purchaser or the Purchaser Buyers, as the case may be, at no additional cost to Purchaser or the Purchaser Buyers. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Purchaser or the Purchaser Buyers, as the case may be, following the Closing pursuant to this Section 2.10(a), then Purchaser and Kodak shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser or the Purchaser Buyers, as the case may be, of the obligations thereunder. Kodak and the Subsidiaries shall hold in trust for and pay to Purchaser or the Purchaser Buyers, as the case may be, promptly upon receipt thereof, all income, proceeds and other monies received by Kodak or any Subsidiary in connection with its use of any asset (net of any Taxes and any other costs imposed upon Kodak or any Subsidiary) in connection with the arrangements under this Section 2.10(a).

         (b) In the event Kodak is unable to obtain either the OEM Modification or the required consents to assign to Purchaser the Kodak OEM Agreements, as modified, after Kodak having used its reasonable best efforts to do so, and Purchaser having used its reasonable best efforts to do so to the extent reasonably requested by Kodak, Kodak and Purchaser shall enter into mutually agreeable arrangements with a Person who develops or manufactures electrophotographic systems (digital and analog) providing Purchaser with Kodak-branded electrophotographic systems (digital and analog) and related parts and supplies comparable in quantity, quality and price to those that, prior to the Closing, the Business obtained pursuant to the Kodak OEM Agreements. To the extent that Purchaser incurs any cost or expense as a result of Kodak's and Purchaser's exercise of the process described in this Section 2.10(b), Kodak shall reimburse Purchaser for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser arising or resulting from the substitution of such electrophotographic systems and related parts and supplies for those available under the Kodak OEM Agreements.

         Section 2.11 Additional Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Purchaser may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of the Purchaser Buyers; provided, that no such election shall result in any net greater cost (including reasonable attorneys' fees) or obligation than Kodak or any of the Subsidiaries would otherwise have had had such assets or liabilities been transferred to a Purchaser Buyer domiciled in the jurisdiction in which such assets or liabilities are located or, with respect to assets or liabilities located in the United Kingdom, been transferred to Purchaser; and provided, further, that no such election shall relieve Purchaser of any of its obligations to Kodak and its Affiliates hereunder with respect to the Assumed Liabilities or otherwise. Any transfer made pursuant to the foregoing shall be effected pursuant to separate contracts/bills of sale, assignments and other closing documents. The Purchase Price shall be allocated among those Transferred Assets to be conveyed to Purchaser and those Transferred Assets to be conveyed to the respective Purchaser Buyers, but in no event shall the amount of the Purchase Price or any other items to be paid by Purchaser and the Purchaser Buyers for the Transferred Assets, the nature of the Assumed Liabilities to be assumed by Purchaser and the Purchaser Buyers, the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between Kodak and the Subsidiaries, on the one hand, and Purchaser and the Purchaser Buyers, on the other hand, be modified to the net detriment of Kodak and the Subsidiaries as a result of the delivery of separate contracts/bills of sale, assignments and other closing documents.

         Section 2.12 Staged Closings. Notwithstanding anything to the contrary contained herein, in the event that the condition to the Closing set forth in Section 6.1(c) has been satisfied with respect to the United States of America, Canada, Germany, France, the United Kingdom, Belgium, The Netherlands and Luxembourg (the "Listed Countries"), but not with respect to all countries in which Transferred Assets are physically located, and the conditions to the Closing set forth in Sections 6.1(a), (b) and (d) have been satisfied, (i) the Closing shall be effected; provided, however, that (A) the evidence to be delivered pursuant to Sections 2.8(g) and 2.9(k) shall only be required with respect to Required Approvals relating to the Listed Countries and any other country with respect to which Section 6.1(c) has been satisfied as of such time (collectively with the Listed Countries, the "Closing Countries"), (B) Sections 2.9(a), (c), (d), (e), (f), (g), (l), (n) and (o) shall apply only to the extent related to the Closing Countries, (C) the certificates to be delivered pursuant to Section 2.8(f) to the extent related to the representations and warranties contained in Section 4.3 and Section 2.9(m) to the extent related to the representations and warranties contained in Section 3.4 need only be true as to the Closing Countries, (ii) subsequent closings shall occur as soon as practicable following receipt of all of the Required Approvals with respect to each country (each, a "New Country") for which a Required Approval had not been obtained as of the Closing and in connection therewith, only the provisions of Sections 2.8(g) and 2.9(a), (c), (d), (e), (f), (g), (k), (l), (n) and (o)
shall apply to such closing and then only to the extent related to such New Country and (iii) pending receipt of the applicable Required Approvals with respect to any New Country, Kodak or the Subsidiaries shall, with any necessary cooperation from Purchaser, operate the Business in trust for the account of Purchaser and the Purchaser Buyers under the Transitional Advisory Agreement. In connection therewith, (i) Purchaser shall or shall cause the applicable Purchaser Buyer to reimburse Kodak or the applicable Subsidiary, as the case may be, on a monthly basis as invoiced (with appropriate documentation) by Kodak for all cash amounts contributed by Kodak or the applicable Subsidiary to the Business operated in such New Countries,
(ii) the Employees shall continue to be regarded as employees of Kodak, and any provisions set forth in Section 5.5 shall be deemed to apply to the Employees only as of the date the closing is effected in the applicable New Country,
(iii) all the assets that would be Transferred Assets but for the failure to receive the applicable Required Approvals shall be regarded as Transferred Assets for purposes of the calculations required under Section 2.6, (iv) the Assumed Liabilities shall be deemed to have been assumed as of the Closing for purposes of Section 2.6, and (v) the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly the remaining Required Approvals. To the extent Purchaser or a Purchaser Buyer must pay cash consideration for the Transferred Assets located in a New Country at a subsequent closing, Kodak shall remit to Purchaser or such Purchaser Buyer, in immediately available funds, the amount of cash consideration allocated to such New Country in accordance with Section 5.4(g) and Purchaser or such Purchaser Buyer shall pay such consideration to the appropriate Subsidiary at such closing.

         In the event that Purchaser so requests, Kodak shall remit to Purchaser or a Purchaser Buyer, in conjunction with any subsequent closing with respect to a New Country, in immediately available funds, the amount of Purchase Price allocated to such New Country in accordance with Section 5.4(g) against payment of such amount in the local currency by the Purchaser Buyer in such New Country, the local currency equivalent to such amount; provided, however, that Purchaser shall only make such a request if the laws of the New Country prohibit the payment of funds in U.S. Dollars.

         In the event a subsequent closing does not occur in any New Country by June 30, 1998 or such later date as Purchaser may decide, Purchaser may elect, in its sole discretion and upon 30 days' prior written notice to Kodak, not to purchase the Transferred Assets and assume the Assumed Liabilities of any New Country and Kodak shall reimburse Purchaser or the appropriate Purchaser Buyer, in immediately available funds, the amount of the Purchase Price allocated to such New Country in accordance with Section 5.4(g) promptly upon the expiration of such 30 day period. Any actual Tax savings derived by Kodak or the applicable Subsidiary resulting from losses incurred by the Business in the period from the Closing to the closing with respect to such New Country shall promptly following such taxpayer's filing of the relevant Tax return be paid over to the relevant Purchaser Buyer on a net after tax basis. In determining whether Kodak or the applicable Subsidiary derived any actual Tax savings with respect to such Tax return, any current or past (but not future) losses or credits otherwise available to Kodak or such Subsidiary shall be taken into account prior to any such losses incurred by the Business.

         Section 2.13 Certain Dispositions. Notwithstanding anything to the contrary contained herein, (i) at any time prior to the Closing, Kodak may, upon 10 days' prior written notice to Purchaser, cause any asset of a Transferred Subsidiary that would not be included in Transferred Assets if the assets, rather than the stock, of such Transferred Subsidiary were being conveyed hereunder, to be transferred to Kodak or one or more of the Subsidiaries that are not Related to the Business; provided, that if any asset is transferred pursuant to this Section 2.13(i), any liability to the extent and only to the extent such liability relates to such transferred asset shall also be so transferred and (ii) prior to the Closing, Kodak shall remove from the books of each Subsidiary any Intracompany Receivable or Intracompany Payable, so that at and after the Closing no Subsidiary shall owe, or have the right to receive from, Kodak or any Subsidiary any amount for goods, services or cash advances or other extensions of credit provided prior to the Closing.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF KODAK

         Kodak represents and warrants to Purchaser as follows:

         Section 3.1 Organization and Qualification. Kodak is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has all requisite corporate power and authority to own (or lease in the case of the Leased Real Property) and operate its assets, directly or indirectly through the Subsidiaries, and to carry on the Business as currently conducted in the Ordinary Course. Kodak is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that do not have a Material Adverse Effect.

         Section 3.2  Subsidiaries.

         (a) Schedule 3.2(a) sets forth a list of each Transferred Subsidiary, together with its jurisdiction of organization and its authorized and outstanding capital stock or other equity interests as of the date hereof. Except as set forth on Schedule 3.2(a), each such entity is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its portion of the Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that do not have a Material Adverse Effect. Kodak has made available to Purchaser copies of each such entity's governing documents as in effect as of the date hereof. Except for qualifying shares required by Law, which shares shall be transferred at the Closing to such Persons as Purchaser may designate, Kodak owns, directly or indirectly, all of the outstanding capital stock or other equity interest of each Transferred Subsidiary. There are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell any shares of capital stock or other equity interest of any such entity or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interest of any such entity, and no securities or obligations evidencing such rights are outstanding.

         (b) Schedule 3.2(b) sets forth a list of each Subsidiary which has title to any asset reasonably expected to be a Transferred Asset or an obligation reasonably expected to be an Assumed Liability, together with its jurisdiction of organization and its authorized and outstanding capital stock or other equity interests as of the date hereof. Except as set forth on
Schedule 3.2(b), each such entity is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its portion of the Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that do not have a Material Adverse Effect. The Subsidiaries listed on Schedules 3.2(a) and (b) are the only Affiliates of Kodak through which the Business is currently conducted.

         Section 3.3 Corporate Authorization. Kodak has full corporate power and authority to execute and deliver this Agreement and the Transitional Advisory Agreement and to perform its obligations hereunder and thereunder. Prior to the Closing Kodak will have full corporate power and authority to execute and deliver the Supply Agreement, the Promotional Agreement, each of the Ancillary Agreements and such other agreements as may be required hereby and to perform its obligations thereunder. The execution, delivery and performance by Kodak of this Agreement and the Transitional Advisory Agreement have been, and prior to the Closing the execution, delivery and performance by Kodak of the Supply Agreement, the Promotional Agreement, each of the Ancillary Agreements and such other agreements as may be required hereby will have been, duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Kodak of this Agreement and the Transitional Advisory Agreement or will be required in connection with the execution, delivery and performance by Kodak of the Supply Agreement, the Promotional Agreement, each of the Ancillary Agreements and such other agreements as may be required hereby. Each Subsidiary has or prior to the Closing will have full corporate power and authority to execute and deliver each Ancillary Agreement or closing document to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Subsidiary of each Ancillary Agreement or closing document to which it is a party has been or prior to the Closing will have been duly and validly authorized and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by any Subsidiary of each of the Ancillary Agreements or closing documents to which such Subsidiary is a party.

         Section 3.4 Consents and Approvals. Set forth on Schedule 3.4(a) is a list of each consent, approval, waiver and authorization that is material to the Business and, to the Knowledge of Kodak, required to be obtained by Kodak or any Subsidiary from, and each notice and filing that is material to the Business and required to be given by Kodak or any Subsidiary to or made by Kodak or any Subsidiary with, any federal, state, local or foreign governmental authority, in connection with the execution, delivery and performance by Kodak of this Agreement, the Supply Agreement, the Promotional Agreement, the Transitional Advisory Agreement and the Ancillary Agreements. Set forth on Schedule 3.4(b) is a list of each other consent, approval, waiver and authorization that is material to the Business and, to the Knowledge of Kodak, required to be obtained by Kodak or any Subsidiary from, and each notice and filing that is material to the Business and required to be given by Kodak or any Subsidiary to, any other Person in connection with the execution, delivery and performance by Kodak of this Agreement, the Supply Agreement, the Promotional Agreement, the Transitional Advisory Agreement and the Ancillary Agreements. All such consents, approvals, waivers, authorizations, notices and filings listed on Schedule 3.4(a) other than those required by any Government Contract Approval and those listed on Schedule 3.4(a) with a due date following the Closing as stated thereon or Schedule 4.3 are collectively referred to herein as the "Required Approvals".

         Section 3.5 Non-Contravention. The execution, delivery and performance by Kodak of this Agreement, the Supply Agreement, the Transitional Advisory Agreement, the Promotional Agreement and the Ancillary Agreements, and the consummation of the Transaction, do not and will not (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Kodak or any of the Subsidiaries, (ii) assuming the receipt of all consents, approvals, waivers and authorizations required to be obtained by Kodak, any Subsidiary, Purchaser or any Purchaser Buyer and the making of notices and filings required to be made by Kodak, any Subsidiary or Purchaser or any Purchaser Buyer, to the Knowledge of Kodak, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Kodak or any of the Subsidiaries under, or a loss of any benefit to which Kodak or any of the Subsidiaries is entitled under, any Contract or result in the creation of any Encumbrance upon any of the Transferred Assets, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations required to be obtained by Kodak, any Subsidiary, Purchaser or any Purchaser Buyer and the making of notices and filings required to be made by Kodak, any Subsidiary or Purchaser or any Purchaser Buyer, to the Knowledge of Kodak, violate or result in a breach of or constitute a default under any Law or other restriction of any court or governmental authority to which Kodak or any Subsidiary is subject, including any Governmental Authorization, other than, in the case of clause (ii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not have a Material Adverse Effect or materially impair or delay Kodak's ability to perform its obligations hereunder.

         Section 3.6 Binding Effect. This Agreement and the Transitional Advisory Agreement, when executed and delivered by Purchaser, and the Supply Agreement, the Promotional Agreement, and each of the Ancillary Agreements, when executed and delivered by the other parties thereto, will constitute a valid and legally binding obligation of Kodak and all Subsidiaries party to such agreements, enforceable against Kodak and such Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         Section 3.7  Financial Statements.  Kodak has delivered to Purchaser
(a) audited financial statements (balance sheet, statement of income and statement of cash flows and in each case, notes thereto) of the Existing Business as at December 31, 1994 and December 31, 1995 and for the fiscal years then ended, together with an unqualified report thereon by Kodak's independent certified public accountants (the "Audited Existing Financial Statements") and
(b) the unaudited balance sheet of the Business to the extent of the Transaction (i.e. (i) the total assets Related to the Business less any assets that would be Excluded Assets if the Unaudited Balance Sheet were as of the Closing and the unamortized value associated with the purchase of the IBM copier service business minus (ii) the total liabilities of the Business less any liabilities that would be Excluded Liabilities if the Unaudited Balance Sheet were as of the Closing and less any tax liabilities (except payroll taxes on accrued labor costs) as at and for the period ended December 31, 1995 (the "Unaudited Balance Sheet" and, together with the Audited Existing Financial Statements, shall be collectively referred to herein as the "Financial Statements"). The Audited Existing Financial Statements: (i) fairly present in all material respects the financial condition of the Existing Business as of the dates thereof or periods then ended, as the case may be, and (ii) have been prepared in accordance with GAAP consistently applied and in accordance with Kodak's past accounting policies throughout the period indicated. The Unaudited Balance Sheet fairly presents in all material respects the financial condition of the Business at the date thereof and except as may be described in
Exhibit 3.7, was prepared in accordance with GAAP consistently applied and in accordance with Kodak's past accounting policies throughout the periods indicated.

         Section 3.8  Litigation and Claims.  Except as set forth in Schedule
3.8 or the Unaudited Balance Sheet:

         (a) There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Kodak, threatened, against or relating to Kodak or any Subsidiary in connection with the Transferred Assets, the Business or the Transaction, other than those that would not have a Material Adverse Effect, or materially impair or delay Kodak's ability to effect the Closing and, to the Knowledge of Kodak, there is no basis for the same.

         (b) Except for the Injunction, none of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that are not material to the Business.

         Section 3.9 Taxes. Except as set forth in the Financial Statements or as would not have a Material Adverse Effect, all Tax Returns with respect to the Business that are required to be filed on or before the date of this Agreement have been duly filed and all amounts shown to be due and owing thereon have been duly and timely paid and Kodak Facilities Management Ltd.'s Tax Returns were complete and correct as of the dates so filed. All Taxes imposed on Kodak Facilities Management Ltd. with respect to the Business or any Transferred Assets due to be paid before the date of this Agreement have been duly and timely paid. Except as set forth in the Financial Statements or as would not have a Material Adverse Effect, Kodak and each of the Subsidiaries have withheld from their employees and timely paid to the appropriate authorities or set aside in an account for such purpose proper and accurate amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation). There is no lien for Taxes upon any of the Transferred Assets nor, to the Knowledge of Kodak, is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Kodak or one of its Subsidiaries in good faith by appropriate action or liens for Taxes which would not have a Material Adverse Effect.

         Section 3.10  Employee Benefits.

         (a) All benefit plans, contracts or arrangements covering U.S. Employees, including "employee benefit plans" within the meaning of Section 3(3) of ERISA and plans of deferred compensation (the "Benefit Plans"), are listed on Schedule 3.10(a). Copies of all Benefit Plans, including any trust instruments and insurance contracts forming a part of any Benefit Plan, and all amendments thereto have been provided or made available to Purchaser.

         (b) All employee benefit plans covering U.S. Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, either has received a favorable determination letter from the Internal Revenue Service with respect to amendments intended to comply with changes to the qualification requirements of Section 401(a) of the Code made by the Tax Reform Act of 1986 or has made a request for such a letter prior to the end of the "remedial amendment period" within the meaning of

Section 401(b) of the Code and such request is currently pending. To the Knowledge of Kodak, there are no circumstances likely to result in revocation of any such favorable determination letter or the failure of the Internal Revenue Service to issue any pending determination letter request. There are no material operational defects or events that could adversely affect the qualification of any such Plan which have not been fully disclosed to the Internal Revenue Service in connection with an application for a VCR Compliance Statement or Closing Agreement with respect to the continued qualification of such Plan; it being understood, that for purposes of this sentence, any operational defect that the Internal Revenue Service raises as an issue in any audit of the Kodak Savings Plans (or any other Plan from which a direct plan-to-plan transfer is to be made to a plan sponsored by Purchaser) for any period prior to the Closing which would, absent appropriate corrective action, cause the disqualification of the Kodak Savings Plans (or any other Plan from which a direct plan-to-plan transfer is to be made to a plan sponsored by Purchaser), shall be deemed material. Except as disclosed on Schedule 3.10(b), there is no material pending or, to the Knowledge of Kodak, threatened litigation relating to the Plans. Neither Kodak nor any of the Subsidiaries has engaged in a transaction with respect to any Plan that could subject Kodak or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.

         (c) No Plan maintained by Kodak, other than the Kodak Retirement Income Plan and the Datatape Retirement Income Plan, is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Kodak or any of the Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with Kodak under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

         (d) Kodak and the Subsidiaries have not incurred and do not expect to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA. Neither Kodak nor any ERISA Affiliate now has any obligation to contribute to, or has had at any time since 1979 an obligation to contribute to, any Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of
Section 4063 or 4064 of ERISA.

         (e)     No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (f) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Kodak nor any of the Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

         (g) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately and in a timely manner with respect to each Plan.

         (h) Neither Kodak nor any of the Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan covering U.S. Employees, except as disclosed on Schedule 3.10(h).

         (i) Assuming compliance by the Purchaser with Section 5.5(a), the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Transferred Employee that would have the effect of increasing the amount of any Assumed Liability, except (i) with respect to retention and performance bonuses (other than Retention Bonuses) payable to Applicable Employees pursuant to the Contracts listed on Schedule 3.10(i) to the extent set forth on the face of the Closing Date Balance Sheet, (ii) the Retention Bonuses and (iii) with respect to the LAR Amount.

         (j) Schedule 3.10(j) sets forth a true, correct and complete list of all Applicable Employees employed by the Business on the date hereof, identifying as to each a job title, years of service, amount or rate of compensation and location of employment. As soon as practicable, but no later than 30 days, following the date of this Agreement, Kodak shall provide to Purchaser a schedule of Full-Time Equivalent Employees containing the information listed above; it being understood that for purposes of this Section 3.10(j) as regards certain jurisdictions where so prohibited, names shall not be listed.

         (k)     (1)      All benefit plans, contracts or arrangements covering
                          non-U.S. Employees ("Non-U.S. Plans") comply in all material respects with applicable Laws, collective bargaining agreements and other requirements of authorities having jurisdiction over such Employees.
                          The Transferred Assets include assets committed to fund the obligations of Kodak and the Subsidiaries in respect of all non-U.S. Employees under any Non-U.S.
                          Plans the liabilities of which are fully assumed by Purchaser to the extent required to be assumed by applicable Law; it being understood that this representation does not address the sufficiency of any such commitment.

                 (2) None of the Non-U.S. Plans will be amended or discontinued prior to Closing without the consent of Purchaser, such consent not to be unreasonably withheld.

                 (3) Kodak has made available to Purchaser accurate copies of substantially all deeds, rules, agreements, contracts, declarations and other relevant documents creating, governing or otherwise relating to the Non-U.S. Plans.

                 (4) All benefits payable under each of the Non-U.S. Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Plan.

                 (5) To the Knowledge of Kodak, Kodak is not aware of any failure to comply with any applicable law, regulation or requirement, or any other circumstances, which would or might result in the loss of tax approval or qualification of any Non-U.S. Plans.

         (l) Set forth on Schedule 3.10(l) is a correct and complete list of all severance policies (however locally denominated) of Kodak and the Subsidiaries Related to the Business and the method of calculation of the severance benefits thereunder on a country by country basis; it being understood that calculations in certain jurisdictions may be finally determined by an authority other than Kodak.

         Section 3.11 Compliance with Laws. Except as disclosed on Schedule 3.11, the Business has been for the periods described in the Financial Statements and currently is being conducted in compliance with all applicable Laws except for failures to comply that would not have a Material Adverse Effect, neither Kodak nor any Subsidiary has received any notice alleging any violation under any applicable Law except for violations that would not have a Material Adverse Effect, and the Business has all Governmental Authorizations necessary for the conduct of the Business as currently conducted other than those the absence of which would not have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein.

         Section 3.12 Environmental Matters. Except for matters that relate to an Excluded Liability:

         (a) to the Knowledge of Kodak, the Business, the Owned Real Property and the Leased Real Property are in compliance with all applicable Environmental Laws and there are no liabilities under any Environmental Law with respect to the Business, in each case, other than failures to comply or liabilities that would not have a Material Adverse Effect;

         (b) neither Kodak nor any of the Subsidiaries has received any notice of any violation or alleged violation of, or any liability under, any Environmental Law in connection with the Business, the Owned Real Property or the Leased Real Property during the past three years;

         (c) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Kodak, threatened, relating to compliance with or liability under any Environmental Law affecting the Business, the Owned Real Property, the Leased Real Property or the Transferred Assets, other than those that would not have a Material Adverse Effect; and

         (d) Kodak and the Subsidiaries currently maintain all Governmental Authorizations required by all Environmental Laws necessary for the conduct of the Business as currently conducted other than those Governmental
Authorizations the absence of which would not have a Material Adverse Effect.

         Section 3.13  Intellectual Property.

         (a) Schedules 2.1(d) and 3.13(a) together set forth a list of all Intellectual Property that is owned by Kodak or any Subsidiary and that is material, Related to the Business and either registered or capable of being registered. The Transferred Intellectual Property, the Proprietary Business Information and the Kodak Licensed Intellectual Property together constitute all Intellectual Property and proprietary rights (other than with respect to software not included in the Transferred Assets or the Kodak Licensed Intellectual Property) Related to the Business and, immediately after the Closing, necessary for the Purchaser to conduct and operate the Business as now being conducted by Kodak and the Subsidiaries. Kodak owns or has the right to use pursuant to license, sublicense, agreement or permission, the Transferred Intellectual Property, the Proprietary Business Information and the Kodak Licensed Intellectual Property and with respect to the Transferred Intellectual Property that Kodak owns, Kodak has good, valid and marketable title therein and thereto.

         (b) Immediately after the Closing, Purchaser or the Purchaser Buyers will own all of the Transferred Intellectual Property free from any Encumbrances, except for Permitted Encumbrances and Encumbrances that would not have a Material Adverse Effect, and the Proprietary Business Information on terms and conditions the same in all material respects as those in effect immediately prior to the Closing, except to the extent that any of the Transferred Intellectual Property is licensed back to Kodak or any of its Subsidiaries pursuant to this Agreement.

         (c) To the Knowledge of Kodak, the conduct of the Business does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Person. To the Knowledge of Kodak, none of the Transferred Intellectual Property or the Proprietary Business Information is being infringed upon, misappropriated or otherwise violated in any material respect by any other Person.

         (d) Schedule 3.13(d) sets forth all material agreements, arrangements or understandings (i) pursuant to which Kodak or any Subsidiary has licensed Transferred Intellectual Property material to the Business to, or the use of Transferred Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Kodak or any Subsidiary has had Intellectual Property licensed to it or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise) material to the Business. Except as set forth on Schedule 3.13(d), all of the agreements, arrangements and understandings set forth on Schedule 3.13(d) (x) are in full force and effect in accordance with their terms and no default exists thereunder by any party thereto that would be material to the Business, and (y) do not contain any provisions or terms with respect to change in control or other terms or conditions that would or will become applicable or inapplicable as a result of the consummation of the Transaction and whose applicability or inapplicability, as the case may be, would be material to the Business.

         (e) Except as set forth on Schedule 3.13(d), neither Kodak nor any Subsidiary is a party to, subject to or bound by any agreement, judgment or decree that would prevent the execution, delivery or performance by Kodak or a Subsidiary of any assignment or other transfer of rights to the Transferred Intellectual Property or of any license to Purchaser of the Kodak Licensed Intellectual Property. Set forth on Schedule 3.13(e) are all material consents, approvals, permits and authorizations required from any third party or governmental or regulatory body to enable Kodak or any Subsidiary to assign or otherwise transfer any Transferred Intellectual Property or to license any Kodak Licensed Intellectual Property to Purchaser or any Purchaser Buyer in connection with the Transaction.

         (f) Neither Kodak nor any of the Subsidiaries has received a notice of a claim, demand or proceeding that is pending, and to the Knowledge of Kodak or any Subsidiary, there is no claim, demand or proceeding threatened, nor to the Knowledge of Kodak is there a reasonable basis therefor, which is material to the Business and (i) challenges the rights of Kodak or any Subsidiary in respect of any Transferred Intellectual Property, Proprietary Business Information or Kodak Licensed Intellectual Property, (ii) asserts that with respect to the Business, Kodak or any Subsidiary is infringing or misappropriating any Intellectual Property or Proprietary Business Information or is, except as set forth in Schedule 3.13(f), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement, arrangement or understanding listed on Schedule 3.13(d). None of the Transferred Intellectual Property or Kodak Licensed Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Kodak or any Subsidiary.

         (g) Except as set forth on Schedule 3.13(g), the Intellectual Property that is owned by Kodak and identified on Schedules 2.1(d) and 3.13(a) has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, U.S. Copyright Office or such other appropriate filing offices, domestic or foreign, as are identified on such Schedules and such registrations, filings, issuances and other actions remain in full force and effect, are current and unexpired.

         Section 3.14 Union Contracts. Set forth on Schedule 3.14 are all material labor agreements, union contracts and collective bargaining agreements and except as set forth in Schedule 3.14, there is not pending, or to the Knowledge of Kodak or any Subsidiary threatened, any strike, walkout or other work stoppage or any union organizing effort by the Employees.

         Section 3.15 Contracts. (a) Kodak has made available to Purchaser copies of all material written contracts, leases, subleases, arrangements, commitments and licenses Related to the Business and accurate descriptions of all material terms of all material oral agreements, contracts, leases, subleases, arrangements, commitments and licenses Related to the Business (collectively, the "Material Contracts").

         (b) To the Knowledge of Kodak, all Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. To the Knowledge of Kodak, there does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Kodak or any Subsidiary or any other party thereto except as set forth in Schedule 3.15(b) and except for such events or conditions that, individually or in the aggregate (i) would not have a Material Adverse Effect and (ii) have not and will not materially impair the ability of Kodak, any Subsidiary or

Purchaser to perform their respective obligations under this Agreement or any Ancillary Agreement.

         (c) To the Knowledge of Kodak, all Contracts that are not Material Contracts, when considered as a whole (the "Other Contracts"), are (i) in full force and effect, are enforceable against each party thereto in accordance with the express terms thereof and (ii) there does not exist under the Other Contracts any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Kodak or any Subsidiary or any other party thereto except in each case for such events or conditions that, individually or in the aggregate, (x) would not have a Material Adverse Effect and (y) have not and will not materially impair the ability of Kodak, any Subsidiary or Purchaser to perform their respective obligations under this Agreement or any Ancillary Agreement.

         (d) Except as set forth on Schedule 3.15(d), to the Knowledge of Kodak, there are no Contracts that have been entered into other than in the Ordinary Course of Business that involve an annual payment by Kodak or any Subsidiary of $1 million or more or that have been entered into in the Ordinary Course of Business but involve an annual payment by Kodak or any Subsidiary that is out of the Ordinary Course of Business that is greater than $1 million, in each case, other than Contracts that would be terminable following the Closing within 90 days without any cost to Purchaser.

         (e) There are no outstanding powers of attorney in favor of any Person relating to the Business.

         Section 3.16 Territorial Restrictions. Except as set forth in the OEM Agreements and as set forth on Schedule 3.16, neither Kodak nor any of the Subsidiaries is restricted by any agreement or understanding with any other Person from (i) carrying on the Business anywhere in the world other than the Listed Countries, except for such restrictions that, individually and in the aggregate, would not be material to the Business or (ii) carrying on the Business in the Listed Countries.

         Section 3.17 Absence of Certain Business Practices. To its Knowledge, neither Kodak nor any Subsidiary nor any of their officers, employees or agents, or any other person acting on their behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Kodak or any Subsidiary in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Kodak or any Subsidiary to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past might have had a Material Adverse Effect, (iii) which if not continued in the future might have a Material Adverse Effect or subject Kodak or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding,
(iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         Section 3.18 Confidentiality. Kodak and each Subsidiary have taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including, without limitation, any trade secrets and other proprietary information) with respect to the Business.

         Section 3.19 Assets.

         (a) Other than those services and goods that are a part of the ordinary course infrastructure not unique to the Business, the Transferred Assets when taken together with the Kodak Services, the Kodak Leased Property (other than with respect to software not inclued in the Transferred Assets or the Kodak Licensed Intellectual Property) and the Leased Real Property constitute all the assets, properties and rights of Kodak or a Subsidiary necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Purchaser to continue to operate and conduct the Business in all material respects as currently conducted.

         (b) Except as set forth in the succeeding sentence, Kodak makes no representations in this Agreement as to the physical condition or suitability for a particular purpose of the real or tangible personal property included in the Transferred Assets. All of the Capital Assets -- Other Equipment (as classified on the face of the Unaudited Balance Sheet) are in satisfactory condition for use in the Business in the Ordinary Course of Business consistent with Kodak's past practice and Kodak and the Subsidiaries have performed regular maintenance on such tangible personal property in accordance with Kodak's past practice (giving due account to the age and length of use of such property, ordinary wear and tear excepted).

         Section 3.20 Title to Property. Kodak or a Subsidiary, as the case may be, has and at the Closing will have and will transfer to Purchaser good title to, or a valid and binding leasehold interest in, the real and personal tangible property to be included in the Transferred Assets, free and clear of all Encumbrances, except (i) Encumbrances that will constitute Assumed Liabilities, including those reflected or reserved for on the Closing Date Balance Sheet to the extent so reflected or reserved, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (iii) with respect to real property,
(A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions and (D) Encumbrances that would not be material to the Business (all items included in (i) through (iii) are referred to collectively herein as the "Permitted Encumbrances").

         Section 3.21  Leased Real Property.

         (a) Schedules 1.1(a) and 1.1(b) contain a list of Leased Real Property setting forth the address, square footage and expiration date as of the date hereof of each Assigned Lease and Sublease. Not less than 60% of each parcel of Leased Real Property listed on Schedule 1.1(a) is presently used exclusively in the operation of the Business. Kodak has delivered to Purchaser correct and complete copies of each of the Assigned Leases. Each Assigned Lease and Sublease is or will be, as of the Closing, legal, valid, binding, enforceable and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies. To the Knowledge of Kodak, neither Kodak nor any other party to any Assigned Lease and Sublease is or will be, as of the Closing, in default, violation or breach under any Assigned Lease, Prime Lease and Sublease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any Assigned Lease, Prime Lease and Sublease, except in each case defaults, violations or breaches that would not have a Material Adverse Effect.

         (b) The use and operation of the Owned Real Property and the Leased Real Property in the conduct of the Business do not violate in any material respect any instrument of record or agreement affecting such property.

         Section 3.22 Absence of Changes. Since the date of the Unaudited Balance Sheet, Kodak and the Subsidiaries have conducted and operated the Business only in the Ordinary Course and neither the Business nor the Transferred Assets has suffered any Material Adverse Effect since such date, in each case taking into account the fact that Kodak announced its intention to reposition, and is repositioning, the Business.

         Section 3.23 Operation of the Business. As of the date hereof, no part of the Business is currently operated by Kodak through any entity other than Kodak and the Subsidiaries.

         Section 3.24 Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Kodak, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Kodak or any Subsidiary who might be entitled to any fee or commission from Kodak or any Subsidiary in connection with the Transaction.

         Section 3.25 Warranties. Except as set forth on Schedule 3.8, there are no pending, or to the Knowledge of Kodak threatened, claims with respect to any warranty relating to any product sold or service rendered in connection with the Business, except as reflected or reserved on the Unaudited Balance Sheet or the Closing Date Balance Sheet or as would be included in the Excluded Liabilities.

         Section 3.26 Disclosure. The information to be provided by Kodak for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 3.27 Customers. Except as set forth on Schedule 3.27, to the Knowledge of Kodak, as of the date hereof, neither Kodak nor any Subsidiary has received any written notice that any customer of the Business which purchases from the Business products, goods or services worth more than $5,000,000 annually, except in the case of any Contracts that will be the subject of a re-bid as to which no notice that the customer will not receive Kodak's re-bid has been received, (i) has ceased, or will cease, to purchase the products, goods or services of or to the Business or (ii) has substantially reduced, or will substantially reduce, the purchase of products, goods or services of the Business, including in each case after the consummation of the Transaction.

         Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Kodak nor any other Person makes any other express or implied representation or warranty on behalf of Kodak.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Kodak as follows:

         Section 4.1 Organization and Qualification. Purchaser is a public limited company duly organized, validly existing and in good standing under the laws of England and Wales. At the Closing, each Purchaser Buyer will be a legal entity duly organized, validly existing and in good standing under the laws of its country of domicile. Purchaser has and each Purchaser Buyer will have, as of the Closing, all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business, in the case of Purchaser, as currently conducted. Purchaser is, and the Purchaser Buyers will be, duly qualified to do business and in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair or delay Purchaser's ability to perform its obligations hereunder.

         Section 4.2 Corporate Authorization. (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and the Transitional Advisory Agreement and, prior to the Closing, will have full corporate power and authority to execute and deliver each of the Ancillary Agreements and such other agreements as may be required hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Transitional Advisory Agreement have been, and prior to the Closing the execution, delivery and performance of each of the

Ancillary Agreements will be, duly and validly authorized and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by Purchaser of this Agreement, the Transitional Advisory Agreement and each of the Ancillary Agreements, other than the approval of the common equity holders of Purchaser.

         (b) Each Purchaser Buyer, prior to the Closing, will have full power and authority to execute and deliver each of the contracts/bills of sale and the Ancillary Agreements to which it is a party and to perform its respective obligations thereunder. Prior to the Closing, the execution, delivery and performance of each of the contracts/bills of sale and the Ancillary Agreements to which each Purchaser Buyer is a party will be duly and validly authorized and no additional corporate or shareholder authorization or consent will be required in connection with the execution, delivery and performance by any Purchaser Buyer of the contracts/bills of sale and each of the Ancillary Agreements to which it is a party. Each Purchaser Buyer that will be a party to the Supply Agreement and the Promotional Agreement will have, prior to the Closing, full power and authority to execute and deliver the Supply Agreement and the Promotional Agreement and to perform its obligations thereunder. Prior to the Closing, the execution, delivery and performance of the Supply Agreement and the Promotional Agreement by each Purchaser Buyer that will be a party thereto will be duly and validly authorized and no additional corporate or shareholder authorization or consent will be required in connection with the execution, delivery and performance by such Purchaser Buyer of the Supply Agreement and the Promotional Agreement.

         (c) Except for qualifying shares required by Law, Purchaser owns or, as of the Closing, will own, directly or indirectly, all of the outstanding capital stock or other equity interest of each Purchaser Buyer. There are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell any shares of capital stock or other equity interest of any such entity or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interest of any such entity, and no securities or obligations evidencing such rights are outstanding.

         Section 4.3 Consents and Approvals. Except as specifically set forth in Schedule 4.3 and as required by the U.S. Antitrust Laws, EU competition Laws or similar Laws to which Purchaser or any of the Purchaser Buyers is subject, no consent, approval, waiver or authorization is required to be obtained by Purchaser or any of the Purchaser Buyers from, and no notice or filing is required to be given by Purchaser or any of the Purchaser Buyers to or made by Purchaser or any of the Purchaser Buyers with, any federal, state, local or governmental authority or other Person in connection with the execution, delivery and performance by Purchaser or any of the Purchaser Buyers of this Agreement, the Supply Agreement, the Promotional Agreement, the Transitional Advisory Agreement and each of the Ancillary Agreements other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Purchaser or any of the Purchaser Buyers to effect the Closing.





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

         Section 4.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, the Transitional Advisory Agreement and each of the Ancillary Agreements, or by each Purchaser Buyer of the Supply Agreement, the Promotional Agreement, each contract/bill of sale and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Memorandum and Articles of Association, as amended, or other organizational documents of Purchaser or any Purchaser Buyer, or (ii) assuming the receipt of all consents, approvals, waivers and authorizations required to be obtained by Kodak, any Subsidiary, Purchaser or any Purchaser Buyer and the making of notices and filings required to be made by Kodak, any Subsidiary or Purchaser or any Purchaser Buyer, to the Knowledge of Purchaser and each Purchaser Buyer, violate or result in a breach of or constitute a default under any Law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which Purchaser or any Purchaser Buyer is subject, including any Governmental Authorization, other than, in the case of clause (ii), any breach, default or violation that would not, individually or in the aggregate, materially impair or delay Purchaser's or any Purchaser Buyer's ability to perform its respective obligations hereunder or under such other agreements.

         Section 4.5 Binding Effect. (a) This Agreement and the Transitional Advisory Agreement, when executed and delivered by Kodak, and each of the Ancillary Agreements, when executed and delivered by the other parties thereto, will constitute a valid and legally binding obligation of Purchaser enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of





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general applicability relating to or affecting creditors' rights and to general principles of equity.

         (b) Each of the Ancillary Agreements, the Supply Agreement and the Promotional Agreement to which it is a party, when executed and delivered by the other parties thereto, will constitute a valid and legally binding obligation of each Purchaser Buyer enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         Section 4.6 Finders' Fees. Except for Salomon Brothers Inc, whose fees will be paid by Purchaser, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any subsidiary or Affiliate of Purchaser, including each Purchaser Buyer, who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated hereby.

         Section 4.7 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Purchaser and each Purchaser Buyer, threatened against Purchaser or any Purchaser Buyer that, individually or in the aggregate, would materially impair or delay the ability of Purchaser or any Purchaser Buyer to effect the Closing. Neither Purchaser nor any Purchaser Buyer is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would materially impair or delay the ability of Purchaser or any Purchaser Buyer to effect the Closing.





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

         Section 4.8 Financial Capability. On the Closing Date, Purchaser and the Purchaser Buyers will have sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.

         Section 4.9 Proxy Statement. Purchaser represents and warrants to Kodak that when (i) the Proxy Statement is mailed to Purchaser's shareholders and on the date of the shareholders' meeting, the Proxy Statement shall contain all information required to be stated therein by the Exchange Act and the rules and regulations of the SEC thereunder and shall in all material respects conform to the requirements of the Exchange Act and such rules and regulations, and the Proxy Statement shall not at the time it is mailed to Purchaser's shareholders and on the date of the shareholders' meeting contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except that no representation is made with respect to information set forth in the Proxy Statement concerning Kodak or any Subsidiary furnished by Kodak or such Subsidiary in writing for use in the Proxy Statement and (ii) the Circular is mailed to Purchaser's shareholders and on the date of the shareholders' meeting, the Circular shall contain all information required to be stated therein by the Listing Rules and the rules and regulations of the LSE thereunder and shall in all material respects conform to the requirements of the Listing Rules and such rules and regulations, and the Circular shall not at the time it is mailed to Purchaser's shareholders and on the date of the shareholders' meeting contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except that





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

no representation is made with respect to information set forth in the Circular concerning Kodak or any Subsidiary furnished by Kodak or such Subsidiary in writing for use in the Circular.

         Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.


                                   ARTICLE V

                                   COVENANTS

         Section 5.1  Access and Information.

         (a) From the date hereof until the Closing, in addition to any rights Purchaser may have under the Transitional Advisory Agreement, Kodak shall permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Employees and the assets of the Business, subject to reasonable rules and regulations of Kodak and any applicable Laws. Kodak shall furnish, or cause to be furnished, to Purchaser any financial and operating data and other information that is available with respect to the Business as Purchaser shall from time to time reasonably request (it being understood that in no event shall Purchaser have access to Kodak's consolidated United States federal, state or local tax returns or any books, records or working papers related thereto) and shall instruct its employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the Business; it being understood that Purchaser shall reimburse Kodak promptly for reasonable and necessary out of pocket expenses incurred in complying with any such request by or on behalf of Purchaser and reasonably documented by





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Kodak.  No investigation pursuant to this Section 5.1 shall alter any representation or warranty given hereunder by Kodak or any Subsidiary.

         (b) As soon as practicable, Kodak shall prepare or cause to be prepared audited financial statements of the Business as at September 30, 1996 as required by the SEC and for the nine month period then ended together with a report thereon by Kodak's certified public accountants. Such financial statements shall (i) include a balance sheet, statements of income and retained earnings and a statement of cash flows, (ii) fairly present in all material respects the financial condition of the Business as of the date thereof and the period then ended, and (iii) be prepared in accordance with GAAP consistently applied and in accordance with Kodak's past accounting policies throughout the period indicated.

         (c) Upon the request of the other party, Kodak or Purchaser shall, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to the other party (with reimbursement of the granting party's reasonable and necessary out of pocket expenses incurred in complying with such request and reasonably documented) and its representatives the right, during normal business hours, to inspect and copy the books, records and other documents in the granting party's possession pertaining to the operation of the Business prior to the Closing Date (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records). Kodak and its Affiliates shall (and shall cause their respective Affiliates to) keep and maintain all their tax books and records pertaining to the Business relating to any period prior to the Closing Date for a period of seven (7) years after the Closing Date and thereafter Kodak shall (and shall cause





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its Affiliates to) offer such information to Purchaser prior to disposal thereof. The rights granted herein shall be subject to the reasonable security requirements of Kodak and Purchaser and in no event shall either party have access to the consolidated federal, state or local tax returns of the other party.

         (d) Purchaser agrees to retain all Books and Records in existence on the Closing Date and make personnel of Purchaser or the Purchaser Buyers available to Kodak to the extent such access is reasonably related to any Excluded Assets or Excluded Liabilities or otherwise necessary for Kodak to comply with the terms of this Agreement or any applicable Law; it being understood that Kodak shall reimburse Purchaser promptly for its reasonable and necessary out of pocket expenses incurred in complying with any such request by or on behalf of Kodak and reasonably documented by Purchaser.

         Section 5.2 Conduct of Business. During the period from the date hereof to the Closing, except to modify with Purchaser's consent, which shall not be unreasonably withheld, certain agreements between Kodak and distributors of Kodak branded electophotographic systems in certain non-U.S. countries to permit Kodak to protect certain of its interests following assignment of such agreements to Purchaser and as otherwise contemplated by this Agreement, the Transitional Advisory Agreement or as Purchaser shall otherwise agree in writing in advance, in addition to any rights Purchaser may have under the Transitional Advisory Agreement, Kodak covenants and agrees that Kodak shall conduct the Business in the Ordinary Course and use its reasonable best efforts to preserve the Business and Kodak's relationship with its customers, suppliers and employees intact. During the period from the date hereof to the Closing, except as otherwise contemplated by





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

this Agreement or as Purchaser shall otherwise consent (which consent shall not be unreasonably withheld), Kodak covenants and agrees that with respect to the Business it shall not, and shall cause each of the Subsidiaries not to:

                          (i) intentionally incur, create or assume any Encumbrance on any of its assets other than a Permitted Encumbrance;

                          (ii) acquire, sell, lease, license, transfer or dispose of any assets other than in the Ordinary Course of Business;

                          (iii) terminate or materially extend or materially modify any Material Contract;

                          (iv) enter into any contract, arrangement or commitment other than in the Ordinary Course of Business;

                          (v)     incur indebtedness for borrowed money;

                          (vi) issue, grant or sell any shares of capital stock of any Transferred Subsidiary or any options, warrants or other rights to purchase any such shares or securities convertible into or exchangeable for such shares;

                          (vii) do any other act which would cause any representation or warranty of Kodak in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

                          (viii) enter into any agreement or commitment with respect to any of the foregoing.





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

         Section 5.3 Reasonable Best Efforts. Kodak and Purchaser will cooperate and use their respective reasonable best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the Transaction; it being understood that nothing in this Section 5.3 shall require Kodak to obtain consents to the assignment of the Kodak OEM Agreements, as modified, or the OEM Modification. Purchaser and Kodak will cooperate fully with each other to promptly file documentary materials required by or necessary to obtain approval or clearance under U.S. Antitrust Laws, EU competition Law and any other Laws and promptly file any additional information requested as soon as practicable after receipt of such request thereof. To the extent that, as an accommodation to Purchaser and with Purchaser's prior written consent, Kodak incurs costs that Purchaser or any of the Purchaser Buyers otherwise would have to incur in order to secure any authorization, consent, waiver, license or approval, Purchaser shall promptly reimburse Kodak for any such costs that are invoiced by Kodak to Purchaser. Without limiting the foregoing, Purchaser and Kodak shall use their respective best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any U.S. Antitrust Law, EU competition Law or any other Law that is required for the consummation of the Transaction.

         Section 5.4  Tax Matters.

         (a) Proration of Taxes. To the extent permitted by law or administrative practice, the taxable years of each corporate or unincorporated entity that constitutes a Transferred Asset shall be closed at the close of business on the Closing Date. Whenever it is necessary





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

to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

         (b) Indemnification. (i) Kodak's Indemnification of Purchaser. Kodak shall indemnify and hold harmless Purchaser and the Purchaser Indemnified Parties from, against and in respect of (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto, or any Taxes imposed on any of the Transferred Subsidiaries, for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) any Transfer Taxes for which Kodak is liable pursuant to Section 5.4(c) hereof, (C) any Taxes imposed with respect to dispositions of assets of Transferred Subsidiaries as provided for in Section 2.13 and (D) any other Taxes imposed on Kodak and each of the Subsidiaries (other than the Transferred Subsidiaries) except to the extent described in Section 5.4(b)(ii).

                 (ii) Purchaser's Indemnification of Kodak. Purchaser shall indemnify and hold harmless Kodak and the Kodak Indemnified Parties from, against and in respect of (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto, or any Taxes imposed on any of the Transferred Subsidiaries, for any taxable period, or portion thereof, beginning after the Closing, (B) any





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Transfer Taxes for which Purchaser is liable pursuant to Section 5.4(c) hereof and (C) any other Taxes imposed on Purchaser or any of its Affiliates except to the extent described in Section 5.4(b)(i).

                 (iii) For purposes of this Section 5.4(b), the term Taxes shall include Losses directly or indirectly relating to or arising out of any liability for Taxes.

                 (iv) Purchaser's Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, Purchaser or its affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment or prepayment of Taxes (except to the extent reflected in the Closing Date Net Asset Value as a current asset) which, in either of cases (A) and (B), (x) relate to a Tax paid by Kodak or any of its affiliates, or (y) is the subject of indemnification by Kodak hereunder, Purchaser shall promptly transfer, or cause to be transferred, to Kodak the entire amount of such refund, overpayment or prepayment (including interest) received or utilized by Purchaser or its affiliates less any net Tax cost to Purchaser or its Affiliates. Purchaser agrees to notify Kodak promptly of both the discovery of a right to claim any such refund, overpayment or prepayment and the receipt of any such refund or utilization of any such overpayment or prepayment. Purchaser agrees to claim any such refund or to utilize any such overpayment or prepayment as soon as possible and to furnish to Kodak all information, records and assistance necessary to verify the amount of such refund, overpayment or prepayment.

         (c) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, notarial and other similar taxes and fees that may be imposed or assessed as a





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

result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes") and the LAR Amount, shall be shared equally by Kodak and Purchaser, except that Purchaser shall bear any such Transfer Taxes, discounted at LIBOR from the date actually paid until the date refunded, to the extent Purchaser or any of its Affiliates may reasonably be expected to receive a corresponding refund, reimbursement or credit from any governmental authority or any Person not affiliated with Purchaser. Purchaser shall, within the period provided under the applicable laws, provide Kodak with properly executed resale certificates except where not recognized by local Law, or an opinion of a nationally recognized law firm or an internationally recognized firm of independent public accountants, reasonably satisfactory to Kodak in form and substance that sales tax is not due, with respect to the transfer pursuant hereto of all Inventory and Capital Assets - Rental Equipment. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by Kodak and Kodak will use its reasonable best efforts to provide such Tax Returns to Purchaser at least 10 Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared consistent with the allocation of Consideration pursuant to Section 5.4(d) hereof. Purchaser and Kodak shall cooperate in the timely completion and filing of all such Tax Returns. Kodak and Purchaser shall promptly pay all Transfer Taxes. Any such Taxes resulting from any subsequent increase in Consideration shall be borne in accordance with the provisions of this Section 5.4(c). Any such Taxes resulting from any subsequent transfer of the Transferred Assets or Assumed Liabilities or any re-transfer of property on or subsequent to the Closing shall be borne entirely by Purchaser or Purchaser Buyer.





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

         (d) Tax Returns. (i) Kodak shall file or cause to be filed when due all Tax Returns with respect to the Business due to be filed on or prior to the Closing Date (or with respect to any portion of the Business transferred on a subsequent closing date, such subsequent closing date) and all Tax Returns with respect to the Business for the taxable periods beginning before and ending on the Closing Date (or with respect to any portion of the Business transferred on a subsequent closing date, such subsequent closing date). Kodak shall file or cause to be filed when due all income Tax Returns for taxable periods beginning before and ending on or after the Closing Date (or with respect to any portion of the Business transferred on a subsequent closing date, such subsequent closing date) with respect to any Transferred Subsidiary that files a Tax Return on a consolidated, combined, affiliated or unitary basis (which shall include any United Kingdom Subsidiary) with an Affiliate that is not a Transferred Asset.

                 (ii) Purchaser shall file or cause to be filed when due all other Tax Returns with respect to the Transferred Subsidiaries due to be filed after the Closing Date.

                 (iii) Except as provided in Section 5.4(c), if either party shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). All items shall be reflected on any such return in accordance with prior practice as reasonably determined by Kodak, unless such returns relate solely to Taxes





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for which Purchaser is liable hereunder, in which case Purchaser shall make the determination.

         (e) Information to be Provided by Purchaser. (i) With respect to Tax Returns to be filed (or to be caused to be filed) by Kodak pursuant to
Section 5.4(d) hereof for any Transferred Subsidiary, Purchaser shall within 120 days following the end of the taxable year beginning before and ending on or after the Closing Date (but in no event less than ninety days before the due date for the relevant Transferred Subsidiary's return) prepare and provide to Kodak a package of tax information materials (the "Tax Package"), that shall be completed at Kodak's direction and in accordance with past practice as reasonably determined by Purchaser, including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measures of income of Kodak.

                 (ii) Foreign Tax Receipts. To the extent not contained in the Tax Package, Purchaser shall deliver to the tax director of Kodak certified copies of all receipts in its possession for any foreign Tax with respect to which Kodak or any of its Affiliates could claim a foreign tax credit, and any other documentation required in connection with Kodak or any of its Affiliates claiming or supporting a claim for such foreign tax credits promptly following either a request by Kodak for such receipts or documentation or payment of any such foreign Taxes by Purchaser, any Affiliate of Purchaser or any other Person to whom Purchaser or any Affiliate of Purchaser transfers any portion of the Transferred Assets. Purchaser shall, and shall cause its Affiliates to, use its best efforts to obtain any such receipts upon a request by Kodak.





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         (f)     Contest Provisions.  Each of Purchaser and Kodak shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party's Affiliates) may be liable hereunder. Kodak or Purchaser, as the case may be, shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any tax audit or administrative or court proceeding relating to Taxes for which it bears the greater potential liability, and to employ counsel of its choice at its expense. Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld.

         (g) Determination and Allocation of Consideration. (i) The parties to this Agreement agree to determine prior to Closing the amount of and allocate the total consideration transferred by Purchaser and the Purchaser Buyers to Kodak or a Subsidiary pursuant to this Agreement (the "Consideration") in accordance with the fair market value of the assets and liabilities transferred. Kodak and Purchaser agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code with respect to those Transferred Assets and Assumed Liabilities required to be reflected on such form. Kodak and Purchaser each agree to submit to the other a draft copy of any Form 8594 it proposes to file with respect to this transaction at least 45 days before the proposed filing date thereof and to jointly discuss and attempt to agree, in good faith, to the contents thereof. To the extent that the Consideration is adjusted after the Closing Date, the parties agree to revise and amend the schedule and IRS Form 8594 in the same manner and according to the same procedure. The determination and allocation of the Consideration





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derived pursuant to this Section 5.4(g) shall be binding on Kodak, Purchaser and their respective Affiliates for all Tax reporting purposes.

                 (ii) If Purchaser elects to make a Section 338(h)(10) election pursuant to Section 5.4(j): With respect to the portion of the Purchase Price allocated to Kodak Imaging Services, Inc., the "modified aggregated deemed sales price" as defined in Treas. Regs. Section 1.338(h)(10)-1 (the "MADSP") shall be determined and allocated in accordance with the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder and as mutually agreed upon by Kodak and Purchaser. Prior to Closing, the Purchaser shall prepare, or cause to be prepared, with the assistance and cooperation of Kodak, an Internal Revenue Service Form 8023-A with all attachments in accordance with the rules under Section 338 of the Code. Purchaser shall file the Form 8023-A in a timely fashion and shall deliver an executed original of such form to Kodak at the Closing. To the extent that the MADSP is adjusted after the Closing Date, the parties agree to revise and amend the schedule or schedules and the Internal Revenue Service Form 8023-A in the same manner and according to the same procedure as the original schedules and form are to be prepared pursuant to this Section 5.4(g). The determination and allocations derived pursuant to this section shall be binding on Kodak, Purchaser and their respective Affiliates for all Tax reporting purposes.

         (h) Assistance and Cooperation. After the Closing Date the parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof. Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for





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

which such other party or any of its Affiliates may have a liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in (i).

         (i) Employee Withholding and Reporting Matters. In the event that the Closing occurs on or after January 1, 1997, Purchaser shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 84-77, 1984-2 C.B. 753, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer's Quarterly Federal Tax Return, Form W-4, Employee's Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate with respect to the U.S. Transferred Employees. Kodak and Purchaser agree to comply with the procedures described in Section 5 of the Revenue Procedure 84-77.

         (j) Section 338 Election. Purchaser shall not make an election pursuant to Section 338 of the Code or any similar Law of any other country with respect to the transfer by Kodak or any Subsidiary of the stock or other equity interests in any Subsidiary other than, at Purchaser's election, a
Section 338(h)(10) election with respect to Kodak Imaging Services, Inc. with which election Kodak agrees to join, consent and cooperate.

         (k) Post-Closing Actions That Affect Kodak's Liability for Taxes. Except to the extent required by law, Purchaser or its Affiliates shall not, without the prior written consent of Kodak, amend any Tax Return filed by, or with respect to, any Subsidiary for any taxable period, or portion thereof, beginning before the Closing Date.





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

         (l) Termination of Tax Allocation Agreements. Any agreement or arrangement with respect to the allocation or sharing of Taxes, whether or not written, that may have been entered into by Kodak with any entity that constitutes a Transferred Asset shall be terminated as to Kodak and each such entity as of the Closing Date, and no payments that are owed by Kodak or such entity pursuant thereto shall be made thereunder.

         Section 5.5 Post-Closing Obligations of the Business to Certain Employees.

         (a) As of the Transfer Time, Purchaser shall cause the Transferred Subsidiaries to continue to employ all Employees of the Transferred Subsidiaries. Commencing on October 14, 1996, but in no event later than November 30, 1996, Purchaser shall offer employment, in comparable positions, to (i) all Applicable Employees other than Full-Time Equivalent Employees and
(ii) no less than 669 Full-Time Equivalent Employees (the "FTE Floor Employees"), such employment to commence at the Transfer Time (or, in the case of Full-Time Equivalent Employees located outside the United States, on such later date as Purchaser is permitted to employ such Full-Time Equivalent Employees pursuant to applicable social selection procedures arising outside the United States under employee welfare Laws or related contractual arrangements), at such wage or salary levels (excluding wage dividend) as are comparable to those applicable immediately prior to the Closing; it being understood that notwithstanding the fact that no offer of employment need be made with respect to those Applicable Employees who automatically transfer to Purchaser under the Transfer of Undertakings, Purchaser and Kodak shall cooperate to send the appropriate confirmation of transfer of employment to such Applicable Employees no later than November 30, 1996; it being further understood that Purchaser agrees not to hire any

Employee who retires under the Kodak Retirement Income Plan on, or within six months of, the Closing Date. Purchaser's offer of employment shall require any Applicable Employee or Full-Time Equivalent Employee to whom the offer is made to accept or reject the offer by no later than two weeks following the date of such offer of employment (or the period of time required by local law). For purposes of clause (ii) of this Section 5.5(a), Purchaser shall be obligated to offer employment to the number of Full-Time Equivalent Employees necessary to replace any Full-Time Equivalent Employees who reject Purchaser's original offer of employment or who will not become Transferred Employees by reason of their death, long-term disability or termination of employment prior to the Closing Date; it being understood that in the event that more than 50% of the FTE Floor Employees reject Purchaser's offer of employment, assuming such offers are made in accordance with Section 5.5(a), Kodak agrees to reevaluate the appropriateness of the number of FTE Floor Employees required to be hired hereunder. "Applicable Employees" means all of the following:

                          (1) All persons who are active Employees on the Closing Date. Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active Employees;

                          (2) Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran's reemployment rights under federal law, or personal leave, unless any of such is determined to be a medical leave); and

                          (3) (A) U.S. Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Purchaser; and

                          (B) All Non-U.S. Employees as required by the Transfer of Undertakings and country and local laws and regulations.

Those Applicable Employees and Full-Time Equivalent Employees who accept such offers of employment with Purchaser or who transfer under the Transfer of Undertakings effective as of the Closing Date (and in the case of any Transferred Subsidiary, all Employees) shall be referred to herein as the "Transferred Employees"; it being understood that each Employee on short-term disability (described in Section 5.5(a)(3)(A) above) who has accepted Purchaser's offer of employment, shall continue to participate in the applicable short-term disability plan of Kodak or of a Transferred Subsidiary until such Employee returns from leave, and shall become a Transferred Employee only upon the termination of his or her leave. Prior to the Closing Kodak shall provide Purchaser with a schedule of Employees on leave, or expected to remain on leave, as of the Closing Date. Kodak agrees that it shall notify and consult with the works councils or similar employee representatives as required by applicable Law with respect to the transfers contemplated by this Agreement and, to the extent requested by Kodak, Purchaser shall cooperate with Kodak in its discussions with the works councils or such representatives. Purchaser shall be responsible for payment of any and all retention, termination, change in control or other similar compensation or benefit payments which are or may become payable to any Employee in connection with the consummation of the Transaction, including the retention and performance bonuses, to the extent such benefits and benefit payments are set forth on the face of the Closing Date Balance Sheet and the Retention Bonuses.

         (b) Purchaser agrees to, and agrees to cause its subsidiaries to, provide the Transferred Employees beginning at the Transfer Time with the same employee benefits, including, without limitation, pension benefits, health, life insurance and other welfare benefits, provided from time to time by the Purchaser and its subsidiaries to their similarly situated employees, which benefits shall include as of the Closing Date the benefit enhancements summarized on Schedule 5.5(b); provided, however that Purchaser shall have no obligation to establish or assume any defined benefit pension plan or, except as contemplated by Section 5.5(e) of this Agreement, any other post-retirement benefit plan for U.S. Transferred Employees; and provided further, however, that in the case of non-U.S. Transferred Employees, Purchaser shall provide such employee welfare benefits as are required by the Transfer of Undertakings and country and local Laws and regulations and, subject to the legal requirements in each relevant country, with respect to the maintenance of employee pension benefits during any period following the Closing, in each relevant country Purchaser agrees to implement retirement programs typical in such countries and as are discussed with the employees or their employee representatives. To the extent Purchaser notifies Kodak that it is unable to provide any non-pension employee benefits to non-U.S. Transferred Employees as of the Transfer Time notwithstanding their reasonable best efforts to do so, Kodak agrees, to the extent possible under country or local laws and regulations, to continue to provide such benefits for a period of up to six months and Purchaser or a Purchaser Buyer shall reimburse Kodak for all costs incurred by Kodak on the basis of its fully burdened cost as described in Exhibit 5.5. Except as set forth in Section 5.5(c), Purchaser shall indemnify, defend and hold harmless the Kodak Indemnified Parties from and against any Losses imposed on the Kodak Indemnified Parties resulting from the violation of the Transfer of Undertakings, or local Laws by Purchaser. Kodak shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses imposed on the Purchaser Indemnified Parties resulting from Kodak's or any Kodak Indemnified Party's failure to properly notify and consult with the works councils or similar employee representatives.

         (c) Purchaser shall provide to Transferred Employees severance benefits at least equal to those provided to similarly situated Employees under the Kodak and KIS Termination Allowance Plan or similar plans outside the U.S. ("TAP"), as applicable, for so long as Kodak has any obligation to share with Purchaser severance payments made to Transferred Employees under this Section 5.5(c). Kodak shall be responsible for the cost of all severance benefits payable to any Employees who do not become Transferred Employees by reason of their death, long term disability, termination by Kodak prior to the Transfer Time or their decision not to accept comparable employment with Purchaser and their termination of employment by Kodak. Notwithstanding any provision in this Agreement to the contrary, Purchaser shall be wholly responsible for the cost of severance benefits for Employees (i) who do not become Transferred Employees because such Employees were not offered comparable employment (as determined under TAP) with Purchaser in accordance with Section 5.5(a) (other than as a result of their death, long term disability or termination by Kodak prior to Purchaser's failure to offer comparable employment), and (ii) whose termination of employment, whether actual or constructive, is deemed unlawful under the Transfer of Undertakings. Subject to the foregoing, Kodak and Purchaser shall share (i) 75%/25%, respectively, the cost of all severance benefits payable to Transferred Employees with respect to whom, during the 12-month period beginning with the first date following the Closing that Purchaser is legally entitled in any given country to seek local approval to dismiss any Transferred Employee or otherwise has the ability to legally dismiss any Transferred Employee in such relevant country, Purchaser has either sought local approval for a dismissal based, where applicable, on an economic, technical or organizational reason (an "ETO") and has satisfied the formal requirements of the Transfer of Undertakings for an ETO, or has otherwise dismissed such Transferred Employee, and (ii) 50%/50%, respectively, the cost of all severance benefits payable to Transferred Employees with respect to whom, during the six-month period immediately following the 12-month period discussed in clause
(i) above, Purchaser has sought the applicable local approvals for a dismissal or otherwise had the ability to legally dismiss any Transferred Employee as contemplated by clause (i) above; provided, however, that in each case, such Transferred Employees are actually dismissed, pursuant to the relevant approval where any approval is required or otherwise; and provided further, however, that (i) in no event shall Kodak's obligation to pay





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

severance pursuant to this paragraph 5.5(c) exceed $75 million, (ii) with respect to non-U.S. Transferred Employees during any 18-month period in which Kodak retains any responsibility to pay severance pursuant to this Section 5.5(c), Kodak and Purchaser shall share 75%/25% or 50%/50%, as applicable, the cost of severance payments that are legally mandated under country or local laws and regulations, or, if greater, severance payments that are consistent with current practices of the Subsidiaries operating in the relevant countries, and (iii) for purposes of determining Kodak's liability under this paragraph 5.5(c), severance payments made with respect to any Transferred Employee shall not include any compensation to which a Transferred Employee becomes entitled due to unfair dismissal or breach of employment contract, for which Purchaser has agreed to indemnify Kodak pursuant to Section 5.5(i). Purchaser shall provide Kodak with all information reasonably requested by Kodak in order to determine the appropriateness of any severance payments.

         Notwithstanding any provision of this Agreement to the contrary, Purchaser agrees to reimburse Kodak for any severance payment made by Kodak pursuant to its obligations under this Section 5.5(c) to the extent that Purchaser hires any person within any 18-month period in which Kodak retains any responsibility to pay severance pursuant to this Section 5.5(c) to perform a substantially similar function to those being performed or that would or could have been performed by the previously terminated Employees and Transferred Employees, whether such replacement is made with previously terminated Employees, Transferred Employees or with new hires, unless such Employee or Transferred Employee is terminated for cause or for failure to adequately perform his or her duties to the satisfaction of Purchaser or any Purchaser Buyer. Notwithstanding the foregoing, Purchaser shall not be obligated to reimburse Kodak with respect to any positions filled following a reasonable period of time after the relevant terminations of employment if the decision to hire or rehire any employee reflects a bona fide change in the business needs of Purchaser. Reimbursement to Kodak shall be made promptly, and in no event later than 30 days, after Purchaser receives a written demand for reimbursement from Kodak. In connection therewith, Purchaser shall provide Kodak with all reasonably requested information regarding terminations and hires during the period in which Kodak retains any responsibility to pay severance pursuant to this Section 5.5(c), within 20 days of Kodak's request.

         (d) Neither the Purchaser nor any of its Affiliates shall have any liability with respect to any Employee under any Benefit Plan or any claim thereof or related thereto. From and after the Closing, Kodak shall remain solely responsible for any and all liabilities in respect of the Employees, including the Transferred Employees, related to the Benefit Plans, except with respect to vacation benefits to the extent accrued on the Closing Date Balance Sheet and severance benefits to the extent provided by Sections 5.5(b) and 5.5(c). Transferred Employees shall be given credit for all service with Kodak or any Subsidiary, or service credited by Kodak or any Subsidiary, under the employee benefit plans, programs and policies and fringe benefit arrangements of the Business or Purchaser in which they become participants for purposes of eligibility, vesting and, for purposes of (i) U.S. welfare plans and (ii) pension and other benefit plans outside the U.S. where required under country or local Law, benefit accrual.

         (e) Effective as of the Transfer Time, Purchaser shall establish one or more defined contribution plans (the "Transferee Savings Plan") for the benefit of

U.S. Transferred Employees, including expatriates, who participate in the Eastman Kodak Employees' Savings and Investment Plan or the Kodak Imaging Services Saving Plan (the "Kodak Savings Plans") or shall cover the Transferred Employees under an existing Transferee Savings Plan and, Kodak shall cause to be transferred from the Kodak Savings Plans to the Transferee Savings Plan the liability for the account balances of those Transferred Employees who participate in the Kodak Savings Plans together with cash or, at the mutual agreement of Purchaser and Kodak, marketable securities the fair market value of which is equal to such liability, and Purchaser shall cause the Transferee Savings Plan to accept such transfers; the transfer of assets shall take place within 180 days after the Closing Date, but in no event prior to the later of
(A) Purchaser furnishing to Kodak a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Transferee Savings Plan under Section 401(a) of the Code, as amended to comply with changes to the qualification requirements of Section 401(a) of the Code made by the Tax Reform Act of 1986 and other recent legislation and regulations and (B) Kodak furnishing to Purchaser a favorable determination letter and Closing Agreement from the Internal Revenue Service with respect to the continued qualification of the Kodak Savings Plans under Section 401(a) of the Code, as amended to comply with changes to the qualification requirements of Section 401(a) of the Code made by the Tax Reform Act of 1986 and other recent legislation and regulations.

         Prior to the Closing Date, Kodak shall cause the Kodak Imaging Services Savings Plan to be amended to provide that participants will be fully vested in their respective employer matching accounts as of the Closing Date.

         (f) Effective as of the Transfer Time, all Transferred Employees (and their dependents) who immediately prior to the Transfer Time are participating in employee welfare benefit plans of Kodak and any of the Subsidiaries, including plans, programs, policies and arrangements that provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay (collectively, "Welfare Plans"), shall cease to be covered by such Welfare Plans, except to the extent provided otherwise in Sections 5.5 (g) and (h) or by the terms of the applicable Welfare Plan. Kodak shall retain responsibility for providing group health coverage required by
Section 4980B of the Code ("Continuation Coverage") to those Employees who do not accept employment with Purchaser and who elected to purchase such Continuation Coverage prior to the Closing Date. Purchaser shall provide Continuation Coverage to Transferred Employees in the U.S. or their dependents only with respect to "qualifying events" as defined in Code Section 4980B(f)(3) which occur on and after the Closing Date, to the extent required by Law.

         (g) Purchaser shall establish, or cause the Transferred Employees and their beneficiaries to be included in Purchaser's medical, dental or health plans as of the Transfer Time and such plans shall waive any eligibility periods and preexisting condition limitations and shall honor any deductible and out of pocket expenses incurred by such Transferred Employees and their beneficiaries under the medical, dental or health plans of Kodak or any Subsidiary during the portion of the calendar year preceding the Transfer Time. Kodak shall retain responsibility for and shall satisfy all Welfare Plan claims incurred by Transferred Employees prior to the Transfer Time (i) under any medical, dental or health plans for treatment or service rendered or injuries, accidents or conditions occurring or existing prior to the Transfer Time; (ii) under any life insurance plans with respect to deaths occurring prior to the Transfer Time; and (iii) any other payments or benefits owing or relating to employment services provided prior to the Transfer Time under any other Welfare Plans. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of the inception of the related illness or injury, or in the case of death, on the date of death.

         (h) Kodak shall retain exclusive responsibility for and shall satisfy any retiree medical or life insurance benefits payable under any Welfare Plan.

         (i) Except for Kodak's obligations with respect to Transferred Employees under Section 5.5(c), Purchaser agrees that it shall indemnify, defend and hold harmless the Kodak Indemnified Parties from and against any Losses imposed on the Kodak Indemnified Parties directly or indirectly relating to or arising out of the termination of employment of, or the wrongful discharge, including constructive discharge, by Purchaser or any Purchaser Buyer of any Transferred Employee or the violation of any law, regulation or agreement (including employee contracts) with respect to any Applicable Employee or Full-Time Equivalent Employee after the Closing.

         (j) No pension liabilities or pension assets of a Plan outside the U.S. shall be transferred in bulk in any country unless such bulk transfer is required by country or local law. If the transfer of pension liabilities and pension assets is so required in any country:

                          (i)  the amount of the pension assets to be
         transferred shall be the amount required to be transferred under the laws or relevant insurance agreements in that country; it being understood that Purchaser and Kodak may agree to increase the amount transferred to equitably reflect the liabilities assumed by Purchaser, the on-going benefit obligations of Purchaser and the funding status of the Plan,

                          (ii) Purchaser and Kodak shall agree to use their reasonable best efforts to minimize any surrender penalties charged by the insurer as a result of the transfer, and

                          (iii) Kodak and Purchaser shall mutually agree upon the kind of assets to be transferred if there are alternate forms of assets that may be transferred under country or local law or existing insurance agreement.

         Section 5.6 Compliance with WARN, etc. With respect to the Transferred Employees, Purchaser shall timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such statute.

         Section 5.7 Ancillary Agreements. At the Closing, Purchaser shall, or shall cause a Purchaser Buyer to, and Kodak shall or shall cause a Subsidiary to, execute and deliver each of the Ancillary Agreements, the Supply Agreement, the Promotional Agreement, the contract/bills of sale and any other closing documents necessary to effect the Closing.

         Section 5.8 Real Estate Leases, Subleases and License Agreements; Other Real Estate Matters.

         (a) At the Closing, Purchaser shall, and shall cause the relevant Purchaser Buyers, and Kodak shall, and shall cause the relevant Subsidiaries, to execute and deliver (i) one or more assignment agreements under which Kodak or one of the Subsidiaries shall assign the

Assigned Leases to Purchaser or one of its Affiliates, (ii) one or more sublease or license agreements under which Kodak or one of the Subsidiaries shall sublet or license the real property listed on Schedule 1.1(b) to Purchaser or one of its Affiliates, (iii) one or more lease or license agreements under which Kodak or one of the Subsidiaries shall lease or license the Owned Real Property to Purchaser or one of its Affiliates and (iv) one or more sublease or license agreements under which Purchaser or one of its Affiliates shall sublet or license the space identified in Part II of Exhibit 1.1(a) to Kodak or one of the Subsidiaries. Each of the lease, sublease and license agreements referenced in clauses (ii), (iii) and (iv) of this Section 5.8(a) shall provide, in each instance, for the market rates and other terms set forth in Exhibit 1.1(a) and on such other terms as are mutually agreeable.

         (b) Kodak shall pay all costs incurred in connection with the acquisition of the completed Consent Certificates and the assignment of the Assigned Leases or Subleases to be assigned, including, but not limited to, all attorney's fees, transfer fees and other charges incurred in connection therewith.

         (c) Kodak shall use its reasonable best efforts to obtain prior to the Closing from each lessor of real property that is the subject of an Assigned Lease pursuant to which Kodak leases greater than 3000 square feet of building space a statement of the rent and other occupancy charges required to be paid under the terms of the Assigned Lease for such building space.

         Section 5.9 EKCC Agreements. For the period beginning on the date hereof and ending as of the Closing, Purchaser and Kodak agree to use their reasonable best efforts to negotiate and conclude an agreement or agreements with General Electric Capital

Corporation ("GECC") furthering the economic interests of both Purchaser and Kodak. During such time, Purchaser shall provide such assistance as Kodak reasonably requests in order to effect such an agreement and, except to the extent that such an agreement is concluded, for a period of 40 months following the date hereof, Purchaser shall not take any action that would be reasonably likely to interfere with Kodak's ability to successfully negotiate and conclude an agreement with GECC with respect to the resolution of Kodak's continuing obligations under the EKCC Agreements, which prohibition shall preclude Purchaser's participation in any agreement, arrangement or plan with GECC or any of its Affiliates relating to the provision by GECC or any such Affiliate of financing, including any form of rental, lease or installed purchase financing, with respect to any products to be purchased from Kodak.

         Section 5.10  Conduct of Environmental Proceedings.

         (a) Kodak shall cooperate with Purchaser and supply to Purchaser such historical and operational information with respect to the Kodak Leased Property as requested by Purchaser, any notices, permits or other written communications pertaining to possible environmental issues, including any studies or reports prepared by or furnished to Kodak, and shall make available to Purchaser Persons with knowledge of such matters. Purchaser agrees that it shall not disclose the environmental assessments or any of the findings or results thereof to any Person, and that it will maintain such results in strict confidence.

         (b) Notwithstanding anything to the contrary contained in this Agreement, with respect to any real property included in Kodak Leased Property or Owned Real Property, Purchaser (i) shall not conduct or cause to be conducted any environmental testing or sampling whatsoever, including any testing or sampling of the soil, surface or subsurface waters and air quality at, in, on or beneath any real property included in Kodak Leased Property or Owned Real Property without Kodak's prior written consent, which consent shall not be unreasonably withheld, and, to the extent Kodak consents to any environmental testing or sampling, shall allow Kodak to fully participate in any such testing or sampling and to obtain promptly any information relating thereto, (ii) shall promptly, taking into account the circumstances, notify Kodak in writing of any communication to Purchaser from any third party concerning any matter for which Kodak may be liable hereunder arising under or relating to Environmental Laws, (iii) shall not respond to or communicate with any third party concerning any matter for which Kodak may be liable hereunder arising under or relating to Environmental Laws without Kodak's prior written consent, which consent shall not be unreasonably withheld, and, if so consented to, shall permit Kodak to participate in and control any such communication and (iv) shall afford Kodak the opportunity and right to control any communication, action, suit, investigation or proceeding concerning any matter for which Kodak may be liable hereunder relating to or arising under any Environmental Law, unless Purchaser provides to Kodak a written undertaking acceptable to Kodak providing that any such action, suit, investigation or proceeding arising from or relating thereto and any Losses arising therefrom or from any such other action, suit, investigation or proceeding shall be the sole responsibility of Purchaser; provided, that Kodak shall not without Purchaser's prior written consent, which consent shall not be unreasonably withheld, enter into any settlement with respect to such matters if such settlement would, pursuant to this Section 5.10, require Purchaser to pay any amounts thereunder.

         Section 5.11 Insurance Proceeds. Kodak shall, or shall cause the Subsidiaries to, assign, to the extent assignable, to Purchaser any proceeds of Kodak's or any Subsidiary's third party insurance policies to the extent paid or payable with respect to events or occurrences prior to the Closing that have reduced the value of a Transferred Asset and such reduction in value is not reflected on the Closing Date Balance Sheet. Kodak agrees to use its reasonable efforts to obtain any necessary consents or approvals of any insurance company or other third party relating to any such assignment. If such proceeds are not assignable, Kodak agrees to pay any such proceeds received by it or any Subsidiary to Purchaser promptly upon the receipt thereof.

         Section 5.12 Independent Service Providers. Purchaser agrees to (i) be bound, immediately following the Closing and for such period as a subject restraining order or injunction is in force, by any restraining order or injunction to which Kodak is subject immediately prior to the Closing relating to the selling of spare parts, to Independent Service Providers or others (collectively, the "Injunction"), (ii) cooperate with Kodak to assist Kodak in satisfying its liability relating to Kodak's failure to sell spare parts relating to office imaging equipment to Independent Service Providers or customers of equipment manufactured by the Business by means other than the payment of money, (iii) use reasonable efforts to assist Kodak with its appeal of the Injunction and the conduct of any other litigation relating to Kodak's sale or other disposition of spare parts Related to the Business, including maintaining records, making available Transferred Employees and assisting in discovery and in the defense thereof and (iv) if requested by Kodak, use reasonable efforts to assist Kodak in obtaining its release from the Injunction, including filing motions for such release with the applicable court. Kodak shall reimburse Purchaser for 50% of all costs Purchaser incurs in performing its obligations under this Section 5.12, including reimbursement for time spent on such matters by Purchaser's employees, attorneys and advisors.

         Section 5.13  Non-Solicitation.

         (a) Kodak agrees that it will not directly or indirectly for the period commencing from the date hereof and expiring on the second anniversary of the Closing Date (i) induce, encourage or solicit any (A) Applicable Employee or Full-Time Equivalent Employee to reject Purchaser's offer of employment, (B) Transferred Employee to leave such employment or (C) Transferred Employee to accept any other position or employment or (ii) assist any other entity in hiring any Transferred Employee.

         (b) Purchaser agrees that, other than with respect to the Applicable Employees and Full-Time Equivalent Employees, for a period commencing on the date hereof and expiring on the second anniversary of the Closing Date, it will not directly or indirectly (i) induce, encourage or solicit any employee of Kodak or its Subsidiaries to leave such employment or to accept any other position or employment with the Purchaser or (ii) assist any Purchaser Buyer in hiring such employee.

         Section 5.14 Further Assurances. From time to time after the Closing Date, Kodak shall, and shall cause its Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser and necessary for Purchaser to satisfy its obligations hereunder or to obtain the benefits of the Transaction at no additional cost to Purchaser or any Purchaser Buyer.

         Section 5.15  No Shop.

         (a) Until the earlier of the termination of this Agreement and the Closing, Kodak and each of the Subsidiaries will not and shall cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly, in any way initiate or solicit any inquiries or proposals or enter into or conduct any discussions, negotiations, understandings, arrangements or agreements relating to the direct or indirect disposition of any of the Transferred Assets to any Person other than Purchaser or its Affiliates or provide any information to any Person in connection with any inquiry or proposal relating to a transaction involving all or substantially all the Transferred Assets. Kodak shall, immediately upon the receipt of a solicited or unsolicited inquiry, proposal or offer for such a transaction, provide Purchaser with notice thereof, which notice may, in Kodak's sole discretion, include the identity of the prospective purchaser or soliciting party.

         (b) The parties acknowledge that there may be no adequate remedy at law for a breach of Section 5.15(a) and that money damages may not be an appropriate remedy for breach of such Section. Therefore, the parties agree that Purchaser shall have the right to injunctive relief and specific performance of Section 5.15(a) in the event of any breach of such Section in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 5.15(b) are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

         Section 5.16 Licensed Intellectual Property. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, Kodak shall have the sole and exclusive right to prosecute, defend, settle or otherwise control any proceeding, claim or action relating to the Kodak Licensed Intellectual Property, except to the extent such claim is exclusively one between the parties hereto and their Subsidiaries or Affiliates, and Kodak shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses imposed on the Purchaser Indemnified Parties directly or indirectly relating to or arising from any proceeding, claim or action relating to the Kodak Licensed Intellectual Property, except to the extent that any such Losses are caused by or result from any activity, action or failure to take action by any Purchaser Indemnified Party or from any activity, action or failure to take any action by any Kodak Indemnified Party if such action or inaction is taken at and in accordance with the direction of a Purchaser Indemnified Party.

         Section 5.17 Proxy Statement. (a) Purchaser shall cause the prompt preparation of a proxy statement and a circular to be provided by Purchaser under U.S. law, the rules of the London Stock Exchange ("LSE") and U.K. law, respectively, to its shareholders for use in connection with the special meeting of its shareholders called to approve or reject the Transaction (the "Special Meeting"). As promptly as practicable, Purchaser shall (i) file such proxy statement in preliminary form with the SEC, and Purchaser shall use its best efforts to obtain and respond to any comments thereon of the SEC or its staff (such proxy statement, in its definitive form, together with any and all amendments and supplements thereto and all information incorporated by reference therein being hereafter referred to as the "Proxy Statement") and
(ii) to the extent required by the rules of the LSE, submit such





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circular to the LSE for approval in accordance with the LSE's Listing Rules
(the "Listing Rules") (such circular, in its definitive form, together with any and all amendments and supplements thereto being hereafter referred to as the "Circular"). In connection with the Special Meeting, Purchaser shall (i) cause the Proxy Statement to be mailed to the shareholders of the Purchaser that the Purchaser is required to send the Proxy Statement to under U.S. Law as soon as practicable in accordance with applicable federal and state Law and (ii) cause the Circular to be mailed to the shareholders of the Purchaser that the Purchaser is required to send the Circular to under the Listing Rules. Purchaser shall notify Kodak at least 24 hours prior to the mailing of the Proxy Statement or the Circular to Purchaser's shareholders.

         (b) Purchaser shall promptly advise Kodak in writing if at any time prior to the Closing Date it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Circular in order to make the statements contained or incorporated by reference in the Proxy Statement or the Circular not misleading or to comply with applicable law or the rules of any stock exchange. Kodak shall promptly advise Purchaser in writing if any time prior to the Closing Date it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Circular in order to make the information contained therein concerning Kodak or any Subsidiary not misleading. Purchaser shall promptly transmit any amendment or supplement to the Proxy Statement or the Circular, as the case may be, as promptly as practicable to Purchaser's shareholders and, in the case of the Proxy Statement, the SEC and, in the case of the Circular, the LSE.





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         (c)     Kodak agrees to promptly provide such information concerning its business and affairs as, in the reasonable judgment of Kodak or its counsel, may be required or appropriate for inclusion in the Proxy Statement or the Circular, or in any amendments or supplements to the Proxy Statement or Circular, and to cause its counsel to cooperate with Purchaser's counsel in the preparation of the Proxy Statement and the Circular. Purchaser shall incorporate any information relating to Kodak's business and affairs into the Proxy Statement or Circular exactly in the form and as expressed by Kodak, unless Kodak consents to another form or expression.

         (d) Purchaser shall afford Kodak and its counsel a reasonable opportunity to comment on (i) the proxy statement in preliminary form prior to its being filed with the SEC, (ii) any responses to any comments from the SEC with respect to such proxy statement in preliminary form, (iii) the Proxy Statement prior to its being filed with the SEC, (iv) the circular in preliminary form prior to its being filed with the LSE and (v) any responses to any comments from the LSE with respect to such circular or preliminary form and
(vi) the Circular prior to its being filed with the LSE.

         Section 5.18 Automobile Lease Agreements. Purchaser agrees to use its reasonable best efforts to negotiate and conclude agreements effective as of the Closing with each of the Persons (other than Kodak) who are parties to vehicle leases for vehicles Related to the Business, pursuant to which Purchaser shall relieve Kodak of its obligations under each vehicle lease, so that Kodak's obligations under such leases upon the execution of such agreements would not be material to the Business assuming Kodak were to retain the Business; provided, that to the extent that Purchaser is unable to conclude such agreements





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and Kodak, in its sole discretion, waives its rights under Section 6.3(d),
Purchaser shall indemnify and hold the Kodak Indemnified Parties harmless for all liabilities and Losses arising or resulting therefrom.

         Section 5.19 Supply Agreement. Kodak hereby agrees to the assignment of the existing Master Agreement to a Purchaser Buyer, if desired by Purchaser. It is understood that Purchaser and Kodak shall consider revisions to the amendments contemplated by the form of Supply Agreement, including the segregation from such form of a separate agreement between Kodak and a separate Purchaser Buyer with respect to the agreements relating to research and development and a separate form of agreement that would be entered into, severally, between Kodak and a Purchaser Buyer domiciled in each jurisdiction in which products under the Supply Agreement would be resold; provided, that the parties contemplate that such separate agreements would be utilized if requested by Purchaser and only if such utilization would not impair the substantive rights, or negatively affect the economic benefits to, Kodak under the Supply Agreement or cause or create any administrative burdens for Kodak that would not have been imposed under the form of Supply Agreement that are not ameliorated by Purchaser.

         Prior to the Closing or, if required by the SEC or LSE, prior to the mailing of the Proxy Statement and Circular, Purchaser and Kodak shall agree upon all necessary exhibits and attachments to the Supply Agreement.

         Section 5.20 Intellectual Property License. Subject to the provisions of the Supply Agreement, Purchaser shall or shall cause the Purchaser Buyers to grant Kodak, effective at the Closing, a worldwide, royalty-free, nonexclusive personal license to use any of the





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Transferred Intellectual Property to make, have made, use, sell or otherwise dispose of products other than black and white, accent color electrophotographic systems (digital and analog) except as contemplated by the Supply Agreement; provided, that Kodak takes adequate measures to protect any trade secrets included in such Transferred Intellectual Property.

         Section 5.21 Audited Balance Sheet. If necessary for purposes of the Proxy Statement or the Circular, Kodak shall deliver to Purchaser as soon as practicable audited financial statements of the Business as at December 31, 1994 and December 31, 1995 and for the fiscal years then ended, together with an unqualified report thereon by Kodak's independent certified public accountants.

         Section 5.22 Staged Closings. Kodak and the Subsidiaries, on the one hand, and Purchaser and the Purchaser Buyers, on the other hand, shall take all steps necessary to cause the closings with respect to every New Country to conclude as soon as practicable after the Closing.

         Section 5.23 Supplies and Services. Following the Closing, if the Transferred Assets include assets historically used to produce goods used by Kodak or any Subsidiary in any business other than the Business, Purchaser shall supply Kodak and the Subsidiaries with such goods as Kodak and such Subsidiaries reasonably request from time to time on such terms as set forth in the Ancillary Agreements. For at least three years from the Closing Date, Kodak agrees that Purchaser shall be (i) the exclusive provider of Kodak's and the Subsidiaries' needs for electrophotographic systems (digital and analog) for office imaging and reprographics and related parts, service and supplies sold, serviced or distributed by





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Purchaser and (ii) a preferred provider of Kodak's and the Subsidiaries' needs for automated office equipment other than electrophotographic systems (digital and analog) for office imaging and reprographics and related parts, service and supplies sold, serviced or distributed by Purchaser; it being understood that the specific terms and conditions of such agreements shall be mutually agreed to prior to the Closing.

         Section 5.24 Guarantee. Purchaser fully and unconditionally guarantees the due and punctual performance and observance of each and every agreement, covenant and obligation of each Purchaser Buyer under the Supply Agreement, the Promotional Agreement and the Ancillary Agreements to which such Purchaser Buyer is a party, irrespective of any circumstance, including any statute of limitations, that might otherwise constitute a defense available to, a Purchaser Buyer as obligor or Purchaser as guarantor, or a discharge of, any such agreement, covenant or obligation.

         Section 5.25 Trade Names. No later than 60 days prior to the Closing, Purchaser shall provide Kodak with a name for each of the Transferred Subsidiaries, each of which shall not include the term "Kodak". Kodak shall thereafter, but in all cases prior to the Closing, take all necessary steps to change the names of each of the Transferred Subsidiaries to the respective names provided by Purchaser pursuant to this Section 5.25. Purchaser and Kodak shall share equally all fees, expenses, Taxes and Kodak's out-of-pocket expenses arising out of, or resulting from, any change in a name of a Transferred Subsidiary effected pursuant to this Section 5.25.

         Section 5.26 Corporate Trademarks. (a) Except as set forth in a separate agreement, or as set forth in this Section Purchaser and the Purchaser Buyers shall not have





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any rights hereunder to use the following names and symbols:  KODAK, the Kodak
Corporate Symbol, the Kodak Service logo and the trade names of Kodak or its subsidiaries ("Corporate Trademarks").

         (b) Purchaser and the Purchaser Buyers may use in connection with their operation of the Business (i) for up to three months, inventory of preprinted business forms bearing the Corporate Trademarks that existed on the Closing Date, (ii) for up to three months, signs bearing the Corporate Trademarks and (iii) for up to six months, inventory of sales and promotional material bearing the Corporate Trademarks that existed on the Closing Date, or reprints thereof; provided that on any materials that are the subject of (i) and (iii), Purchaser and the Purchaser Buyers include a notice that specifies who now markets the Products or to whom payment should be made, and provides a phone number and address for questions; and provided, further, that in the case of each of (i), (ii) and (iii), Purchaser and the Purchaser Buyers shall use their best efforts to replace existing materials bearing the Corporate Trademarks with materials bearing their own corporate identity as soon as practicable after the Closing. If any business forms require a signature, Purchaser and Purchaser Buyers shall sign such forms in their own name, and not as Eastman Kodak Company or the Subsidiaries.

         (c) Kodak warrants that the Corporate Trademarks do not violate the rights of any third party and that it has full power to grant the rights as provided herein. Kodak agrees to defend and indemnify Purchaser and the Purchaser Buyers against any claims (and to pay any damages and attorneys' fees awarded) based on allegations that, if true, would constitute a breach of the foregoing express warranty. Purchaser and Purchaser Buyers agree to notify Kodak of any such claim and tender to Kodak the defense of such claim.





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         Section 5.27  Payment.  In the event that the Closing does not occur as a result of a breach by Purchaser of this Agreement, Purchaser shall pay Kodak an amount equal to $20 million, and in the event that the Closing does not occur as a result of occurrences or events beyond the control of either Purchaser or Kodak, Purchaser shall pay Kodak an amount equal to $10 million.


                                   ARTICLE VI

                             CONDITIONS TO CLOSING

         Section 6.1 Conditions to the Obligations of Purchaser and Kodak. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) HSR and Other Laws. All filings under U.S. Antitrust Laws, EU competition Laws and other similar Laws which are necessary or appropriate in any jurisdiction with respect to the Transaction shall have been made and any required waiting period under such Laws applicable to the Transaction shall have expired or been earlier terminated and any Government Antitrust Entity or other governmental office that has power under or authority to enforce such Laws shall have approved, cleared or decided not to intervene in respect of the Transaction.

         (b) No Injunctions. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and prohibits the consummation of the Transaction.





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         (c)     Consents and Approvals.  All Required Approvals shall have been obtained.

         (d) Shareholder Approval. The shareholders of Purchaser shall have approved the Transaction.

         Section 6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Kodak contained herein, (i) with respect to any representation or warranty qualified by Material Adverse Effect, shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all respects only as of such date) and (ii) with respect to all other representations and warranties, shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing without regard to all materiality qualifiers (except that representations and warranties that are made as of a specific date need be true in all respects only as of such date and except that this clause (ii) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct does not have a Material Adverse Effect), and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Kodak.





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         (b)     Covenants.  The covenants and agreements of Kodak to be
performed on or prior to the Closing shall have been duly performed in all material respects, and Purchaser shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of Kodak.

         (c) Ancillary Agreements. Kodak and the Subsidiaries shall have executed and delivered the Ancillary Agreements to which they are a party.

         (d) OEM Agreements. Unless Kodak and Purchaser have entered into the arrangements set forth in Section 2.10(b), Kodak shall have received consents to the assignment of all rights under the Kodak OEM Agreements, as modified, or the OEM Modification.

         (e) Supply Agreement. Kodak shall have executed and delivered the Supply Agreement.

         (f) Promotional Agreement. Kodak shall have executed and delivered the Promotional Agreement.

         Section 6.3 Conditions to the Obligations of Kodak. The obligation of Kodak to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Purchaser contained herein, taken together, shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except representations and warranties that are made as of a





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

specific date need be true only as of such date) and Kodak shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

         (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and Kodak shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

         (c) Ancillary Agreements. Purchaser shall have executed and delivered the Ancillary Agreements.

         (d) New Agreements. Purchaser shall have executed an agreement with each Person other than Kodak to vehicle leases for vehicles Related to the Business, pursuant to which Purchaser shall be obligated with respect to each vehicle lease for such vehicles, so that Kodak's obligations under such leases upon execution of such agreements would not be material to the Business assuming Kodak were to retain the Business.

         (e) Supply Agreement. One or more Purchaser Buyers shall have executed and delivered the Supply Agreement.

         (f) Promotional Agreement. A Purchaser Buyer shall have executed and delivered the Promotional Agreement.


                                  ARTICLE VII

                  SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

         Section 7.1 Survival. The representations and warranties of Kodak and Purchaser shall survive the Closing for the period set forth in this
Section 7.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of 18 months after the Closing Date, except that the representations and





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warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.20, 3.24, 4.1, 4.2, 4.5
and 4.6 shall survive forever, the representations and warranties contained in
Section 3.12 shall terminate upon the Closing and the representations and warranties contained in Sections 3.8 and 3.9 and the third sentence of Section 3.10(b) shall survive for the period of the applicable statute of limitations; provided, however, that in the event notice of any claim for indemnification under Section 7.2(a) or Section 7.3(a) hereof shall have been given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

         Section 7.2 Indemnification by Purchaser. (a) Purchaser hereby agrees that it shall indemnify, defend and hold harmless Kodak, its Affiliates, and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Kodak Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Kodak Indemnified Parties, directly or indirectly relating to, arising out of or resulting from, (i) subject to Section 7.2(b) any breach of any representation or warranty made by Purchaser contained in this Agreement for the period such representation or warranty survives, disregarding all qualifications and exceptions contained in such representation or warranty relating to materiality or Material Adverse Effect, (ii) any





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

of the Assumed Liabilities (including liabilities relating to (A) investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance from any Leased Real Property or Owned Real Property, whether on-site or off-site, to the extent related to any activity, action or failure to take action by any of the Purchaser Indemnified Parties or their respective agents, representatives and invitees following the Closing with respect to the Owned Real Property or Leased Real Property other than any activity, action or failure to take action required to be taken under any lease of the Owned Real Property or Sublease with respect to Leased Real Property by a Kodak Indemnified Party or any other Person not described above and (B) any claim by any third party, including tort suits for personal or bodily injury, property damage or injunctive relief),
(iii) the breach of any covenant or agreement of Purchaser contained in this Agreement and (iv) any and all Taxes and Transfer Taxes for which Purchaser is responsible in accordance with Section 5.4.

         (b) Purchaser shall not be liable to the Kodak Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $250,000, and then only for Losses in excess of that amount and up to an aggregate amount equal to 50% of the Purchase Price; it being understood that each individual occurrence, event, circumstance, act or omission that alone causes a representation or warranty to be untrue shall not be the subject of a claim hereunder unless the existence or fact of such individual occurrence, event, circumstance, act or omission involves a Loss to the Kodak Indemnified Parties of at least $10,000.





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         Section 7.3  Indemnification by Kodak.

         (a) Kodak hereby agrees that it shall indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (other than the Transferred Employees) and their heirs, successors and assigns (the "Purchaser Indemnified Parties" collectively with the Kodak Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of (i) subject to Section 7.3(b), any breach of any representation or warranty made by Kodak contained in this Agreement for the period such representation or warranty survives, disregarding all qualifications and exceptions contained in such representation or warranty relating to materiality or Material Adverse Effect, except for those that (A) are contained in Sections 3.7, 3.15(a), 3.15(c) with respect to the full force and effect of the Other Contracts, 3.16, 3.18, 3.22 and 3.26 or (B) are used to modify an affirmative obligation to schedule matters in circumstances where the schedule is necessary to give the sentence its intended meaning, (ii) any breach of any covenant or agreement of Kodak contained in this Agreement, (iii) any of the Excluded Liabilities, (iv) any and all Taxes and Transfer Taxes for which Kodak is responsible in accordance with Section 5.4, (v) any and all obligations with respect to the Employees not expressly assumed by Purchaser pursuant to Sections 2.3, 5.4 and 5.5 of this Agreement, and (vi) any liabilities relating to the violation of any Environmental Law or the investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance,





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

whether on-site or off-site, to the extent, and only to the extent, (A) related to any activity, action or failure to take action by any Person prior to the Closing with respect to any Owned Real Property or Leased Real Property, (B) any condition existing on the Closing Date at any Owned Real Property or Leased Real Property or (C) related to any activity, action or failure to take action required to be taken under any lease of the Leased Real Property or Sublease with respect to Leased Real Property by a Kodak Indemnified Party after the Closing.

         (b) Kodak shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $20.5 million, and then only for Losses in excess of that amount and up to an aggregate amount equal to 50% of the Purchase Price; it being understood that each individual occurrence, event, circumstance, act or omission that alone causes a representation or warranty to be untrue shall not be the subject of a claim hereunder unless the existence or fact of such individual occurrence, event, circumstance, act or omission involves a Loss to the Purchaser Indemnified Parties of at least $1 million, and that with respect to Section 3.15(c) no breach shall be the subject of a claim thereunder unless such breach involves a Loss to the Purchaser Indemnified Parties of at least $5 million and then only for any excess over $5 million.

         Section 7.4 Indemnification Procedures. With respect to third party claims, other than those relating to Taxes (which are the subject of Section 5.4) all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any written claim or demand for which an indemnifying party (an "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided, however, that a failure to timely give a Claim Notice shall affect the rights of an Indemnified Party only to the extent that such failure has had a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim or demand. The Indemnifying Party shall have 60 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party as to (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses shall be a liability of the Indemnifying Party hereunder subject to the limitations set forth in Sections 7.2(b) and 7.3(b). Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost





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

and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct or with respect to the matters discussed by the parties of the Indemnified Party or any subsidiary or affiliate thereof, or (ii) except to the extent within the basket set forth in Sections 7.2(b) and 7.3(b), any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the portion of any such claim or demand as to which the defense by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to the Indemnified Party's defense, whether or not successful) shall be the liability of the Indemnifying Party hereunder; subject to the limitations set forth in Sections 7.2(b) and 7.3(b). The Indemnified Party shall use its reasonable best efforts in the defense of all claims that it defends. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.





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

         If the Indemnifying Party assumes the defense with respect to any third party claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel reasonably acceptable to the Indemnifying Party, at the Indemnifying Party's expense, separate from the counsel employed by the Indemnifying Party, if such claim involves potential conflicts of interest between or substantially different defenses for the Indemnified Party and the Indemnifying Party; provided, however, that in the event the claim relates to any Kodak Licensed Intellectual Property, no Purchaser Indemnified Party shall have any right to participate in, or employ counsel with respect to, the defense of such claim.

         Section 7.5 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 5.4, 7.2 or 7.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

         Section 7.6 Remedies. Purchaser acknowledges and agrees that any breach of Section 5.12 would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Purchaser accordingly agrees that, in addition, to other remedies, Kodak shall be entitled to enforce the terms of
Section 5.12 by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of Section 5.12. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the parties with respect to the subject matter hereof and Purchaser and Kodak each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof.


                                  ARTICLE VIII

                                  TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a)     by mutual agreement of Purchaser and Kodak;

         (b) by either Purchaser or Kodak, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to February 28, 1997; provided that the terminating party is not in material breach of its obligations under this Agreement; and provided, further, that Purchaser may not terminate this Agreement if any of the necessary consents from any Government Antitrust Entity have not been received, unless
(i) Kodak has breached its obligations under this Agreement and such breach would reasonably be expected to constitute a Material Adverse Effect or would materially impair or delay the ability of Kodak to effect the Closing or (ii) any of the necessary consents from a Government Antitrust Entity in a Listed Country has not been received by June 30, 1997;

         (c) by either Purchaser or Kodak if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

         (d) by either party if the Closing shall not have occurred on or prior to 10 Business Days following the satisfaction of all the conditions to Closing set forth in Sections 6.1, 6.2 (solely in the case of Purchaser) and
6.3 (solely in the case of Kodak) hereof as a result of any action or inaction by the other party.

         Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 9.1, 9.4, 9.6, 9.7, 9.8, 9.9,
9.11 and 9.14 hereof (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.


                                   ARTICLE IX

                                 MISCELLANEOUS

         Section 9.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (iii) when served, if delivered personally to the intended recipient, and (iv) one Business Day later, if sent by overnight delivery via a national courier service, and in each case, addressed to the intended recipient at the address set forth in the preamble hereof. Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         To Purchaser:

                          DANKA BUSINESS SYSTEMS PLC
                          Masters House
                          107 Hammersmith Road
                          London W14 OQH
                          England
                          Telephone:  44171-603-1515
                          Telecopy:   44171-603-8448
                          Attn:  Paul G. Dumond
                                 Company Secretary

         With a copy to:

                          SHUMAKER, LOOP & KENDRICK
                          Suite 2800 - Barnett Plaza
                          101 East Kennedy Boulevard
                          Tampa, Florida 33602-5151
                          Telephone:  (813) 229-7600
                          Telecopy:   (813) 229-1660
                          Attn:  W. Thompson Thorn, III

         and to:

                          CLEARY GOTTLIEB STEEN & HAMILTON
                          One Liberty Plaza
                          New York, New York 10006
                          Telephone:  (212) 225-2000
                          Telecopy:   (212) 225-3999
                          Attn:  William A. Groll

         To Kodak:

                          EASTMAN KODAK COMPANY
                          343 State Street
                          Rochester, New York 14650
                          Telephone:  (716) 724-4332
                          Telecopy:   (716) 724-9448
                          Attn:  General Counsel

         With a copy to:

                          SULLIVAN & CROMWELL
                          125 Broad Street
                          New York, New York 10004
                          Telephone:  (212) 558-4000
                          Telecopy:   (212) 558-3588
                          Attn:  Alexandra D. Korry

         Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Kodak, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

         Section 9.3 No Assignment or Benefit to Third Parties. Subject to the provisions of Section 2.11 and the right of Purchaser to assign any and all of its rights under this Agreement or any Ancillary Agreement to one or more of its Affiliates (it being understood that no such assignment or substitution shall in any way affect the obligations of Purchaser to Kodak and the Kodak Indemnified Parties hereunder), no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, the Purchaser Buyers, Kodak, the Indemnified Parties or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 9.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), the Supply Agreement, the Promotional Agreement, the Transitional Advisory Agreement and the Ancillary Agreements contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which will remain in full force and effect and this Agreement controls in the event of a conflict between this Agreement and any contract/bill of sale between any Purchaser Buyer and Kodak or any of the Subsidiaries.

         Section 9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, the Supply Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         Section 9.6 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Law, and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by both parties hereto.

         Section 9.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Kodak all Books and Records furnished by Kodak, the Business or any of their respective agents, employees, or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other entity or person.

         Section 9.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

         Section 9.9 Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Kodak or Purchaser or to otherwise imply that any such matter is material for the purposes of this Agreement.

         Section 9.10 Bulk Sales. Kodak and Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent, if any, that such Article is applicable to the transactions contemplated hereby.

         SECTION 9.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY (THE "CHOSEN COURTS") AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, THE SUPPLY AGREEMENT AND THE ANCILLARY AGREEMENTS (i) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (ii) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (iii) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (iv) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.1 OF THIS AGREEMENT. KODAK AND PURCHASER IRREVOCABLY DESIGNATE C.T. CORPORATION AS THEIR AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON THEIR BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER THEM BEFORE THE CHOSEN COURTS AND KODAK AND PURCHASER STIPULATE THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

         Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         Section 9.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 9.14  Confidentiality.

         (a) Kodak shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Transferred Assets or the Kodak Leased Property, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Kodak used with respect thereto prior to the execution of this Agreement; provided, however, that nothing in this Section 9.14(a) shall prevent any disclosure with respect to the Kodak Leased Property to any Person other than a Person engaged in the marketing, sales and distribution of electrophotographic systems (digital and analog) and services for office imaging and reprographics.

         (b) Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in (i) the Kodak Leased Property, and (ii) any information relating to the business of Kodak and the Subsidiaries other than the Business that becomes known to Purchaser as a result of the transactions contemplated by this Agreement, the Supply Agreement, the Transitional Advisory Agreement, the Promotional Agreement and the Ancillary Agreements, except as otherwise agreed to by Kodak in writing; provided, however, that nothing in this Section 9.14(b) shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Purchaser to whom such disclosure is necessary or desirable in the conduct of the Business if such Persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to comply with the provisions of this Section 9.14(b).

         Section 9.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.



                                       EASTMAN KODAK COMPANY


                                       By:  /s/ Wilbur J. Prezzano
                                            ------------------------------------
                                            Name:  Wilbur J. Prezzano
                                            Title:  Vice Chairman


                                       DANKA BUSINESS SYSTEMS PLC


                                       By:  /s/ Mark A. Vaughan-Lee
                                            ------------------------------------
                                            Name:  Mark A. Vaughan-Lee
                                            Title:  Chairman

                              AMENDED AND RESTATED

                                SUPPLY AGREEMENT

                                 by and between

                             EASTMAN KODAK COMPANY

                                      and

                           __________________________

                          Dated as of __________, 1996

                 This Amended and Restated Supply Agreement, dated as of __________, 1996, by and between Eastman Kodak Company, a New Jersey corporation ("Kodak"), and [NAME OF PURCHASER], a company incorporated under the laws of _______________ ("Purchaser").

                              W I T N E S S E T H:

                 WHEREAS, Kodak and Danka Business Systems PLC, a public limited company incorporated under the laws of England and Wales ("Danka"), have entered into an Asset Purchase Agreement, dated as of September 6, 1996 (the "Purchase Agreement"), pursuant to which Danka has agreed to purchase, license, lease and assume from Kodak, and Kodak has agreed to sell, transfer, assign, license and lease certain of the assets and liabilities of Kodak's Office Imaging business unit ("OI"), the Customer Equipment Services business unit ("CES") and Kodak's wholly owned subsidiaries comprising Kodak Imaging Services, Inc. ("KIS"); and

                 WHEREAS, immediately following the sale contemplated by the Purchase Agreement, Kodak shall continue to be engaged in the research, development, manufacture and remanufacture of electrophotographic systems (digital and analog) for office imaging and reprographics and related parts and supplies and in the sale of certain of such electrophotographic systems and such related parts, and supplies through its office imaging business unit (collectively, "Kodak's Manufacturing Business"); and

                 WHEREAS, Kodak and Systems Resources, Ltd. ("SRL"), a limited liability company and an indirect wholly owned subsidiary of Danka, have entered into a Master Agreement, dated as of September 5, 1995 (the "Master Agreement") relating to the sale, lease, rent, license and service of certain OI products;

                 WHEREAS, it is a condition to Danka's obligation to consummate the transactions contemplated by the Purchase Agreement that the Master Agreement be amended and restated as set forth herein; and

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Section 1.1 Specific Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

                 "Accessories" means devices or components for use in or with Equipment for image or document feeding, positioning, finishing or other image or document handling functions.

                 "Advisory Committee" has the meaning set forth in Section 9.3.

                 "Affiliates" means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; it being understood that none of Purchaser, Kodak or any of their respective Affiliates shall be considered Affiliates under this Agreement by virtue only of this Agreement. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                 "Agreement" means this Amended and Restated Supply Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                 "Business" means (i) OI and CES to the extent primarily related to the marketing, sale, distribution, maintenance, service and repair of electrophotographic systems (digital and analog) for office imaging and reprographics and the marketing, sale or distribution of parts and supplies for such electrophotographic systems, except for OEM-Out Agreements and OEM-In Agreements (other than the OEM-In Agreements in the event that Kodak received, prior to the Effective Date, either consent to their assignment or modifications thereto that would permit Kodak to resell products thereunder to Purchaser), and not related to the research and development or the manufacture or remanufacture of electrophotographic systems (digital and analog) for office imaging and reprographics and parts and supplies for such electrophotographic systems and (ii) KIS.

                 "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                 "Calculated Base Amount Coverage" means, with respect to any reference period, the sum of the results obtained by multiplying (i) the number of units purchased by Purchaser hereunder (or for which Purchaser is given credit as described on Exhibit I) during such reference period of each type of Equipment referenced on Exhibit H and each type of Equipment that is a New Product and an extension of, part of the same platform as, and substitutable for, a Current Product, by (ii) the Unit Base Amount, determined by Factory, with respect to such type of Equipment.

                 "Calculated Gross Amount" means, with respect to any reference period, the sum of (A) the sum of the results obtained by multiplying (i) the number of units purchased by Purchaser hereunder (or for which Purchaser is given credit as described on Exhibit I) during such reference period of each type of Equipment, Accessory or Software that is a Current Product and each type of Equipment that is a New Product and an extension of, part of the same platform as, and substitutable for, a Current Product by (ii) the Unit Gross Amount with respect to such type of Equipment, Accessory or Software, plus (B) the positive difference, if any, obtained by subtracting the Targeted Base Amount Coverage for such reference period from the Calculated Base Amount Coverage for such period.

                 "Carcasses" means used Equipment and Accessories.

                 "Certain Defined Applications" has the meaning set forth in
Section 6.3.

                 "Chosen Courts" has the meaning set forth in Section 12.8.

                 "Confidential Information" means all information that is either disclosed in tangible form clearly marked as confidential or, if initially disclosed in any other form, identified as confidential at the time of disclosure and summarized in a written document that is marked confidential and delivered to the other party within thirty (30) calendar days after the date of initial disclosure. Confidential Information may include models, samples, prototypes, drawings, specifications, test reports, sketches, blueprints, procedures, techniques, processes, research reports, production planning and scheduling information, market data, and cost and pricing data. Confidential Information shall not include information that:

                 (i) was in the receiving party's possession before receipt hereunder from the party requesting confidentiality and is not otherwise known by the receiving party to be the subject of an obligation of confidentiality;

                 (ii) is or becomes a matter of public knowledge other than as a result of any action or inaction of the receiving party;

                 (iii) is rightfully received by the receiving party from a third party not under any duty of confidentiality with respect thereto;

                 (iv) is independently developed by or on behalf of the receiving party; or

                 (v) is required by law or order of a court of competent jurisdiction to be disclosed; provided that the party from whom disclosure is sought shall cooperate with the other party to the extent the latter may seek to limit such disclosure.

                 "Current Product" means any Equipment, Software, Supply, Accessory or Spare Part manufactured, remanufactured or used for salvage by Kodak as of the Effective Date, and any New Product following the third anniversary of the Initial Announcement with respect thereto, in each case as modified from time to time by any Enhancements thereto, but excluding any OEM Supplies and OEM Products.

                 "Current Product Actual Quantity" means (i) for 1997 and 1998, the aggregate number of units of Equipment for each platform listed on Exhibit I actually purchased by Purchaser in 1997 and 1998 and (ii) for 1999, the number of units of Equipment for each platform listed on Exhibit I scheduled in the Fixed Zone and Firm Zone of the Rolling Horizon Estimate required to be provided by Purchaser in January of 1999.

                 "Current Product Targeted Quantity" means (i) for 1997 and 1998, the aggregate number of units of Equipment set forth on Exhibit I for each platform listed on Exhibit I for 1997 and 1998 and (ii) for 1999, the number of units of Equipment set forth on Exhibit I for each platform listed on
Exhibit I for 1999.

                 "Danka" has the meaning set forth in the Recitals.

                 "Dealer" means a Person who regularly sells goods or services at wholesale, retail or discount prices.

                 "Default Notice" has the meaning set forth in Section 10.1.

                 "Defaulting Party" has the meaning set forth in Section 10.1.

                 "Direct Funding Amount" means the amounts set forth on Exhibit
T.

                 "Documentation" means any information, written or fixed in another tangible form, that Kodak possesses, including logic diagrams, manuals, lists, drawings, maintenance information, pricing and product information.

                 "Effective Date" means the date and time the initial closing under the Purchase Agreement occurs.

                 "Election Notice" has the meaning set forth in Section 12.3.

                 "Enhancements" means any modification to any Equipment, Software, Supply, Accessory or Spare Part that is developed pursuant to Sections 9.4 or 9.5 and not pursuant to a New Product Plan.

                 "Equipment" means electrophotographic equipment for office imaging and office reprographics.

                 "Exclusivity Right" means the exclusive distribution rights and the right of first refusal described in Section 6.1 as limited therein.

                 "Exclusivity Termination Date" has the meaning set forth in
Section 6.2.

                 "Factory" means each of Kodak's Rochester, Kirkby, Muehlhausen and Tijuana plants.

                 "Firm Zone" means, with respect to Equipment and Accessories, the five months of the 18-month rolling period referred to in Section 4.3 that immediately follow the Fixed Zone and, with respect to Supplies, the three months of such 18-month rolling period that immediately follow the Fixed Zone.

                 "First Year Quantity Minimum" has the meaning set forth in
Section 4.2.

                 "Fixed Zone" means, with respect to Equipment and Accessories, the first four months of the 18-month rolling period referred to in Section 4.3 and, with respect to Supplies, the first two months of such 18-month rolling period.

                 "Force Majeure" has the meaning set forth in Section 12.14.

                 "Initial Announcement" means, with respect to any Equipment, Software, Supply, Accessory or Spare Part, the Business Day on which Kodak announces publicly to third parties generally or to Purchaser that such product is available for sale.

                 "Injunction" has the meaning set forth in the Purchase
Agreement.

                 "Installed Base" means all Equipment and Accessories manufactured or remanufactured by Kodak and sold or otherwise placed by Purchaser or Kodak or their respective Affiliates or Dealers.

                 "Intellectual Property" means patents, patent applications, Inventions, invention disclosures, trade secrets, know-how, registered and unregistered copyrights, works of authorship, computer software programs, data bases, mask rights, trademarks, service marks, trade names, trade dress and any similar proprietary rights and any licenses or user rights related to the foregoing.

                 "Invention" means any new device, computer program, article, method, process or improvement thereon, whether or not patentable, copyrightable, protectable under any applicable mask works law, protectable as a trade secret or protectable under any similar law.

                 "KIS" has the meaning set forth in the Recitals.

                 "Kodak" has the meaning set forth in the Recitals.

                 "Kodak's Designated Point of Delivery" means, with respect to any Current Product, the location listed on Exhibit R and, with respect to any New Product (or any Current Product that was a New Product), the location listed in the New Product Plan relating thereto.

                 "Kodak Indemnified Parties" has the meaning set forth in
Section 12.16.

                 "Kodak's Manufacturing Business" has the meaning set forth in the Recitals.

                 "Losses" has the meaning set forth in Section 12.16.

                 "Manufacturing Process" refers to the Carcass type or new build configuration, referenced on Exhibit A, used as the foundation for the manufacture of a particular unit of Equipment or Accessories.

                 "Master Agreement" has the meaning set forth in the Recitals.

                 "New Product" means any Proposed New Product that Purchaser elects to exclusively distribute worldwide pursuant to Section 6.1.

                 "New Product Plan" has the meaning set forth in Section
9.6(b).

                 "OEM-In Agreements" means those agreements listed on Exhibit G as amended by any amendments or modifications thereto.

                 "OEM-Out Agreement" means any agreement to which Kodak is a party, at any time, whereunder the other party thereto purchases for resale or for incorporation into its products any Equipment not bearing the Kodak name, Supply, Accessory or Spare Part manufactured by Kodak.

                 "OEM Products" means Equipment, Software, Accessories, Supplies and Spare Parts that are manufactured by Kodak and sold to a third party pursuant to an OEM-Out Agreement listed on Exhibit N or any renewal or extension of such an agreement that does not change the products specified therein.

                 "OEM Supplies" means Accessories, Supplies and Spare Parts sold by Kodak for use in conjunction with Equipment or Accessories that (i) are not developed or manufactured by Kodak or (ii) are scheduled on Exhibit K.

                 "Offer Period" has the meaning set forth in Section 12.3.

                 "Offering Notice" has the meaning set forth in Section 12.3.

                 "Other Product" means any electrophotographic equipment capable of producing full color images, other than equipment referred to in
(ii) through (vi) of the definition of "Specified Sales", and any related Software, Supplies, Accessories or Spare Parts, developed (in part or in whole) and manufactured by Kodak other than Current Products, New Products, OEM Products and OEM Supplies.

                 "Partnered Product" means any Equipment, other than Equipment for use in photofinishing, capable of producing full color images or a related Supply, Accessory or Spare Part developed (in part or in whole) by Kodak and manufactured by a Person other than Kodak.

                 "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

                 "Planning Zone" means, with respect to Equipment and Accessories, the last nine months of the 18-month rolling period referred to in
Section 4.3 and, with respect to Supplies, the last 13 months of such 18-month rolling period.

                 "Process R&D" means funding used to investigate changes in the manufacturing process for Supplies.

                 "Products" means Current Products, New Products and Other Products.

                 "Proposed New Product" has the meaning set forth in Section 9.6(b).

                 "Purchase Agreement" has the meaning set forth in the Recitals.

                 "Purchase Order" means a written purchase order substantially in the form approved by Kodak.

                 "Purchaser" has the meaning set forth in the Preamble.

                 "Purchaser Indemnified Parties" has the meaning set forth in
Section 12.7.

                 "Purchaser Affiliates" means the entities listed on Exhibit M, 100% of each of which is owned and controlled directly or indirectly by Danka, except for qualifying shares required by law.

                 "R&D Budget" has the meaning set forth in Section 9.2(a).

                 "Right of First Offer" has the meaning set forth in Section
12.3.

                 "Rolling Horizon Estimate" means Purchaser's reasonable estimate of the number of units or volume, as the case may be, of Purchaser's purchases from Kodak of a particular Product for each calendar month for the succeeding 18 calendar months.

                 "Software" means software platforms, products, and capabilities that include object and source codes and that enable print on demand, variable data printing, image capture, document assembly, replication and distribution for electrophotographic systems, including software families such as Lionheart.

                 "Spare Part" means any assembly, subassembly or part for use in the service or maintenance of Equipment or Accessories and any image loops.

                 "Specified Sales" means sales of (i) Other Products, (ii) electrophotographic equipment for use as microfilm/microimaging output devices,
(iii) electrophotographic equipment for use as photo finishing devices, (iv) electrophotographic equipment used in connection with health, biological or industrial diagnostic imaging devices, (v) electrophotographic equipment for use in color proofing, (vi) electrophotographic equipment for use in making printing plates or color separation media, (vii) OEM Products and (viii) OEM Supplies.

                 "SRL" shall have the meaning set forth in the Recitals.

                 "Subsidiary" means (a) any corporation in an unbroken chain of corporations beginning with Kodak if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Kodak is a general partner or (c) any partnership, corporation, limited liability company or similar entity that Kodak controls, through the ownership of interests or otherwise.

                 "Supplies" means developer, toner, fuser oil and other sundry products (except for receiver products) intended for use in the reprographic process.

                 "Targeted Base Amount Coverage" means, with respect to any reference period, the sum of the results obtained by multiplying (i) the number of each type of





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Equipment targeted for purchase by Purchaser during such reference period, as set forth in Exhibit S by (ii) the Unit Base Amount with respect to such type of Equipment, determined by Factory.

                 "Targeted Gross Amount" means, with respect to any reference period, the sum of the results obtained by multiplying (i) the number of each type of Equipment, Accessory or Software targeted for purchase by Purchaser during such reference period, as set forth in Exhibit S, by (ii) the Unit Gross Amount with respect to such type of Equipment, Accessory or Software.

                 "Third-Party Remanufactured Equipment and Accessories" means any Equipment or Accessories remanufactured by Kodak using Carcasses manufactured by a Person other than Kodak.

                 "Three Year Quantity Minimum" has the meaning set forth in
Section 4.2.

                 "Unit Base Amount" means (i) for any item of Equipment that is a Current Product, the amount set forth on Exhibit H, determined by Factory, with respect thereto, and (ii) for any item of Equipment that is a New Product, the amount of Unit Base Amount, determined by Factory, set forth in the New Product Plan relating thereto; provided, however, that with respect to any Equipment purchased by Purchaser during 1999, Kodak shall be entitled (but not required) to establish with Purchaser's consent, which shall not be unreasonably withheld, prior to December 31, 1998, an adjusted Unit Base Amount, based on (x) the projected amount of Kodak's fixed costs by Factory for 1999 and (y) the number of units of Equipment scheduled in the Rolling Horizon Estimate required to be provided by Purchaser in August 1998 and (z) methodology that is consistent with that used to determine the Unit Base Amount set forth on [Attachment E]; and, provided, further, that for purpose of any calculation pursuant to Section 5.5, Kodak shall be entitled (but not required), for any reference period in which the Calculated Base Amount Coverage would exceed the Targeted Base Amount Coverage, to establish with Purchaser's written consent, which shall not be unreasonably withheld, an adjusted Unit Base Amount to reflect actual Equipment volumes and fixed costs by Factory, using methodology that is consistent with that used to determine the Unit Base Amount set forth on [Attachment E].

                 "Unit Gross Amount" shall mean (i) for any item of Equipment, Accessory or Software that is a Current Product, the amount set forth on Exhibit S with respect thereto, and (ii) for any item of Equipment, Accessory or Software that is a New Product, the amount of Unit Gross Amount set forth in the New Product Plan relating thereto.

                 Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

                 Section 1.3  Other Definitional Provisions.

                 (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                 (c)      The terms "Dollars" and "$" shall mean United States
Dollars.

                 (d) References herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement, unless the express context otherwise requires.

                 (e) Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."


                                   ARTICLE II

                               TERM OF AGREEMENT

                 Section 2.1 Term of Agreement. Subject to Section 2.2, this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Article X, shall be in effect for ten years.

                 Section 2.2 Renewal. No later than one year prior to the then-scheduled expiration of this Agreement, Kodak and Purchaser may agree in writing to extend this Agreement for an additional three-year period.


                                  ARTICLE III

                               SUPPLY OF PRODUCTS

                 Section 3.1 Supply of Products. On the terms and subject to the conditions set forth in this Agreement, Kodak agrees to sell to Purchaser and Purchaser agrees to buy from Kodak those Products that Purchaser orders from Kodak in accordance with the terms of this Agreement.

                 Section 3.2 Discontinuation of Products. (a) Notwithstanding anything to the contrary contained herein, in the event that the actual volume or number of units, as the case may be, ordered of any Current Product or New Product in any 12-month period decreases to less than 50% of the actual volume or number of units, as the case may be, ordered of such Product in the immediately preceding 12-month period, Kodak may discontinue the supply of such Product to Purchaser upon six months' prior written notice. Notwithstanding anything to the contrary contained herein, Kodak may discontinue, subject to the provisions of Section 3.3, the supply of any Other Product to Purchaser upon six months' prior written notice.

                 (b) Purchaser shall provide Kodak with written notice no less than 12 months prior to such time as Purchaser plans or expects to (i) cease ordering in a six-month period at least 50% of the actual volume or number of units of any Product that Purchaser ordered in the preceding six-month period or (ii) terminate entirely its purchasing or marketing of a Product.

                 Section 3.3  Further Availability of Supplies and Spare Parts.
(a) Unless this Agreement is terminated by Kodak pursuant to Section 10.1(a)(ii), or Section 10.1(a)(iii), Kodak shall, subject to the exercise of its rights under Section 3.2, for a period of no less than five years after the date on which Kodak makes the last delivery of any model of Equipment or Accessory to Purchaser under this Agreement, make Supplies and Spare Parts relating to such model of Equipment or Accessory available for purchase by Purchaser on reasonable terms and conditions; provided, however, that if Kodak intends to cease to be a supplier of such Supplies or Spare Parts on or after the termination of such five-year period it will provide Purchaser with six months' written notice prior to such cessation. Purchaser may place orders for Supplies and Spare Parts in that six-month period provided such Supplies or Spare Parts are for delivery to Purchaser by Kodak not later than the last Business Day of such six-month period.

                 (b)      If this Agreement is terminated by Kodak pursuant to
Section 10.1(a)(ii) or Section 10.1(a)(iii), Kodak shall make available to Purchaser, until the earlier of (i) five years from the date of such termination and (ii) the date on which Kodak ceases to be a supplier of such Supplies or Spare Parts, on a basis substantially similar to that available to the general market, the ability to purchase Supplies and Spare Parts relating to Equipment and Accessories distributed by Purchaser pursuant to this Agreement prior to such termination.

                 (c) The continued sale of Supplies and Spare Parts to Purchaser during the periods referenced in Sections 3.3(a) and 3.3(b) is contingent, in each case, upon Purchaser's compliance with commercially reasonable standards for quality and service.

                 Section 3.4 Resale of Products by Purchaser. (a) Purchaser may resell any Current Product or New Product purchased hereunder (subject, in the case of Software, to the terms of the license accompanying and governing the use of such Software) to (a) end-users of such Product and (b) any Dealer of such Product; provided, however, that Purchaser may not resell any Product purchased hereunder to a Dealer (i) unless Purchaser provides Kodak with the name and address of such Dealer within 10 Business Days following the first sale of a Product to such Dealer, (ii) unless, prior to such resale, such Dealer agrees in writing to be bound by the provisions set forth in Sections 7.2, 8.1(a), 8.1(c), 11.2 and 11.3 and acknowledges in writing that Kodak has not provided any warranty with respect to such Product and shall have no liability to such Dealer, its Affiliates or any other Person with respect to any such Product provided by Purchaser to such Dealer, and
(iii) if the Exclusivity Termination Date with respect to such Product has occurred. Purchaser may resell Other Products purchased hereunder solely to end-users.

                 (b) Purchaser shall resell Current Products and New Products pursuant to the terms of the distribution agreements listed on Schedule U, as the same may be amended from time to time in accordance with their terms.


                                   ARTICLE IV

                          QUANTITY MINIMUMS AND ORDERS

                 Section 4.1 Current Products. For the term of this Agreement, Purchaser shall order for purchase and shall purchase from Kodak (i) Purchaser's requirements, from time to time, for Equipment manufactured or remanufactured by Kodak; provided, that during the 1997 calendar year, Purchaser shall purchase no fewer than the aggregate number of units of Equipment per platform set forth on Exhibit I, (ii) all of Purchaser's requirements for Accessories and Spare Parts for Current Products (other than Third-Party Remanufactured Equipment and Accessories), New Products and the Installed Base (other than Third-Party Remanufactured Equipment and Accessories), except for those Spare Parts that, prior to the Effective Date, CES regularly purchased from Persons other than Kodak (which Purchaser and the Purchaser Affiliates may continue to purchase directly from such Persons),
(iii) all of Purchaser's requirements for Supplies for Current Products (other than Third-Party Remanufactured Equipment and Accessories), New Products and the Installed Base (other than Third-Party Remanufactured Equipment and Accessories), (iv) all of Purchaser's requirements for the types of toners set forth on Exhibit J and (v) all of Purchaser's requirements for "Kodak" branded Third-Party Remanufactured Equipment and Accessories. If Purchaser receives a bid from an alternate supplier to provide any unit of vendor sourced, low technology parts that constitute Spare Parts for Current Products of equal or better quality (as mutually agreed to by the parties) and at a price at least fifteen percent (15%) below the price for such unit listed on Exhibit B, then Purchaser will notify Kodak which unit of Spare Parts is at issue and the alternative price at which the unit of Spare Parts can be obtained, and Kodak will examine with Purchaser and, if commercially reasonable pursue, the purchase of such Spare Parts and share in any resulting gains.

                 Section 4.2  New Products.  Subject to the provisions of
Section 3.1, Purchaser shall order for purchase and shall purchase no less than
(i) during the three years immediately following the Initial Announcement with respect to each New Product, the minimum aggregate number of units of such New Product (the "Three Year Quantity Minimum") specified to be purchased in the New Product Plan relating thereto and (ii) during the 12-month period immediately following the Initial Announcement with respect to each New Product, the minimum number of units specified to be purchased in the New Product Plan relating thereto (the "First Year Quantity Minimum").

                 Section 4.3 Equipment and Accessories Orders and Rolling Horizon Estimates. (a) The parties hereto shall operate under MRP principles utilizing a formal sales and operating planning process. On or before the fifth day of each calendar month, Purchaser shall provide to Kodak (i) a Rolling Horizon Estimate of Equipment and Accessories, which estimate shall be divided into a Fixed Zone, Firm Zone and Planning Zone and (ii) a Purchase Order for Equipment and Accessories to be delivered in the fourth calendar month thereafter. Each Rolling Horizon Estimate of Equipment and Accessories and each Purchase Order also shall set forth a schedule of the Manufacturing Processes that Purchaser wishes Kodak to use in manufacturing the units of Equipment to be provided in each month; provided, however, that Kodak shall only have an obligation to use the Manufacturing Processes scheduled by Purchaser if Purchaser delivers to Kodak such Carcasses, if any, as may be necessary to effect such Manufacturing Processes; and provided, further that Kodak shall be entitled to substitute in any one month Equipment or Accessories of the type requested by Purchaser, but manufactured using a Manufacturing Process other than that requested by Purchaser, so long as Kodak uses its reasonable efforts to provide Purchaser during the next succeeding two months with an aggregate amount of Equipment or Accessories, as the case may be, of such type so that, in the aggregate, Purchaser will have received the amount of, and mix of Manufacturing Processes for, such type of Equipment or Accessories, as the case may be, that it has requested for such three-month period. Each Rolling Horizon Estimate of Equipment and Accessories also shall set forth a schedule of the Carcasses expected to be delivered by Purchaser to Kodak for warehousing. If Kodak reasonably expects that it will be unable to supply the quantity of Equipment or Accessories projected by Purchaser in a Rolling Horizon Estimate, Kodak will notify Purchaser within 30 days after receipt of the Rolling Horizon Estimate and the parties shall engage in good faith negotiations to agree on an alternative supply schedule.

                 (b) The numbers of units of each type of Equipment and Accessories scheduled for each month of the Fixed Zone included within a Rolling Horizon Estimate for Equipment and Accessories, and the mix of Manufacturing Processes to be used by Kodak in their manufacture, may not be modified by Purchaser and all such units must be purchased by Purchaser prior to the end of the month in which they are scheduled for delivery. The number of units, categorized by Manufacturing Process, to be used of each type of Equipment and Accessories scheduled in any Rolling Horizon Estimate for each month of the

Firm Zone may not be increased or decreased by more than 20% in the next succeeding Rolling Horizon Estimate of Equipment and Accessories.

                 Section 4.4 Supply Orders and Rolling Horizon Estimates. (a) On or before the fifth day of each calendar month, Purchaser shall provide to Kodak a Purchase Order for Supplies to be delivered in the second calendar month after the calendar month in which the Purchase Order is issued and a Rolling Horizon Estimate for Supplies, which estimate shall be divided into a Fixed Zone, Firm Zone and Planning Zone.

                 (b) The numbers of units or the volume, as the case may be, of each type of Supply scheduled for each month of the Fixed Zone may not be modified by Purchaser and all such units or volume must be purchased by Purchaser prior to the end of the month in which they are scheduled for delivery. The number of units or the volume, as the case may be, of each type of Supply scheduled in any Rolling Horizon Estimate for each month of the Firm Zone may not be increased or decreased by more than 20% in the next succeeding Rolling Horizon Estimate of Supplies.

                 Section 4.5 Spare Parts Orders and Rolling Horizon Estimates. On or before the fifth day of each calendar month, Purchaser shall provide to Kodak its Rolling Horizon Estimate of Spare Parts (which shall be nonbinding and for planning purposes only); it being understood, that for purposes of
Section 4.4 and this Section 4.5, image loops, pressure rollers and fuser rollers shall be treated as Supplies. Purchaser will purchase Spare Parts, and Kodak agrees to make delivery thereof to Purchaser, pursuant to Purchase Orders setting forth the quantities of Spare Parts to be delivered within 120 days following Kodak's receipt of the applicable Purchase Order; provided, that such quantities shall be generally consistent with the minimum and maximum order quantity and lead-time variance practices followed by the Business prior to the Effective Date.

                 Section 4.6 Software Sales. Purchaser shall deliver to Kodak a purchase order for any separately ordered Software purchase at least 30 days prior to the proposed delivery date.

                 Section 4.7 Carcasses. (a) Purchaser shall provide Kodak with Carcasses sufficient to permit Kodak to deliver to Purchaser on a timely basis Equipment and Accessories produced using the Manufacturing Processes requested by Purchaser pursuant to Section 4.3(a). All transportation costs and related expenses associated with the delivery of Carcasses to Kodak under this Agreement shall be borne by Purchaser. In addition, Purchaser shall reimburse Kodak for all transportation costs and related expenses associated with the transport by Kodak to its Tijuana Factory of Carcasses delivered in the United States to Kodak by Purchaser under this Agreement; provided, however, that Purchaser and Kodak agree to meet and review this arrangement on or after the first anniversary of the Effective Date for the purpose of identifying mutually beneficial alternatives. Title to, and risk of loss

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of, Carcasses provided to Kodak pursuant to this Section 4.7(a) and stored by
Kodak pursuant to Section 4.7(f) shall remain with Purchaser at all times.

                 (b) Kodak shall only have an obligation to use the Manufacturing Processes scheduled by Purchaser pursuant to Section 4.3 if Purchaser delivers to Kodak Carcasses of a quality and completeness suitable for use in the Manufacturing Process requested by Purchaser; it being understood that Purchaser shall provide Kodak with a similar distribution of usable Carcasses as Kodak generally obtained prior to the Closing.

                 (c) Purchaser and Kodak shall meet on no less than a quarterly basis to discuss their requirements for Carcasses and mutually agree on the number of Carcasses to be retained or disposed of by Purchaser under this Section 4.7(c). In the event that Purchaser owns or purchases Carcasses in excess of those required for it to satisfy its obligations under Section 4.7(a) and wishes to dispose of such excess, Purchaser shall provide Kodak a right exercisable within 30 days after notice from Purchaser to purchase any or all of such excess Carcasses at a price (i) in the case of Carcasses to be used for strip and salvage, equal to the fair market value of the Spare Parts "as is" salvageable from such Carcass, and (ii) in the case of Carcasses to be used as the foundation for Equipment to be manufactured by Kodak and sold under an OEM-Out Agreement, the value of such Carcass used in the preparation of the prices set forth in Exhibit A. In the event that Kodak declines to exercise its right of first refusal, Purchaser may sell such Carcasses to any other Person.

                 (d) In no event may Purchaser strip and salvage any Carcass for Spare Parts or purchase from any Person other than Kodak any Spare Part salvaged from a Carcass.

                 (e) Nothing in this Agreement shall preclude Kodak from purchasing Carcasses from Persons other than Purchaser.

                 (f) Kodak shall invoice Purchaser on a monthly basis at fair market rates for the warehousing of Carcasses held by Kodak on behalf of Purchaser. Purchaser shall have responsibility for and shall receive all benefits or losses resulting from disposal of any unused warehoused Carcasses that are not required under Section 4.7(a) and that Kodak has stated in writing that it does not want.

                 Section 4.8 Emergency Spare Parts. From time to time Purchaser may request Kodak to deliver Spare Parts on an emergency basis within one Business Day of Purchaser's request. Kodak agrees to make every reasonable effort to deliver such emergency Spare Parts, or notify Purchaser when such delivery shall be made, within one Business Day. Kodak agrees to accord such emergency requests priority over any other Purchaser requirements for Equipment, Accessories or Spare Parts and to use reasonable efforts to accord such requests priority over any other non-emergency deliveries to any party. Should emergency delivery of Spare Parts affect Kodak's ability to deliver Equipment,

Accessories or Spare Parts to Purchaser, Kodak shall so notify Purchaser prior to the emergency delivery and obtain Purchaser's agreement to proceed; it being understood that, if Purchaser agrees to have Kodak proceed with the emergency delivery and there is a delay in the delivery of Equipment, Accessories or Spare Parts directly caused by delivery of such emergency Spare Parts, Kodak shall not be penalized. The price for emergency Spare Parts shall be the then-current price; provided, that the total number of line items of emergency Spare Parts in any one month does not exceed 20 per Factory. Line items for emergency Spare Parts in excess of the foregoing number shall be filled at a price determined by Kodak up to twice the then-current price if, in Kodak's reasonable business judgment, Purchaser has abused the emergency Spare Parts ordering process; provided, however, that the price for emergency Spare Parts necessitated by Kodak's failure to timely fill Purchaser's Spare Parts orders, except to the extent such failure is caused by Purchaser, shall be the then-current price regardless of the total number of emergency Spare Parts ordered in any one month.

                 Section 4.9 Access to Purchaser's Records. (a) At Kodak's reasonable request, Purchaser shall (i) furnish, or cause to be furnished, to Kodak and its representatives any operating, sales or other data and information existing and within its possession to the extent that such data or information relates to Purchaser's past or present requirements or estimated future requirements of any Product as to which Purchaser has an obligation to purchase under Section 4.1(i), (ii), (iii) or (v) and (ii) instruct its employees and representatives to cooperate with Kodak in its determination or verification of such requirements; it being understood that Kodak shall reimburse Purchaser promptly for any reasonable out-of-pocket expenses it incurs in complying with any such request by or on behalf of Kodak.

                 (b) As soon as practicable following receipt thereof by Purchaser, Purchaser shall gather, on generally the same basis as that followed by the Business prior to the Effective Date, and provide Kodak with all field data gathered by Purchaser, including customer comments and data relating to field reliability of Products and abnormal installations, all service and troubleshooting information known to its service organization and all other information, including information from CES-Star software, necessary or desirable to ensure the maintenance of high quality service, substantially equivalent to that which Kodak, through the Business, provided to its customers prior to the Effective Date. Purchaser and Kodak shall each designate in writing two representatives to serve on a committee that shall meet monthly to evaluate the data gathered by Purchaser.

                 Section 4.10 Repurchase of Parts. Upon Kodak's request, Purchaser shall sell to Kodak Spare Parts in Purchaser's inventory that Kodak may require. The purchase price for such Spare Parts shall be equal to Purchaser's cost plus a markup equivalent to Purchaser's reasonable expenses for cost of capital, storage, handling and related items.

                 Section 4.11 Recycled (Exchanged) Spare Parts. From time to time, Purchaser will provide to Kodak certain Spare Parts identified by Kodak for remanufacture, refurbishment or recycling. Kodak and Purchaser have agreed upon, as shown on Exhibit D, the Spare Parts that may be remanufactured, refurbished or recycled by Kodak and the associated exchange credits.

                 Section 4.12 Software Customization. At the request of Purchaser, Kodak shall cooperate with Purchaser in making modifications (customizations) to Software to meet specific customer needs to the extent that such modifications (i) are not modifications that field service engineers or systems engineers are capable of implementing (absent re-engineering) or (ii) involve source code. In the event Purchaser requests such cooperation, Purchaser shall be responsible for submitting a customization request, installing customized software at its customer's site, and paying Kodak's fees for implementing, testing and delivering the requested customization, which fees shall be as set forth in a written estimate prepared by Kodak promptly upon its receipt of Purchaser's request set forth in the preceding sentence. Kodak shall respond to customization requests by supplying cost and time estimates to implement, test, and deliver the requested customization and, if such estimates are accepted by Purchaser, shall do so as described in such response.


                                   ARTICLE V

                                    PRICING

                 Section 5.1  Pricing.

                 (a) Prices for Current Products. (i) Subject to Section 5.1(e), the purchase price for each item of Equipment, Accessory and Software, by Manufacturing Process, that is a Current Product as of the date hereof is listed on Exhibit A. The purchase price for each Spare Part that is a Current Product as of the date hereof is listed on Exhibit B. The purchase price for each unit of Supplies that is a Current Product as of the date hereof is listed on Exhibit C. Such prices are applicable and valid for Products supplied prior to the third anniversary of the Effective Date. The listed prices are FOB Kodak's Designated Point of Delivery.

                 (ii) The purchase price for each unit of Equipment listed on Exhibit A includes a starter kit which is configured specifically for each such unit and contains supplies necessary for the initial operation of the unit. Each starter kit will be packaged with each unit of Equipment.

                 (iii) The prices on Exhibits A, B, C and D do not, and all other prices to be determined in accordance with this Section 5.1 will not, include any sales or use taxes, each of which, if required, shall be added as a single line item to each invoice. [PRICES ON EXHIBITS A, B AND C SHALL BE GOVERNED BY THE PRINCIPLES SET FORTH ON ATTACHMENTS A, B AND C, RESPECTIVELY.]

                 (b) Other Pricing Information. No later than nine months prior to the expiration of the applicability of the then-current prices, Purchaser and Kodak shall begin negotiating the prices to be charged for a succeeding defined period (as determined at such time), which prices shall (i) be based on the principles outlined on Exhibit F, including requirements that minimum quantities, exclusivity termination provisions and R&D funding provisions be agreed to in the future negotiations and (ii) be agreed to no less than six months prior to the expiration of the applicability of the then-current prices.

                 (c) Prices for New Products. The purchase price for each New Product shall be set forth in the New Product Plan for such New Product.

                 (d) Prices for Other Products. The purchase price for each Other Product shall be determined in accordance with Section 6.2.

                 (e) Enhancements. The purchase price for any Product that has been modified by an Enhancement shall be agreed upon pursuant to
Section 9.4.

                 Section 5.2 Price Increases. Notwithstanding anything to the contrary contained in this Agreement, if Kodak determines in good faith that extraordinary economic conditions or that the occurrence of events would impose economic hardships of a severity not generally experienced by business from normal conditions, then the parties agree to negotiate in good faith an appropriate price adjustment effective as of the date of such change. Extraordinary events or conditions could include, but are not limited to, an oil embargo which substantially affects the cost of manufacture or delivery of any Product and a substantial increase in prices for raw materials or subassemblies, material changes in prevailing conference freight rates and other import/export costs, or significant regulations or actions of governments that materially affect the cost of any Product.

                 Section 5.3 Payments. Purchaser shall be invoiced upon shipment in the currency set forth on Exhibit R for the type of Products listed thereon; or if not listed thereon, in U.S. Dollars for all Products for which Purchaser takes delivery in the United States, United Kingdom or Mexico and in Deutschemarks for all Products for which Purchaser takes delivery in Germany or the Czech Republic. Payments shall be made in the currency in which the invoice is denominated. Credit terms shall be net 30 days from the date of invoice, plus a two percent penalty for late payment (not to exceed the maximum amount permitted by law). In the case of disputed invoices, if Purchaser promptly provides Kodak with a written explanation of the dispute, Purchaser shall not be obligated to pay that portion of the invoice which is reasonably in dispute until the dispute is resolved, and the two percent penalty referred to in the preceding sentence shall be imposed 30 days after the date of such resolution if payment shall not have been received by Kodak.

                 Section 5.4 Taxes. Purchaser shall pay any applicable sales or use taxes imposed under the authority of a federal, state, provincial or local taxing jurisdiction, unless Purchaser furnishes Kodak with the appropriate exemption certificates in advance of shipment.

                 Section 5.5 Gross Amount Collar. (a) No later than February 28, 1999, Purchaser shall pay to Kodak an amount equal to the sum of (i) the positive difference, if any, obtained by subtracting the Calculated Gross Amount for the calendar years 1997 and 1998 from ____% of the Targeted Gross Amount for such period, plus (ii) the positive difference, if any, obtained by subtracting the Calculated Base Amount Coverage for such period from the Targeted Base Amount Coverage for such period.

                 (b) In the event that the Calculated Gross Amount for 1997 and 1998 combined is greater than ____% of Targeted Gross Amount for such period, Kodak shall pay to Purchaser, no later than February 28, 1999, ____% of the difference between such Calculated Gross Amount and ____% of such Targeted Gross Amount.

                 (c) No later than February 28, 2000, Purchaser shall pay to Kodak an amount equal to the sum of (i) the positive difference, if any, obtained by subtracting the Calculated Gross Amount for 1999 from ____% of the Targeted Gross Amount for 1999, plus (ii) the positive difference, if any, obtained by subtracting the Calculated Base Amount Coverage for such period from the Targeted Base Amount Coverage for such period; provided, that if the Calculated Gross Amount for 1997 and 1998 combined exceeded ____% of the Targeted Gross Amount for 1997 and 1998 combined, the lesser of (x) such excess amount and (y) ____% of such Targeted Gross Amount for 1997 and 1998 combined shall be added to the amount of Calculated Gross Amount for 1999 for purposes of determining the amount owed by Purchaser to Kodak under this Section 5.5(c).

                 (d) In the event that the Calculated Gross Amount for 1999 is greater than _____% of the Targeted Gross Amount for 1999, no later than February 28, 2000, Kodak shall pay to Purchaser _____% of the difference between such Calculated Gross Amount and ____% of such Targeted Gross Amount.

                 Section 5.6 Construction. The amendment and restatement of the Master Agreement effected hereby shall have no effect on the obligation of SRL to pay any amount to Kodak, or on the obligation of Kodak to pay any amount to SRL, for the period through the date hereof (on an annualized basis) under the terms of the Master Agreement without, for purposes hereof, giving effect to the amendment and restatement thereof effected hereby. Any such amount will be paid within thirty days hereof.





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                                   ARTICLE VI

                          DISTRIBUTION AND DELIVERIES

                 Section 6.1 Exclusivity. (a) Subject to Section 6.1(c), Purchaser shall have the exclusive right to distribute worldwide all Current Products, except (i) with respect to Certain Defined Applications and Specified Sales, which are the subjects of Sections 6.3(a) and (b), respectively, and
(ii) to the extent that Kodak, in its good faith judgment, reasonably believes that such a right would violate, or otherwise subject Kodak or any of its Affiliates to liability under, the Injunction.

                 (b) Subject to Section 6.1(d), Purchaser shall have a right of first refusal to exclusively distribute worldwide each Proposed New Product, on the terms set forth in the New Product Plan relating to such Proposed New Product, as such New Product Plan exists as of the Gate 2 stage of the commercialization process referred to in Section 9.5, except (i) with respect to Certain Defined Applications and Specified Sales, which are the subjects of Section 6.3(a) and (b), respectively, and (ii) to the extent that Kodak, in its good faith judgment, reasonably believes that such a right would violate, or otherwise subject Kodak or any of its Affiliates to liability under, the Injunction. Such right shall be exercised by Purchaser delivering to Kodak written notice no later than the 15th Business Day after the Gate 2 review meeting with respect to such Proposed New Product or, in the case of Products that have passed Gate 2, no later than 90 days after the Effective Date. If Purchaser fails to deliver such written notice prior to such 15th Business Day (i) Purchaser's right to exclusively distribute worldwide such New Product shall lapse, (ii) such New Product shall cease to be a Product for all purposes of this Agreement, and (iii) Kodak, in its discretion, may proceed with the development, manufacture and distribution of such Product in any manner of its choosing, including through the license or transfer of its rights thereto, to third parties.

                 (c) Kodak shall have the right to terminate the Exclusivity Right with respect to all Current Products, if (i) Purchaser fails to pay within 15 days of when due any amount in respect of the Direct Funding Amount, or (ii)(A) the Current Product Actual Quantity for 1997 and 1998 was less than ____% of the Current Product Targeted Quantity for 1997 and 1998, or
(B) based upon the Rolling Horizon Estimate required to be provided by Purchaser in January 1999, the aggregate Current Product Actual Quantity for 1999 would be less than ____% of the Current Product Targeted Quantity for 1999; provided, however, that Kodak shall be required to give Purchaser 90 days' written notice of its intention to terminate the Exclusivity Right pursuant to this Clause (ii) and, if prior to the end of such 90-day period Purchaser increases the number of units of Equipment scheduled in the Fixed Zone and Firm Zone of its then current Rolling Horizon Estimate such that the number of units of Equipment to be purchased by Purchaser in 1999 would equal or exceed ____% of the Current Product Targeted Quantity for 1999, Kodak's right to terminate the Exclusivity Right





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pursuant to this Clause (ii) of this Section 6.1(c) shall be suspended unless and until Purchaser fails to effect such purchases or evidences its intent not to effect such purchases.

                 (d) Subject to the provision of Section 6.1(e), Kodak shall have the right to terminate immediately the Exclusivity Right with respect to any New Product if Purchaser fails to (x) satisfy the First Year Quantity Minimum or the Three Year Quantity Minimum with respect to such New Product; provided, however, that Kodak shall not have a right of termination under this Clause (x) if Purchaser's failure to satisfy such First Year Quantity Minimum or Three Year Quantity Minimum is primarily caused by Kodak's failure to provide to Purchaser such New Product in sufficient quantities and substantially in compliance with the product specifications set forth in the New Product Plan relating thereto, (y) pay within 15 days of when due any payment in respect of the Direct Funding Amount, or (z) provide Kodak within 15 days after notice from Kodak, with the deliverables described under the caption "Commercialization Process" in Exhibit P hereto at the Gate 3, Gate 4, Gate 5 or Gate 6 review contemplated by such Exhibit. If Kodak elects to exercise such termination right, it shall notify Purchaser of such election in writing and, immediately thereupon, Purchaser's Exclusivity Right with respect to such New Product shall lapse for all purposes of this Agreement, including when such New Product becomes a Current Product. In addition, Purchaser shall reimburse Kodak for fifty percent of its tooling and inventory writeoffs reasonably incurred by Kodak in light of such failure.

                 (e) Notwithstanding the provisions of Section 6.1(d), if, prior to the Gate 6 stage of the commercialization process, the projected unit manufacturing costs associated with a New Product increase to more than ___ __ times the projected unit manufacturing costs set forth in the New Product Plan as it was approved at the Gate 2 stage of the commercialization process, Kodak shall promptly notify Purchaser of such increase and, thereupon, Purchaser may elect to terminate its participation in such Product Development Plan, by notifying Kodak in writing no later than 30 days after Kodak's notice referred to above. Such termination shall be effective immediately upon Purchaser's giving of such notice and, thereupon, (i) the provisions of Section 6.1(d), insofar as they relate to Purchaser's obligations with respect to such New Product, shall cease to apply, (ii) Purchaser's right to exclusively distribute worldwide such New Product shall lapse, (iii) such New Product shall cease to be a Product for all purposes of this Agreement, and (iv) Kodak, in its discretion, may proceed with the development, manufacture and distribution of such Product in any manner of its choosing, including through the license or transfer of its rights thereto, to third parties.

                 Section 6.2 Other Products and Partnered Products. (a) Until the earlier of (i) the 90th day following Kodak's notice to Purchaser that Kodak is terminating Purchaser's Exclusivity Right with respect to Current Products pursuant to Section 6.1(c) (the "Exclusivity Termination Date") and
(ii) the fifth anniversary of the Effective Date, Kodak shall grant to Purchaser a nonexclusive right to distribute each Other Product following the





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Initial Announcement with respect thereto.  Other Products shall be sold to
Purchaser on reasonable terms and conditions.

                 (b) Until the earlier of the Exclusivity Termination Date and the fifth anniversary of the Effective Date, Kodak shall use its best efforts to obtain for Purchaser a right to distribute each Partnered Product on a nonexclusive basis following the Initial Announcement with respect thereto.

                 Section 6.3 Kodak's Right to Distribute. (a) From time to time, Kodak may request in writing that Purchaser distribute Current Products or New Products for applications, market segments or geographic areas in which Purchaser is not then distributing, which request shall set forth an estimated minimum quantity (by category, class or Product) Kodak believes could be sold over the succeeding three years with respect to such application, market segment or geographic area and the estimated price at which such sales could be effected. If Purchaser shall not have committed in writing within 90 days of such a request to actively distribute Current Products or New Products, as the case may be, for such applications, market segments or geographic areas, Kodak shall have the exclusive right to distribute, by any means of its choosing, Current Products or New Products, as the case may be, solely for such applications, market segments or geographic areas ("Certain Defined Applications") at a price no less than that set forth in Kodak's request related thereto.

                 (b) Without limiting the foregoing or any of Kodak's other rights hereunder, Kodak shall have the right to (i) market, sell and distribute any product that Purchaser does not explicitly have an exclusive right to distribute hereunder or that Purchaser does not elect to have an exclusive right to distribute hereunder, (ii) distribute on an exclusive basis Current Products or New Products for Certain Defined Applications, and (iii) make any Specified Sale on an exclusive basis; it being understood that, so long as Purchaser has the right to distribute Other Products hereunder, Kodak shall only have a nonexclusive right to distribute Other Products.

                 Section 6.4 Title and Risk of Loss. Each Product ordered hereunder shall be shipped FOB Kodak's Designated Point of Delivery. Purchaser shall select the carrier and prepay, or make arrangements with the carrier for payment of, the transportation charges to the warehouse destination designated by Purchaser, along with any transportation charges, insurance, handling and other costs, and any customs, import, export and similar duties, associated with the conveyance of Products. In addition, Purchaser shall reimburse Kodak for all transportation costs and related expenses associated with the transport of Products to be purchased under this Agreement from Kodak's Tijuana Factory to Kodak's regional distribution centers in the United States and Mexico that are the Kodak Designated Point of Delivery for such Products.

                 Section 6.5 Shipping Frequency and Quantity. Kodak shall not be required to deliver Products more than once a day to Purchaser. Purchaser shall be required to accept





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delivery as frequently as reasonably requested by Kodak but not more often than once a day without Purchaser's approval. Delivery of quantities of Products constituting partial orders shall be accepted by Purchaser; provided, that Purchaser shall only be invoiced for the quantity actually delivered. Any order shortfall shall be delivered as soon as commercially reasonable. The parties shall cooperate to ensure that shipments are made in a cost-effective manner.

                 Section 6.6 Calls to CIC by Kodak Customers. If Purchaser receives calls to its Customer Information Center from customers seeking to purchase goods supplied by Kodak other than Current Products, New Products, or Other Products, Purchaser shall attempt to obtain such customer's name, telephone number and address, which it shall promptly provide to a representative of Kodak designated from time to time for that purpose, and Purchaser shall provide such customer with the contact telephone number at Kodak provided by Kodak to Purchaser from time to time for purpose of such inquiries. Kodak shall promptly reimburse Purchaser for its reasonable and reasonably documented expenses incurred in connection with its performance of its obligations under this Section.


                                  ARTICLE VII

                   WARRANTY, INSPECTION AND QUALITY ASSURANCE

                 Section 7.1 Inspection and Warranty. Prior to their delivery, Products to be sold hereunder shall be inspected (and, where applicable, tested) by Kodak in accordance with Kodak's Functional Total Quality Plan or such other procedures as are mutually agreed upon by the parties hereto in order to assure conformance of Products to Kodak's product specifications. Purchaser also shall have the right to conduct its own inspection test in accordance with such procedures no later than the earlier of
(i) 90 days after the date of delivery of any Products to Purchaser and (ii) the installation of such Product. If Purchaser determines that any item does not substantially conform to Kodak's product specifications it shall, within 15 days after completion of the inspection, notify Kodak and request it to institute a consulting inspection. Kodak may designate other companies to perform a consulting inspection. If the consulting inspection reveals a non-conformity that does not reasonably appear to have resulted from, or occurred during, shipping of the inspected item, Kodak or a company designated by Kodak shall be responsible for causing the non-conforming item to achieve, by means of Kodak's choosing, substantial compliance with its product specifications at Kodak's expense. Upon delivery, the Products shall be paid for within the time frame provided in this Agreement even if non-conformance is found under the circumstances set forth herein. In the case of Spare Parts and Supplies, Kodak, at its option, shall replace those non-conforming items or give credit to Purchaser for such non-conforming items, which shall be applied against subsequent purchases of those items.

                 Section 7.2 Quality Assurance. (a) Purchaser shall (x) provide Kodak with such installation and service data and (y) perform or permit Kodak to perform such quality checks, as Kodak requires to maintain the quality of Equipment, Software, Spare Parts Supplies and Accessories that are Products, and OEM Products. If the rate of field reliability of any Product is lower than expected by Purchaser or Kodak, Kodak may in its discretion or upon the request of Purchaser monitor installation and servicing of such items at Purchaser's customer locations, and Purchaser shall facilitate such monitoring. If Kodak determines that Purchaser's installation or servicing procedures are a cause of the reliability problem, Purchaser shall make such revisions to its procedures as Kodak reasonably requests.

                 (b) Immediately upon Kodak's request, Purchaser shall cease ordering any and all products under any of the OEM-In Agreements if Kodak, in good faith, determines that the supplier thereunder or any of its subsidiaries has breached, or reasonably may be expected to breach, any of its obligations under any OEM-In Agreement with respect to any right that Kodak retains in such agreement or if Kodak is not satisfied with the quality of such Products.

                 (c) Kodak shall notify Purchaser if Kodak initiates or causes any changes to electrophotographic products supplied to Purchaser under the OEM-In Agreements that Kodak determines in good faith may have an adverse effect on Purchaser.

                 (d) Kodak shall require and perform audits of Purchaser's service operations, as outlined on Exhibit Q, in order to ensure the maintenance of high quality service substantially equivalent to that which Kodak, through the Business, provided to its customers prior to the Effective Date. If Kodak determines that Purchaser's service operations fail to meet such standard, Purchaser shall make such revisions to its service procedures as Kodak requests.

                 Section 7.3 Equipment Warranty. WITH RESPECT TO EQUIPMENT, ACCESSORIES, SOFTWARE AND SPARE PARTS, KODAK WARRANTS SUCH EQUIPMENT, SOFTWARE, ACCESSORIES AND SPARE PARTS SHALL BE FREE FROM LIENS OR OTHER DEFECTS IN TITLE. KODAK MAKES NO OTHER WARRANTIES. THE EQUIPMENT, SOFTWARE, ACCESSORIES AND SPARE PARTS ARE SOLD "AS IS" WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE SET FORTH IN SECTION 7.1 AND THE FIRST SENTENCE OF THIS SECTION 7.3. KODAK AND THE SUBSIDIARIES SHALL NOT BE LIABLE FOR PROPERTY DAMAGES (UNLESS CAUSED PRIMARILY BY KODAK'S NEGLIGENCE), LOSS OF PROFITS OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF OR INABILITY TO USE THE EQUIPMENT, ACCESSORIES AND SPARE PARTS, WHETHER ON ACCOUNT OF NEGLIGENCE OR OTHERWISE.

                 Section 7.4 Supplies Warranty. WITH RESPECT TO SUPPLIES, KODAK WARRANTS THAT ALL UNITS OF SUCH SUPPLIES SHALL BE FREE FROM LIENS OR OTHER DEFECTS IN TITLE. KODAK FURTHER WARRANTS THAT SUPPLIES FURNISHED TO PURCHASER UNDER THIS AGREEMENT SHALL BE FREE OF DEFECTS IN MATERIAL AND WORKMANSHIP FOR A PERIOD OF 12 MONTHS FROM THE DATE OF SHIPMENT TO PURCHASER OR AN AFFILIATE OF PURCHASER.

                 AS KODAK'S SOLE OBLIGATION UNDER THIS WARRANTY, KODAK SHALL AT NO COST TO PURCHASER OR AN AFFILIATE OF PURCHASER REPLACE OR ISSUE TO PURCHASER A CREDIT EQUAL TO THE PRICE OF ANY SUPPLY RETURNED TO KODAK WHICH PROVES DEFECTIVE WITHIN THE APPLICABLE WARRANTY PERIOD PROVIDED IN THIS SECTION 7.4. PURCHASER SHALL NOT BE OBLIGATED TO, AND SHALL NOT, RETURN ANY SUCH ITEMS IN LOTS CONTAINING AN AGGREGATE ORIGINAL PURCHASE PRICE OF LESS THAN FIVE HUNDRED DOLLARS ($500.00). KODAK, AT ITS OPTION, MAY WAIVE THE RIGHT TO HAVE ANY SUCH DEFECTIVE ITEMS RETURNED, BUT SHALL STILL BE OBLIGATED TO ISSUE THE APPLICABLE CREDIT.

                 Section 7.5 Service for Kodak Products. Purchaser will be responsible for providing adequate service at its own risk and expense for Equipment, Accessories and Software purchased pursuant to this Agreement.


                                  ARTICLE VIII

          TECHNICAL INFORMATION:  HAZARDS AND PRECAUTIONARY PROCEDURES

                 Section 8.1 Technical Information. (a) Any technical information or assistance provided by Kodak or a Subsidiary to Purchaser shall not be deemed a warranty or a specification. Purchaser shall familiarize itself with all hazards and precautionary procedures with respect to the handling, transportation or use of the Products, and the containers in which the Products are shipped, and shall manage the Products and containers accordingly. If Kodak provides to Purchaser any product safety information concerning any Product, Purchaser shall forward such information to its employees, all others who handle the Products and Purchaser's customers.

                 (b) Kodak shall provide to Purchaser at no charge English language technical operations and service materials and related technical information necessary to service and operate all Products purchased under this Agreement. Purchaser may reproduce and publish whole or portions of said materials solely for incorporation in its own operation training and maintenance manuals for Equipment. Purchaser shall not attempt to transfer any rights therein to third parties. Purchaser shall not reproduce, without Kodak's permission,





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any other materials made available by Kodak or use, prepare or publish its own operator and service publications for a particular Product, in each case without the prior written consent of Kodak.

                 (c) Purchaser acknowledges that the aforementioned technical operations and service materials contain technical information and know-how which Kodak considers to be valuable, proprietary and Confidential Information. Purchaser shall use efforts comparable to those it uses in relation to its own valuable, proprietary and Confidential Information to restrict use and distribution of such materials to Purchaser's personnel and Dealer personnel for use solely in operating and servicing Products purchased under this Agreement.

                 (d) Kodak upon Purchaser's request shall provide to Purchaser a technical training program conducted in Rochester, New York for each Current Product, New Product and Other Product sold hereunder. Kodak operator and service materials shall be used during the training. Purchaser shall be billed at the daily rate in effect at the time of the request.

                 Section 8.2 Technical Aid. During the term of this Agreement, Kodak's service engineering group shall provide, at Purchaser's request on an "as available" basis, consultation and/or service engineering support at Purchaser's customer sites or Purchaser's service headquarters, with respect to Current Products, New Products and Other Products. For each request, Purchaser shall pay Kodak's reasonable travel expenses and Purchaser shall be billed at the daily rate in effect at the time of the request. Kodak shall credit back to Purchaser the cost of on-site support if it subsequently is determined that on-site support was required because a particular product did not comply with the applicable inspection test procedures for such product. A Kodak manufacturing engineering contact shall be available on reasonable terms to address Purchaser's Equipment and Accessory service questions that are not related to the immediate resolution of an inoperative equipment condition. The nature and scope of the assistance required pursuant to the preceding sentence shall determine whether a price and if so, what price, shall be charged for such assistance; provided, that Kodak shall provide a reasonable amount of such assistance free of charge; and provided, further, that prior to providing assistance for which Kodak will charge a fee, Kodak shall provide Purchaser reasonable notice of Kodak's intent to do so and the amount of such fee.





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                                   ARTICLE IX

                            RESEARCH AND DEVELOPMENT

                 Section 9.1 Research and Development. Kodak shall conduct research and technological development activities relating to Proposed New Products (the "R&D Activities") for the term of this Agreement. Kodak shall supply all capital equipment facilities necessary to conduct the R&D Services. In addition, Kodak shall select certain of its qualified employees to manage products relating to the development of Proposed New Products and Enhancements. Kodak shall have sole responsibility for the compensation of such employees, including all salaries and benefits of such employees.

                 Section 9.2 Budgets. (a) At least six weeks prior to the end of each fiscal year, Kodak's Advisory Committee members shall present to the Purchaser's Advisory Committee members (i) the estimated budget of Kodak's Manufacturing Business for research and development spending for Proposed New Products and technology development leading to New Products for the ensuing year (as amended from time to time, the "R&D Budget"), excluding the budgets for Process R&D, research and development related to material substitution and research and development relating to OEM Supplies, and (ii) a written description of its expected research and development projects relating to Equipment and related Software, Accessories, Supplies and Spare Parts for the ensuing year. Purchaser's Advisory Committee members shall have 30 days to review the proposed R&D Budget and description for the expected research and development projects. In the event that Purchaser objects to any item of an R&D budget or any term of a proposed development project, the Purchaser Advisory Committee members shall inform the Kodak Advisory Committee members of such objection in writing and Kodak, acting in good faith, shall take such objections into consideration in determining whether to amend the R&D budget or any project description. If requested by Purchaser, the Advisory Committee shall meet to discuss the objections of Purchaser and the members of the Advisory Committee. The R&D Budgets for 1997, 1998 and 1999 shall be consistent in scope and magnitude with the intentions of the parties with respect thereto as of the date hereof.

                 (b) Unless this Agreement shall have been earlier terminated, Kodak shall invoice Purchaser on a monthly basis for an amount equal to one-twelfth of the Direct Funding Amount for the then-current year, which amount shall be payable within ten Business Days of the date of such invoice.

                 (c) At Purchaser's request, Kodak shall (i) furnish to Purchaser and its representatives any financial or other data and information to the extent that such data or information relates to the R&D Budget expenditures for purposes of tax returns and tax audits and (ii) instruct its employees and representatives to cooperate with Purchaser in its determination or verification of such expenditures; it being understood that Purchaser shall





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reimburse Kodak promptly for any reasonable expenses it incurs in complying with any such request by or on behalf of Purchaser.

                 Section 9.3 Advisory Committee. Kodak and Purchaser shall each select and maintain for the term of this Agreement three of their respective employees to serve as members of an advisory committee (the "Advisory Committee") that shall meet no less than once every three months to discuss overall research and development progress, revisions to New Product Plans and Enhancements.

                 Section 9.4  Enhancements.  Subject to the provisions of
Section 9.5, Kodak shall notify Purchaser in writing each time Kodak proposes to develop an Enhancement to any Equipment, Software, Supply, Accessory or Spare Part and Purchaser shall notify Kodak in writing each time Purchaser or one of its Affiliates wishes to have Kodak develop an Enhancement. Such notification shall contain a description, to the extent known, of the anticipated enhanced features and/or service improvement, the anticipated cost of such development and of retooling to manufacture a Product incorporating such Enhancement and the proposed purchase price adjustment to such Product occasioned thereby. Promptly following the giving of such notice, Purchaser and Kodak shall negotiate in good faith to determine, on an economically equitable basis taking into account the anticipated cost of developing the Enhancement and manufacturing the Product that incorporates such Enhancement, on the one hand, and the anticipated market price of such Product, on the other hand, whether to proceed with the development of such Enhancement and, if the parties determine to proceed, the terms of Purchaser's participation in such development, including any advance funding or reimbursement obligations to be incurred by Purchaser, the purchase price to Purchaser of such Product and any minimum purchase quantity obligations to be incurred by Purchaser.

                 Section 9.5 Mandatory Enhancements. Kodak may, from time to time in its sole discretion, implement field service modifications to Products that improve safety or are required for regulatory compliance of Products. Following Kodak's written request, Purchaser shall implement the required modifications at its expense, using its best efforts to do so in a timely manner. Kodak shall make available to Purchaser, at Kodak's expense, any necessary kits, Spare Parts and technical Documentation required for the installation of required field service modifications.

                 Section 9.6 Platform and Product Line Planning. (a) Kodak and Purchaser, acting through the Advisory Committee, shall update and revise on a quarterly basis the overall platform plans, pursuant to the principles and procedures set forth in Appendix P.

                 (b) Prior to Kodak beginning the development of any product or Accessory primarily related to electrophotographic systems, other than a Product that, if developed, would be an Other Product or a related Supply, Accessory or Spare Part (a "Proposed New Product"), Kodak and Purchaser shall attempt to jointly develop a written plan on the basis





                                      -28-
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of the principles, and including the substantive content, described under the caption "Commercialization" in Exhibit P hereto (as in existence at the relevant time, the "New Product Plan"). Each New Product Plan relating to a Proposed New Product at the Gate 2 or later stage of the commercialization process shall contain, with respect to such product, among other things, a description of the anticipated costs for the various stages of development, the degree of participation of Purchaser in the development process, the estimated Unit Base Amount (by Factory), the Unit Gross Amount, the estimated purchase price, the Designated Point of Delivery, the First Year Quantity Minimum, the Three Year Quantity Minimum, commitments with regard to record-keeping and reporting and a mechanism for updating the initial written plan.

                 (c) If Kodak provides Purchaser with the deliverables described under the caption "Commercialization Processes" in Exhibit P hereto at the Gate 0, Gate 1 or Gate 2 review contemplated by such Exhibit with respect to a Proposed New Product and, within 45 days of any such review, Purchaser and Kodak fail to agree on a New Product Plan (in the case of a Gate 0 review) or an amended New Product Plan (in the case of a Gate 1 or Gate 2 review) (i) Kodak, in its sole discretion, may proceed with the development, manufacture and distribution of such Product in any manner of its choosing, including through the license or transfer of its rights thereto, to third parties, (ii) such product shall be deemed not to be a Product for any purpose of this Agreement, and (iii) Purchaser shall no longer have any obligations under this Agreement with respect to such product.

                 Section 9.7 Research and Development Exclusivity. Until this Agreement expires or earlier terminates in accordance with Article X, Purchaser shall not employ, contract with or enter into any joint ventures with any Person other than Kodak to have such Person or any other Person research, design or develop any high volume mainframes generally similar to any Current Product or New Product to be sold by Purchaser or any of Purchaser's Affiliates.

                 Section 9.8 Ownership of Intellectual Property. (a) Notwithstanding any other provision of this Agreement or the termination hereof, Kodak shall own all rights and interests in and to all Intellectual Property (including, all patented and unpatented technology and Inventions) developed by Kodak in connection with this Agreement. Except as explicitly provided in Sections 11.1 and 11.4, this Agreement does not transfer, assign, lease, license or otherwise provide Purchaser with any rights or interests in any Intellectual Property used, developed or owned by Kodak.

                 (b) Procurement and maintenance of any patent, copyright or maskwork relating to any technology, including any Invention, developed pursuant to this Agreement shall be pursued at the discretion and expense of Kodak.

                 Section 9.9 Confidential Information. To the extent that any Confidential Information primarily relating to any research, design or development conducted, being





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

conducted, to be conducted or contemplated by Kodak is disclosed by either party to this Agreement to the other party hereto, the receiving party shall not disclose such Confidential Information to any other party (other than the receiving party's employees, agents, consultants and advisors and the employees, agents, consultants and advisors of its Affiliates (it being understood that such employees, agents, consultants and advisors shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially)), shall, for a period of five years from the date of each disclosure, use such Confidential Information solely for the purposes for which it was disclosed, except as described in Section 9.10, and shall use the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or disclosure of the Confidential Information as that party uses to protect its own confidential information of a like nature.

                 Section 9.10 Purchaser's Intellectual Property. Without altering Kodak's other rights and obligations hereunder, Kodak shall have a nonexclusive, royalty-free license to use and sublicense Intellectual Property that Purchaser makes known to Kodak subject to existing license agreements and solely to make, have made, use, sell or otherwise dispose of Products.


                                   ARTICLE X

                                  TERMINATION

                 Section 10.1 Termination. (a) This Agreement may be terminated at any time:

                 (i)  by mutual agreement of Purchaser and Kodak;

                 (ii) by either Purchaser or Kodak, after a material breach by the other party (the "Defaulting Party"), upon written notice to the Defaulting Party (hereinafter, the "Default Notice") specifying the default, unless the Defaulting Party cures the default within 60 days after receipt of the Default Notice, or such longer period as may be reasonably necessary to cure such default; it being understood that, for purposes of this Agreement, each of (x) Purchaser's loss three times during the term of this Agreement of its Exclusivity Right with respect to Current Products or any New Product (other than pursuant to Section 6.1(e) and (y) any breach by Purchaser of the provisions of Section 8.1(b) or Section 11.3(b), shall constitute a material breach that may not be cured;

                 (iii) by Kodak, upon 60 days prior written notice to Purchaser, in the event that Purchaser fails to pay any undisputed invoice on the due date unless Purchaser pays the invoice within such 60-day period; and





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                 (iv)  by Purchaser, upon 60 days' prior written notice to
Kodak, in the event that Kodak fails to pay any undisputed amount when due unless Kodak pays such amount within such 60-day period.

                 (b) In lieu of terminating this Agreement, a party possessing the right to terminate under Section 10.1(a)(ii), (iii) or (iv) may elect to suspend performance of its obligations until, in the case of clause (ii), such time as the material breach is cured and, in the case of clauses (iii) and
(iv), such time as the disputed amount is paid.

                 Section 10.2 Kodak Election. Notwithstanding anything to the contrary in this Agreement, if at any time following the third anniversary of this Agreement, Kodak determines that Kodak's Manufacturing Business has failed to achieve adequate profitability, Kodak, in its sole discretion, may by written notice to Purchaser elect to begin a 24-month winding down, at the end of which period Kodak's Manufacturing Business will be shut down and this Agreement shall be terminated. In the event Kodak makes such determination, at Purchaser's request it shall engage in good-faith negotiations with Purchaser regarding the sale of all or part of Kodak's Manufacturing Business to Purchaser on mutually agreeable terms, subject to any contractual or other legal restrictions on Kodak's transfer thereof.

                 Section 10.3 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 or 10.2, (a) this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees; provided, however, that neither the expiration of this Agreement under Section 2.1 nor the termination of this Agreement pursuant to this Article X shall (i) affect the liability of a party for breach of this Agreement, (ii) discharge any of either party's obligations to pay any amount owing and payable on the date of termination or (iii) affect Sections 3.3, 7.3, 7.4, 8.1(a), (b) and (c), 9.6, 9.7, 11.2, 11.3, 12.1,
12.3(b), 12.4, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14,
12.15, 12.16, 12.17 and 12.18 hereof (and any related definitional provisions set forth in Article I), which shall survive, and except that nothing in this
Section 10.3 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination, and (b) Purchaser shall cease to purchase products bearing the Kodak name and corporate symbol, or such other trademarks as Kodak then uses, under the OEM-In Agreements.





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                                   ARTICLE XI

                   TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

                 Section 11.1 Brand Name. For the first five years following the Effective Date, or for such longer period as Purchaser and Kodak mutually agree, Kodak shall supply all Products, other than Other Products, with the "Kodak" name and corporate symbol and such other trademarks as Kodak currently uses on Products or adopts for use on New Products or Other Products. In no event shall Kodak be required to use the "Kodak" name and corporate symbol or such other trademarks on Current Products or New Products sold hereunder following the fifth anniversary of the Effective Date unless Kodak otherwise agrees in writing. Kodak's obligation to supply Products with the Kodak name and corporate symbol and such other trademarks as Kodak currently uses, is contingent on Purchaser's compliance with Sections 7.2(a) and 9.5. Notwithstanding the foregoing, after the third anniversary of the Effective Date, Kodak shall be entitled to utilize the "Kodak" name jointly with a name designated by Purchaser in a program designed, to the mutual satisfaction of the parties, to implement an orderly phase-out of Purchaser's use of the "Kodak" name.

                 Section 11.2 Product Identification. Subject to Section 11.1, each unit of Equipment and Accessory shipped to Purchaser shall bear an appropriate tag or plate, permanently affixed to it, showing its model number, date of manufacture and serial number. Purchaser shall not remove or alter tags or plates that display serial number or agency approval information for any reason unless required to do so by law. Purchaser shall inform Kodak of any removal or alteration of the tags or plates required by law and shall give Kodak the opportunity to approve the form and content of the change, which approval shall not be unreasonably withheld. Any removal or alteration, unless required by law and with the knowledge of Kodak, shall, at Kodak's option, void any applicable warranty as set forth in this Agreement.

                 Section 11.3 Purchaser's Use of Trademarks, and Proprietary Markings. (a) During the term of this Agreement, Purchaser may use, without undue prominence, the product name trademarks of Products in advertising that promotes Products and the servicing thereof and other product-related marketing materials, provided that Purchaser agrees to comply with, and require its customers to comply with, such advertising guidelines that Kodak may issue from time to time and correct, at Purchaser's own expense, such material that Kodak determines to be objectionable or misleading.

                 (b) Except as provided in the Purchase Agreement and Trade Name Agreement, Purchaser may not use the Kodak corporate symbol, Kodak trade names, or the Kodak Service logo.

                 (c) Purchaser may use the Logo set forth in Exhibit L so long as it abides by the quality criteria set forth in Exhibit L and cooperates with the audit described in





                                      -32-
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Exhibit Q.  Purchaser may use the Logo on advertising and promotional materials for its equipment service, and on letterhead paper and invoices for equipment service. Purchaser agrees to comply with such Logo use guidelines as Kodak may issue from time to time. Upon Kodak's request, Purchaser will give Kodak access to its equipment service facilities and permit Kodak to accompany Purchaser on service calls to observe Purchaser's operations. If Purchaser receives notice from Kodak that Purchaser has not complied with Kodak's quality criteria or audit and review procedures or is not using the Logo correctly, Purchaser shall work with Kodak to correct the deficiencies in a manner and time frame that is reasonably acceptable to Kodak and, if such corrections do not occur in a manner and time frame that is reasonably acceptable to Kodak, Purchaser shall, at Kodak's option, cease using the Logo and surrender to Kodak or destroy all materials bearing the Logo.

                 (d) Except as provided expressly in Sections 8.1(b) and 11.3(a), Purchaser acknowledges that Kodak owns, and Purchaser has no right, interest, ownership or privilege of use of, any trade dress, trade name, trademark or logo that appears on Products or related material, except for names designated by Purchaser and used in the manner and for the purpose contemplated by the last sentence of Section 11.1. Purchaser agrees that all of the foregoing are the sole property of Kodak. Purchaser further agrees not to contest, both during the term of this Agreement and after termination, any Kodak trade dress, trade name, trademark or service mark related in any way to Products pursuant to this Agreement or the servicing of such Products, and Purchaser agrees, both during the terms of this Agreement and after termination, not to use or attempt to register any trade dress, trade name, trademark or service mark confusingly similar to any Kodak trade dress, trade name, trademark or service mark. Purchaser may not represent that it provides "Kodak service", but may represent that it is authorized to service Kodak branded copiers. Purchaser acknowledges that any breach of the preceding sentence would constitute a material breach for which Kodak could terminate this Agreement pursuant to Section 10.1(a)(ii).

                 (e) Without limiting Purchaser's obligations and covenants under Section 11.2, Purchaser shall not remove, alter, conceal or destroy any Kodak nameplates, logos or dataplates on Products, enclosures or cabinets or proprietary markings or legends placed by Kodak upon or within such Products, supporting Documentation or other materials that are the subject of this Agreement.

                 Section 11.4 Software. Kodak shall not be obligated hereunder to provide Purchaser with access to the source code for any Software. If Purchaser develops a modification, addition or customization of any Software for one of its customers, Purchaser shall be prohibited from representing to its customers that such modification, addition or customization constitutes a Software Product of Kodak and shall instead prominently display on such Software or the Equipment to which it relates the phrase "Independently Modified by Danka for [such Company]." Kodak shall not be obligated to assure that subsequent versions of its Software products are compatible with any modification, addition, or customization that has been developed by the Purchaser. If, however, Purchaser determines that such





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

modification, addition or customization would be desirable or useful to other of Purchaser's customers or potential customers, Purchaser promptly shall notify Kodak and provide Kodak the right to produce a product that incorporates such modifications, additions or customization before Purchaser makes such modifications or additions for any additional customers. If Kodak exercises such right by notifying Purchaser in writing within sixty days that Kodak intends to make such a product, Purchaser shall not make any further modifications, additions or customizations without Kodak's consent.


                                  ARTICLE XII

                                 MISCELLANEOUS

                 Section 12.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent, if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (iii) when served, if delivered personally to the intended recipient, and (iv) one Business Day later, if sent by overnight delivery via a national courier service, in each case (i) through (iv), addressed to the intended recipient at the address set forth below. Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.





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

          To Purchaser:
                                  [NAME OF SUBSIDIARY]
                                  c/o DANKA BUSINESS SYSTEMS PLC
                                  Masters House
                                  107 Hammersmith Road
                                  London W14 OQH
                                  England
                                  Telephone: 44171-603-1515
                                  Telecopy:  44171-603-8448
                                  Attn:  Paul G. Dumond
                                             Company Secretary

                 With a copy to:
                                  SHUMAKER, LOOP & KENDRICK
                                  Suite 2800 - Barnett Plaza
                                  101 East Kennedy Boulevard
                                  Tampa, Florida  33602-5151
                                  Telephone:  (813) 229-7600
                                  Telecopy:   (813) 229-1660
                                  Attn:  W. Thompson Thorn, III

          To Kodak:
                                  EASTMAN KODAK COMPANY
                                  343 State Street
                                  Rochester, New York  14650
                                  Telephone:  (716) 724-4332
                                  Telecopy:   (716) 724-9448
                                  Attn:    Ken Hoffman, Vice President

          With a copy to:
                                  EASTMAN KODAK COMPANY
                                  343 State Street
                                  Rochester, New York  14650
                                  Telephone:  (716) 724-4332
                                  Telecopy:   (716) 724-9448
                                  Attn:    General Counsel


                 Section 12.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Kodak, or in the case of a waiver, by the party against whom the waiver is to be effective. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 Section 12.3 Assignment. (a) Kodak may not assign any of its rights or delegate any of its obligations under this Agreement or sell or otherwise transfer Kodak's Manufacturing Business, by operation of law or otherwise, to any Person for a period commencing on the Effective Date and expiring thirty months following the Effective Date. In the event that any time thereafter, Kodak desires to sell or otherwise transfer Kodak's Manufacturing Business, Kodak shall notify Purchaser in writing (an "Offering Notice") of the rights and obligations proposed to be transferred, the proposed sale price and other material terms and conditions of such proposed sale. Purchaser shall have the right, for a period of 90 Business Days after the giving of the Offering Notice (the "Offer Period"), to elect to purchase Kodak's Manufacturing Business at the price and on the material terms set forth in the Offering Notice (the "Right of First Offer"). At Purchaser's request, Kodak shall provide such information as Purchaser reasonably requests to evaluate Kodak's Manufacturing Business. If Purchaser elects to exercise its Right of First Offer, (i) it shall give written notice of such election (an "Election Notice") to Kodak within the Offer Period, which Election Notice shall specify a closing date not more than 120 Business Days after the giving thereof, and, on the date so specified (or such other date as the parties shall mutually agree), Kodak shall transfer and Purchaser shall purchase, Kodak's Manufacturing Business at the price set forth in the Offering Notice and (ii) Purchaser shall receive a two year (or such longer period specified in the Offering Notice) transitional license to use those Kodak trademarks that, at that time, Kodak uses in connection with Kodak's Manufacturing Business (other than the "Kodak" trade name and the corporate symbol), subject in each case to such additional terms and conditions as Kodak shall determine are necessary to protect its trademarks. If Purchaser does not elect to exercise its Right of First Offer within the Offer Period, Kodak may transfer Kodak's Manufacturing Business to any party at a price no lower and material terms no less favorable than those offered to Purchaser in the Offering Notice at any time within 180 Business Days after the date of the Offering Notice. Any such sale to such party shall be subject to the remaining terms of this Agreement.

                 (b) Subject to Section 12.17 Purchaser may not assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, except to a Purchaser Affiliate so long as Danka executes and delivers to Kodak a guarantee of such Purchaser Affiliate's performance of the obligations of Purchaser hereunder, substantially in the form set forth on the signature page hereto and; provided further, that in the event Danka sells all or substantially all of its entire business, Purchaser may assign all of its rights and delegate all of its obligations under this Agreement to the purchaser of such business with Kodak's consent, which consent shall not be unreasonably withheld.

                 Section 12.4 Entire Agreement. This Agreement (including all Exhibits and Attachments hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.





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                 Section 12.5  Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

                 Section 12.6 Parties in Interest; No Additional Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the Kodak Indemnified Parties, the Purchaser Indemnified Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, any rights or remedies under or by reason of this Agreement.

                 Section 12.7 Patent and Copyright Indemnification. (a) Kodak hereby agrees to indemnify Purchaser and its Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any claim that any Product as delivered by Kodak infringes, misappropriates or otherwise violates any third party's patent or copyright. Kodak's obligation to indemnify the Purchaser Indemnified Parties is subject to the following terms and conditions:

                 (b) The obligation shall arise only if Purchaser gives Kodak prompt notice of the infringement claim and grants Kodak, in writing, exclusive control over its defense and settlement; provided, however, that a failure to give prompt notice shall affect the rights of Purchaser only to the extent that such failure has a prejudicial effect on the defenses or other rights available to Kodak with respect to such claim.

                 (c) The obligation shall cover only the Product as delivered by Kodak to Purchaser, and not any correction, modification or addition made by anyone other than Kodak, without Kodak's written authorization.

                 (d) The obligation shall not cover (A) any claim based on the use of any Products to practice a process other than that for which the Product is normally intended, (B) the furnishing of any information, service, or technical support or (C) any claim that any Product infringes any third party's rights as used in combination with any product(s) not supplied by Kodak, if that claim could have been avoided but for the use of the Product in combination with other products except to the extent such combined use is authorized or approved in writing by Kodak.

                 (e) If any infringement claim is asserted, or if Kodak believes one likely, Kodak shall have the right, at its expense, to (A) procure a license from the Person claiming or likely to claim infringement, (B) modify the Product as appropriate to avoid the claim of infringement, as long as modification for this purpose does not materially impair the operation thereof or (C) cease further sale of the Product subject to, or likely to be subject to, the claim and accept return of the Products sold and refund to Purchaser the pro rata





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price paid for the returned Product(s) using five year straight-line depreciation reflecting any quantity or other discounts granted to Purchaser.

                 (f) Kodak's indemnification is limited to the payment of damages awarded against any Purchaser Indemnified Party and the payment of reasonable attorneys' fees and expenses for the period prior to the time Kodak assumed exclusive control of the defense. In no event shall Kodak reimburse any Purchaser Indemnified Party for attorneys' fees and expenses incurred by a Purchaser Indemnified Party after Kodak assumed the defense of a claim. Notwithstanding the foregoing, Purchaser shall have the right to consult in the defense of a claim and to employ counsel, at Purchaser's expense, separate from the counsel employed by Kodak to the extent such claim involves potential conflicts of interest between or different defenses for Purchaser and Kodak and Purchaser reasonably determines that separate representation would be appropriate.

                 (g) Subsections 12.7(a) through (f) state Kodak's exclusive obligation with respect to claims by Purchaser Indemnified Parties with respect to a Product's infringement of proprietary rights of any kind.

                 Section 12.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY (THE "CHOSEN COURTS") AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH
SECTION 12.1 OF THIS AGREEMENT. EACH OF KODAK AND PURCHASER IRREVOCABLY DESIGNATES C.T. CORPORATION AS ITS AGENT AND ATTORNEY IN FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE

NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT BEFORE THE CHOSEN COURTS AND PURCHASER STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

                 Section 12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                 Section 12.10 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 Section 12.11 Confidentiality. Confidential Information provided or exchanged pursuant to this Agreement, except with respect to information which is the subject of Section 9.8, shall be provided or exchanged under a standard nondisclosure agreement in substantially the form set forth in Exhibit O.

                 Section 12.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affect by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                 Section 12.13 Relationship of Parties. Each party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control and supervision of the other party hereto. No agency, employment, franchise, partnership or joint venture and no trust or other fiduciary relationship is created or implied by the terms of this Agreement, and neither of the parties is nor shall hold itself out as agent, legal representative, partner, subsidiary, joint venturer or employee of the other party. Neither party shall have the right or power to, nor shall, bind or obligate the other party in any way or manner, nor represent that such party has the right to do so. Neither party has the authority to make any commitment on behalf of the other party. The sole relationship between Purchaser and Kodak is a commercial, arms' length business relationship.

                 Section 12.14 Force Majeure. Kodak shall not be held responsible for failure of or delay in delivery, nor shall Purchaser be held responsible for failure or delay in

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accepting, Products hereunder, if such failure or delay is due to act of God or public enemy, war, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor strike, inability to acquire raw materials, accident, unusually severe weather or other cause similar or dissimilar to the foregoing, beyond their control (each such event, a "Force Majeure"). In the event of failure of or delay in delivery or acceptance due to a Force Majeure, the quantity provided for in the Purchase Order so affected may be reduced accordingly by written notice by either party to the other.

                 If the performance of this Agreement by either party or any obligation hereunder is prevented, restricted or interfered with by reason of a Force Majeure event, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such Force Majeure event; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall continue performance hereunder with dispatch whenever such causes are removed.

                 Section 12.15 Conflict. To the extent that any provision of the Purchase Agreement, or any other document or other agreement executed in connection with the Purchase Agreement, is in conflict with any term or provision of this Agreement or any Annex to this Agreement with respect to any Product expressly described in an Annex, this Agreement shall take precedence. To the extent this Agreement is in conflict with any Exhibit, this Agreement shall take precedence.

                 Section 12.16 Purchaser's Indemnity. (a) Purchaser hereby agrees that it shall indemnify, defend and hold harmless Kodak, its Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (collectively, the "Kodak Indemnified Parties") from, against and in respect of, any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Kodak Indemnified Parties, directly or indirectly, relating to or arising from (i) Purchaser's storage, transportation, use, modification, sale or other means of disposition or disposal of any Product, except to the extent such Losses are caused by Kodak's willful misconduct or negligence (which shall not be deemed to exist if such action or inaction is taken at, and in accordance with, Purchaser's direction or by Purchaser's employees), (ii) Purchaser's performance claims regarding Products in promotional or advertising materials,
(iii) any alleged infringement arising out of or resulting from compliance with Purchaser's requests, instructions or specifications, or from any modification of said Products not authorized by Kodak or (iii) Purchaser's breach of Section 8.1.

                 (b) Kodak shall have the right to consult in the defense of a claim and to employ counsel, at Kodak's expense, separate from the counsel employed by Purchaser to the extent such claim involves potential conflicts of interest between or different defenses for Purchaser and Kodak and Kodak reasonably determines that separate representation would be appropriate.

                 (c) Failure by Kodak to give prompt notice of a claim under this Section 12.16 shall affect the rights of Kodak hereunder only to the extent that such failure has a prejudicial effect on the defenses on or other rights available to Purchaser with respect to such claim.

                 Section 12.17 Subsidiaries. Each Subsidiary may exercise any of Kodak's rights hereunder or perform any of Kodak's agreements, covenants and obligations hereunder; provided, that Kodak fully and unconditionally guarantees the due and punctual performance and observance of each and every such agreement, covenant and obligation, irrespective of any circumstance, including any statute of limitations, that might otherwise constitute a defense available to, or a discharge of, any such agreement, covenant or obligation.


                                  ARTICLE XIII

                                  NON-COMPETE

                 Kodak agrees that, until the Exclusivity Termination Date, it shall not, except as otherwise expressly permitted by this Agreement, directly (or indirectly through a controlling interest), anywhere in the world, participate or engage in the marketing, sale, distribution, maintenance, service or repair of Equipment that is a Current Product or a New Product; provided, however, that if Kodak acquires control of an entity that is so engaged, it will offer Purchaser the opportunity to purchase, on reasonable terms and conditions, such entity or the portion of such entity so engaged.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                               EASTMAN KODAK COMPANY



                                               By:____________________________


                                               [NAME OF PURCHASER]



                                               By:____________________________



                            UNCONDITIONAL GUARANTEE

DANKA BUSINESS SYSTEMS PLC, a public limited company incorporated under the laws of England and Wales, hereby irrevocably and unconditionally guarantees the due and punctual performance and observance of each and every agreement, covenant and obligation of [PURCHASER] under this Agreement, irrespective of any circumstance, including any statute of limitations, that might otherwise constitute a defense available to, or a discharge of, any such agreement, covenant or obligation.

                                               DANKA BUSINESS SYSTEMS PLC



                                               By:____________________________
                                                    Name:
                                                    Title:

                                   EXHIBIT O
                              DISCLOSURE AGREEMENT


         This Agreement, having an effective date of __________, 1996, is entered into between Eastman Kodak Company, having a principal place of business at 343 State Street, Rochester, New York 14650 (hereinafter "Kodak") and Purchaser, having an office at _________________________ (hereinafter "Purchaser").

         The parties mutually agree that:

1. For purposes of this Agreement, confidential information shall include only information that meets the following three conditions:

         a. it directly relates to business and technical aspects of the Products as defined in the Supply Agreement;

         b. it is disclosed after the effective date of this Agreement and before the termination of the Supply Agreement; and

         c. it is disclosed in tangible form clearly labeled as confidential or, if disclosed initially in any other form, identified in writing and confirmed as confidential within 30 days after initial disclosure.

2. For a period of three years from the date of each disclosure under this Agreement, each party shall safeguard confidential information received hereunder by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or disclosure of the confidential information as that party uses to protect its own confidential information of a like nature and shall reveal such information only to its employees having a need to know.

3. Obligation regarding confidential information received hereunder shall not apply to any such information that:

         a. was in the receiving party's possession before receipt hereunder from the party requesting confidentiality and is not otherwise known by the receiving party to be the subject of an obligation of confidentiality;

         b. is or becomes a matter of public knowledge other than as a result of any action or inaction of the receiving party;

         c. is rightfully received by the receiving party from a third party not under any duty of confidentiality with respect thereto;

         d. is independently developed by or on behalf of the receiving party; or

         e. is required by law or order of a court of competent jurisdiction to be disclosed; provided that the party from whom disclosure is sought shall cooperate with the other party to the extent the latter may seek to limit such disclosure.

4. The extent of any disclosure made under this Agreement shall be at the sole discretion of the disclosing party.

5. No license or any other rights are granted by this Agreement or by any disclosure made under this Agreement.

6. No obligation of any kind is assumed by or implied against either party except for those stated herein.

7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES THEREOF.



EASTMAN KODAK COMPANY                      [NAME OF PURCHASER]


By: _________________________              By:___________________________

Title: ______________________              Title:__________________________

                               TABLE OF CONTENTS

                                                                                                                     PAGE

                                                        ARTICLE I

                                                       DEFINITIONS

         Section 1.1        Specific Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2        Other Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 1.3        Other Definitional Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                                        ARTICLE II

                                                    TERM OF AGREEMENT

         Section 2.1        Term of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.2        Renewal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                                       ARTICLE III

                                                    SUPPLY OF PRODUCTS

         Section 3.1        Supply of Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.2        Discontinuation of Products   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.3        Further Availability of Supplies and Spare Parts  . . . . . . . . . . . . . . . . . . . .  11
         Section 3.4        Resale of Products by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


                                                        ARTICLE IV

                                               QUANTITY MINIMUMS AND ORDERS

         Section 4.1        Current Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.2        New Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.3        Equipment and Accessories Orders and Rolling
                            Horizon Estimates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.4        Supply Orders and Rolling Horizon Estimates   . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.5        Spare Parts Orders and Rolling Horizon Estimates  . . . . . . . . . . . . . . . . . . . .  14
         Section 4.6        Software Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.7        Carcasses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         Section 4.8        Emergency Spare Parts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.9        Access to Purchaser's Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.10       Repurchase of Parts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.11       Recycled (Exchanged) Spare Parts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.12       Software Customization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


                                                        ARTICLE V

                                                         PRICING

         Section 5.1        Pricing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.2        Price Increases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.3        Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.4        Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.5        Gross Amount Collar   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.6        Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE VI

                                               DISTRIBUTION AND DELIVERIES

         Section 6.1        Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.2        Other Products and Partnered Products   . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 6.3        Kodak's Right to Distribute   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.4        Title and Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.5        Shipping Frequency and Quantity   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.6        Calls to CIC by Kodak Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                                       ARTICLE VI-A

                                                       NON-COMPETE



                                                       ARTICLE VII

                                        WARRANTY, INSPECTION AND QUALITY ASSURANCE

         Section 7.1        Inspection and Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.2        Quality Assurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.3        Equipment Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         Section 7.4        Supplies Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 7.5        Service for Kodak Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                                       ARTICLE VIII

                               TECHNICAL INFORMATION:  HAZARDS AND PRECAUTIONARY PROCEDURES

         Section 8.1        Technical Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 8.2        Technical Aid   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                                        ARTICLE IX

                                                 RESEARCH AND DEVELOPMENT

         Section 9.1        Research and Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 9.2        Budgets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 9.3        Advisory Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 9.4        Enhancements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 9.5        Mandatory Enhancements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 9.6        Platform and Product Line Planning  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 9.7        Research and Development Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.8        Ownership of Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.9        Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.10       Purchaser's Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                        ARTICLE X

                                                       TERMINATION

         Section 10.1       Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 10.2       Kodak Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 10.3       Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                                        ARTICLE XI

                                        TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

         Section 11.1       Brand Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 11.2       Product Identification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         Section 11.3       Purchaser's Use of Trademarks, and Proprietary Markings   . . . . . . . . . . . . . . . .  32
         Section 11.4       Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


                                                       ARTICLE XII

                                                      MISCELLANEOUS

         Section 12.1       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 12.2       Amendment; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 12.3       Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 12.4       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 12.5       Fulfillment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 12.6       Parties in Interest; No Additional Third-Party Beneficiaries  . . . . . . . . . . . . . .  37
         Section 12.7       Patent and Copyright Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 12.8       GOVERNING LAW; SUBMISSION TO JURISDICTION;
                            SELECTION OF FORUM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 12.9       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.10      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.11      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.12      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.13      Relationship of Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.14      Force Majeure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.15      Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.16      Purchaser's Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 12.17      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                                       ARTICLE XIII

                                                       NON-COMPETE



                                                         EXHIBITS

Exhibit A        Equipment, Accessories and Software Prices
Exhibit B        Spare Parts Prices
Exhibit C        Supplies Prices
Exhibit D        Exchange Parts and Prices
Exhibit E        [RESERVED]
Exhibit F        Future Pricing Principles
Exhibit G        OEM-In Agreements

Exhibit H        Base Amount Per Factory Calculations
Exhibit I        Targeted Equipment Quantity Minimums Per Platform
Exhibit J        Other Types of Toner
Exhibit K        Kodak Developed or Manufactured Equipment that uses OEM
                 Supplies
Exhibit L        Logo and Quality Criteria
Exhibit M        Purchaser's Affiliates
Exhibit N        OEM-Out Agreements
Exhibit O        Disclosure Agreement
Exhibit P        Critical Development Gates
Exhibit Q        Audits of Purchaser's Service Operations
Exhibit R        Kodak's Designated Point of Delivery
Exhibit S        Unit Gross Amounts and Targeted Number of Units
Exhibit T        Direct Funding Amounts
Exhibit U        Existing Distribution Agreements

                                  ATTACHMENTS

Attachment A     Exhibit A Pricing Principles
Attachment B     Exhibit B Pricing Principles
Attachment C     Exhibit C Pricing Principles
Attachment D     Other Types of Toner Pricing Principles
Attachment E     Unit Base Amount Recovery Principles